As confidentially filed with the Securities and Exchange Commission on March 29, 2021.

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OPEN LENDING CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6141	84-5031428
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1501 S. MoPac Expressway

Suite 450

Austin, TX

(512) 892-0400

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Open Lending Corporation

1501 S. MoPac Expressway

Suite 450

Austin, TX 78746

(512) 892-0400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jocelyn M. Arel Michael J. Minahan Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 Tel: (617) 570-1000	John J. Flynn Chief Executive Officer Open Lending Corporation 1501 S. MoPac Expressway Austin, TX 78746 Tel: (512) 892-0400	Michael Kaplan Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 Tel: 212-450-4000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of common stock, par value $0.01 per share	8,625,000	$36.95	$318,693,750	$34,769.49

(1)	Includes 1,125,000 shares of common stock which the underwriters have the option to purchase
(2)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price is $36.95, which is the average of the high and low prices of shares of our common stock on March 26, 2021 (such date being within five business days of the date that this registration statement was filed with the U.S. Securities and Exchange Commission on The Nasdaq Stock Market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

SUBJECT TO COMPLETION, DATED                , 2021

PRELIMINARY PROSPECTUS

OPEN LENDING CORPORATION

7,500,000 Shares of Common Stock

The selling stockholders identified in this prospectus are offering 7,500,000 shares of common stock. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders pursuant to this prospectus. However, we will pay the expenses, other than underwriting discounts and commissions and certain expenses incurred by the selling stockholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus.

Subject to the completion of this offering, we have agreed to purchase $20.0 million of common stock from the selling stockholders at the price at which the shares of common stock are sold to the public in this offering, less the underwriting discount and commissions, as described in the section of this prospectus entitled “Prospectus Summary—Recent Developments—Share Repurchase.”

Our common stock is listed on The Nasdaq Stock Market under the symbols “LPRO”. On March 26, 2021, the closing price of our common stock was $36.95 per share.

We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 11 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total
Public offering price
Underwriting discount(1)
Proceeds, before expenses, to the selling stockholders

(1)	See the section titled “Underwriting” beginning on page for a description of the compensation payable to the underwriters.

The selling stockholders have granted the underwriters an option to purchase up to an additional                  shares from the selling stockholders at the price to the public less the underwriting discount, at any time within 30 days of the date of this prospectus.

The underwriters expect to delivery the shares against payment in New York, New York on                , 2021.

The date of this prospectus is                 , 2021.

Deutsche Bank Securities	Goldman Sachs & Co. LLC	Morgan Stanley

FREQUENTLY USED TERMS

Unless the context otherwise requires, references in this prospectus to “Open Lending”, the “Company”, “us”, “we”, “our” and any related terms prior to the closing of the Business Combination are intended to mean Open Lending, LLC, a Texas limited liability company, and its consolidated subsidiaries, and after the closing of the Business Combination, Open Lending Corporation and its consolidated subsidiaries.

In addition, in this document:

“Active automotive lender” means an automotive lender that issued at least one insured loan in the previous quarter.

“Blocker” means BRP Hold 11, Inc., a Delaware corporation.

“Blocker Holder” means Bregal Sagemount I, L.P., Blocker’s sole stockholder.

“Business Combination Agreement” means the Business Combination Agreement, dated as of January 5, 2020, as may be amended, by and among Nebula, Open Lending, Blocker, Blocker Holder, Open Lending Corporation, Merger Sub LLC, Merger Sub Corp, and Shareholder Representative Services LLC.

“Code” means the Internal Revenue Code of 1986, as amended.

“common stock” means the common stock of Open Lending Corporation, par value $0.01 per share.

“DGCL” means the Delaware General Corporation Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Founder Shares” means the shares of Nebula Class B Common Stock, par value $0.0001 per share.

“Founder Support Agreement” means the Founder Support Agreement, dated as of January 5, 2020, by and among Nebula, Open Lending Corporation, Open Lending, and the holders of the Founder Shares, a copy of which is included as Exhibit 10.1 to Nebula’s Current Report on Form 8-K, filed with the SEC on January 6, 2020.

“GAAP” means United States generally accepted accounting principles.

“Initial Stockholders” means the holders of shares of Founder Shares.

“Investor Rights Agreement” means the Investor Rights Agreement entered into at the closing of the Business Combination by and among Nebula, Open Lending Corporation, Open Lending, certain persons and entities holding Open Lending Membership Units, and certain persons and entities holding Founder Shares, which is included as Exhibit 10.8 to our Current Report on Form 8-K, filed with the SEC on June 16, 2020.

“Investor Support Agreement” means the Investor Support Agreement, dated as of January 5, 2020, by and among Nebula and certain Nebula stockholders, a form of which is included as Exhibit 10.2 to Nebula’s Current Report on Form 8-K, filed with the SEC on January 6, 2020.

“IPO” means Nebula’s initial public offering of units, consummated on January 12, 2018.

“Merger Sub Corp” means NBLA Merger Sub Corp., a Delaware corporation.

“Merger Sub LLC” means NBLA Merger Sub LLC, a Texas Limited Liability company.

i

“NASDAQ” means The NASDAQ Stock Market LLC.

“Nebula” refers to Nebula Acquisition Corporation, a Delaware corporation.

“Nebula Class A Common Stock” means Nebula’s common stock, par value $0.0001 per share.

“Nebula Common Stock” means the Nebula Class A Common Stock and the Founder Shares, collectively.

“OEM Captives” means captive finance companies of Original Equipment Manufacturers.

“Open Lending Membership Units” means all issued and outstanding interests of Open Lending.

“Open Lending Unitholders” means the holders of all issued and outstanding interests of Open Lending.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Merger” means the merger of Merger Sub LLC with and into Open Lending, with Open Lending surviving the Second Merger as a direct and indirect wholly-owned subsidiary of ParentCo.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” means Nebula Holdings, LLC, a Delaware limited liability company.

“Tax Receivable Agreement” means the Tax Receivable Agreement that was entered into at the closing of the Business Combination, by and among Nebula, ParentCo, Blocker, Blocker Holder, Open Lending, and each beneficiary, the form of which is included as Exhibit F to the Business Combination Agreement.

ii

ABOUT THIS PROSPECTUS

We, the selling stockholders and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or any free writing prospectus we have prepared. We, the selling stockholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: None of us, the selling stockholders or the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Class A ordinary shares and the distribution of this prospectus outside the United States. See “Underwriting.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

On June 10, 2020, Nebula Acquisition Corporation, our predecessor company, consummated the previously announced business combination (the “Business Combination”) with Open Lending, LLC., a Texas limited liability company pursuant to the Business Combination Agreement, dated as of January 5, 2020 (as amended) and the parties named therein. Immediately upon the completion of the Business Combination and the other transactions contemplated by the Business Combination Agreement, Open Lending became a direct wholly-owned subsidiary of Nebula Parent Corp., a Delaware corporation, changed its name to Open Lending Corporation (“Open Lending” or the “Company”).

iii

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Open Lending Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements included elsewhere in this prospectus.

The Company

Open Lending is a leading provider of lending enablement and risk analytics to credit unions, regional banks and the captive finance companies of OEM Captives. Open Lending’s clients, collectively referred to herein as automotive lenders, make automotive loans to underserved non-prime and near-prime borrowers by harnessing our risk-based pricing models, powered by Open Lending’s proprietary data and real-time underwriting of automotive loan default insurance coverage from insurers. Since Open Lending’s inception in 2000, we have facilitated over $9.2 billion in automotive loans, accumulating over 20 years of proprietary data and developing over two million unique risk profiles. As of February 2021, We cater to approximately 360 active automotive lenders.

Open Lending specializes in risk-based pricing and modeling and provides automated decision-technology for automotive lenders throughout the United States. We believe that we address the financing needs of near-prime and non-prime borrowers, or borrowers with a credit score between 560 and 699, who are underserved in the automotive finance industry. Traditional lenders focus on prime borrowers, where an efficient market has developed with interest rate competition that benefits borrowers. Independent finance companies focus on sub-prime borrowers. Borrowers that utilize the near-prime and non-prime automotive lending market have fewer lenders focused on loans with longer terms or higher advance rates. As a result, near-prime and non-prime borrowers often turn to sub-prime lenders, resulting in higher interest rate loan offerings than the consumers’ credit profile often merits or warrants. Open Lending seeks to make this market more competitive, resulting in more attractive loan terms for consumers.

We believe that Open Lending’s market opportunity is significant. The near-prime and non-prime automotive loan market in the U.S. is $250 billion annually, resulting in an approximate $14.4 billion annual revenue opportunity for Open Lending. Open Lending is currently serving less than 1% of this market, providing a significant opportunity for Open Lending to continue to grow. Open Lending addresses this market through the Lenders Protection Program (“LPP”).

Open Lending’s LPP enables automotive lenders to make loans that are insured against losses from defaults. Open Lending has been developing and advancing the proprietary underwriting models used by LPP for approximately 20 years. LPP provides significant benefits to Open Lending’s growing ecosystem of automotive lenders, automobile dealers and insurers.

A key element of LPP is the ability to facilitate risk-based interest rates that are appropriate for each loan and lender and electronically submitted to our automotive lenders within approximately five seconds after we receive a loan application. Our interest rate pricing is customized to each automotive lender, reflecting the cost of capital, loan servicing costs, loan acquisition costs, expected recovery rates and target return on assets of each automotive lender. Using Open Lending’s risk models, we project monthly loan performance results, including expected losses and prepayments for automotive lenders that use LPP. The product of this process is a risk-based interest rate, inclusive of elements to recover all projected costs, program fees and insurance premiums, given the risk of the loan, to return a targeted return on asset goal.

Recent Developments

New Credit Agreement

On March 19, 2021, we, along with certain of our subsidiaries, entered into a credit agreement with Wells Fargo Bank, N.A., as administrative agent, and the other lenders from time to time party thereto (the “New Credit Agreement”). The New Credit Agreement provides for a senior secured term loan facility of up to $125.0 million that was funded on the closing date (the “Term A Loans”) along with a senior secured revolving loan facility of up to $50.0 million at any time outstanding (the “Revolving Facility, and, together with the Term A Loans, the “Credit Facilities”).

The proceeds of the Credit Facilities were used to, among other things, refinance existing indebtedness, including the credit agreement, dated March 11, 2020 among UBS AG Stamford Branch, and the lenders party thereto (the “Credit Agreement”) and for working capital and other general corporate purposes.

Borrowings under the New Credit Agreement bear interest at a variable rate based on the net secured leverage ratio, subject to a floor of 0.0%. The anticipated opening interest rate of the Credit Facilities is L + 2.00%, which represents a significantly lower rate than we paid on our previous indebtedness. The Credit Facilities mature on March 19, 2026 (the “Maturity Date”). Subject to the terms and conditions set forth in the New Credit Agreement, we may be required to make certain mandatory prepayments prior to the Maturity Date. All obligations under the New Credit Agreement will be secured, subject to certain exceptions, by a security interest in substantially all assets of the Company and its subsidiaries.

The New Credit Agreement contains affirmative and negative covenants customarily applicable to senior secured credit facilities, including covenants that, among other things, will limit or restrict the ability of the Loan Parties, subject to negotiated exceptions, to incur additional indebtedness and additional liens on their assets, engage in mergers or acquisitions or dispose of assets, pay dividends or make other distributions, voluntarily prepay other indebtedness, enter into transactions with affiliated persons, make investments, and change the nature of their businesses.

The New Credit Agreement also contains customary events of default, including, subject to thresholds and grace periods, among others, payment default, covenant default, cross default to other material indebtedness, and judgment default.

Coronavirus Outbreak

The recent outbreak of the novel coronavirus COVID-19, which was declared a pandemic by the World Health Organization on March 11, 2020 and declared a National Emergency by the President of the United States on March 13, 2020, has led to adverse impacts on the U.S. and global economies and created uncertainty regarding potential impacts on our operating results, financial condition and cash flows. The extent of the impact of COVID 19 on our operational and financial performance will depend on certain developments, including the duration and continued spread of the disease, the impact on our revenues which are generated with automobile lenders and insurance company partners and driven by consumer demand for automobiles and automotive loans, extended closures of businesses, continued high unemployment and the overall impact on our customer behavior, all of which are uncertain and cannot be predicted. We have seen a reduction in loan applications and certified loans throughout most of 2020. As consumers and lenders have adjusted to the pandemic, application and certification levels have increased, but are not back to pre-pandemic levels when comparing existing lending institutions to the same lending institution’s prior year performance. Lenders’ forbearance programs, government stimulus packages, extended unemployment benefits and other government assistance via the Cares Act passed on March 27, 2020 have resulted in a reduction in expected defaults since the onset of the pandemic. As these programs’ accessibility diminishes, defaults may increase. The potential increase in defaults may impact our revenues and subsequent recovery as the automotive finance industry and overall economy recover. We continue to closely monitor the current macro environment, particularly the impact of the recent COVID-19 pandemic on monetary and fiscal policies.

Share Repurchase

On March 29, 2021, we entered into a stock repurchase agreement (the “Repurchase Agreement”) with the selling stockholders pursuant to which we have agreed to purchase $20.0 million of common stock from the selling stockholders at the price at which the shares of common stock are sold to the public in this offering, less the underwriting discount and commissions (the “Repurchase”). Closing of the Repurchase is conditioned on, and is expected to occur immediately after, the completion of this offering and is subject to other customary closing conditions. Any shares bought in the Repurchase will thereafter be cancelled. We currently intend to use cash on hand to fund the Repurchase.

Amendment No. 1 to Tax Receivable Agreement

We expect to enter into Amendment No. 1 (“Amendment No. 1”) to the Tax Receivable Agreement, or TRA, that provides for the payment by the Company of $36.9 million to terminate and settle all present and future obligations under the TRA that was established at the time of Business Combination with Nebula Acquisition Corp. At December 31, 2020, we carried a TRA liability of $92.4 million. A special committee of the Board of Directors, consisting solely of independent directors, negotiated and is expected to approve Amendment No. 1. Absent Amendment No 1., we anticipated making TRA payments totaling $92.4 million, undiscounted, over the life of the TRA.

Background

Open Lending Corporation, a Delaware corporation, was originally known as Nebula Parent Corp., a wholly-owned direct subsidiary of Nebula Acquisition Corporation, a blank check company formed in Delaware on October 2, 2017, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, without limitation as to business, industry or sector. Nebula completed its initial public offering of units on January 12, 2018, and on June 10, 2020, Nebula consummated the Business Combination, as a result of which Open Lending, LLC, a Texas limited liability company, became a wholly-owned subsidiary of Nebula Parent Corp. Upon the closing of the Business Combination, Nebula Parent Corp. changed its name to Open Lending Corporation.

Our common stock is currently listed on Nasdaq under the symbol “LPRO.”

The rights of holders of our common stock are governed by our amended and restated certificate of incorporation, our amended and restated bylaws and the DGCL. See “Description of Capital Stock.”

Emerging Growth Company

Open Lending Corporation is an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act (“JOBS Act”). As such, the Company is eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements.

Open Lending Corporation will remain an emerging growth company until the earliest of (i) the Company is deemed to be a “large accelerated filer” as defined in the Exchange Act, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year, (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of its common stock in its initial public offering.

Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors”, that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business.

Summary of the Material and Other Risks Associated with Our Business

•	Our results of operations and continued growth depend on our ability to retain existing, and attract new, automotive lenders

•

A large percentage of revenue for Open Lending is concentrated with Open Lending’s top ten automotive lenders, and the loss of one or more significant automotive lenders could have a negative impact on operating results.

•	Open Lending’s results depend, to a significant extent, on the active and effective adoption of the LPP.

•	Open Lending has partnered with only two major insurance carriers that underwrite and insure the loans generated using the LPP.

•	Open Lending’s financial condition and results of operations may be adversely affected by the impact of the global outbreak of the coronavirus.

•	Open Lending has experienced rapid growth, which may be difficult to sustain and which may place significant demands on its operational, administrative and financial resources.

•	If Open Lending experiences negative publicity, it may lose the confidence of automotive lenders and insurance carriers who use or partner with the LPP and Open Lending’s business may suffer.

•

Privacy concerns or security breaches relating to the LPP could result in economic loss, damage Open Lending’s reputation, deter users from using Open Lending products, and expose Open Lending to legal penalties and liability.

•	Changes in market interest rates could have an adverse effect on Open Lending’s business.

•	The loss of the services of Open Lending’s senior management could adversely affect Open Lending’s business.

•

Open Lending’s projections are subject to significant risks, assumptions, estimates and uncertainties. As a result, Open Lending’s projected revenues, market share, expenses and profitability may differ materially from our expectations.

•

Open Lending’s vendor relationships subject Open Lending to a variety of risks, and the failure of third parties to comply with legal or regulatory requirements or to provide various services that are important to Open Lending’s operations could have an adverse effect on its business.

•	Litigation, regulatory actions and compliance issues could subject Open Lending to significant fines, penalties, judgments, remediation costs and/or requirements resulting in increased expenses.

•

Fraudulent activity could negatively impact Open Lending’s business and could cause automotive lenders to be less willing to originate loans or insurance carriers to be less willing to underwrite policies as part of the LPP.

•	Cyber-attacks and other security breaches could have an adverse effect on Open Lending’s business.

•	Disruptions in the operation of Open Lending’s computer systems and third-party data centers could have an adverse effect on Open Lending’s business.

•	If the underwriting models Open Lending uses contain errors or are otherwise ineffective, Open Lending’s reputation and relationships with automotive lenders and insurance carriers could be harmed.

•	Open Lending depends on the accuracy and completeness of information about Consumers, and any misrepresented information could adversely affect Open Lending’s business.

•

Open Lending relies extensively on models in managing many aspects of Open Lending’s business. Any inaccuracies or errors in Open Lending’s models could have an adverse effect on Open Lending’s business.

•

If assumptions or estimates Open Lending uses in preparing financial statements are incorrect or are required to change, Open Lending’s reported results of operations and financial condition may be adversely affected.

•

The consumer lending industry is highly competitive and is likely to become more competitive, and Open Lending’s inability to compete successfully or maintain or improve Open Lending’s market share and margins could adversely affect its business.

•	Open Lending’s revenue is impacted, to a significant extent, by the general economy and the financial performance of automotive lenders.

•

Because Open Lending’s business is heavily concentrated on consumer lending in the U.S. automobile industry, Open Lending’s results are more susceptible to fluctuations in that market than the results of a more diversified company would be.

•

Open Lending is, and intends in the future to continue, expanding into relationships with new lending partners, including the OEM Captive space, and Open Lending’s failure to comply with applicable regulations, or accurately predict demand or growth in those new industries, could have an adverse effect on its business.

•

Open Lending may in the future expand to new industry verticals outside of the automotive industry, and failure to comply with applicable regulations, or accurately predict demand or growth in those new industries, could have an adverse effect on the Open Lending business.

•	The New Credit Agreement that governs Open Lending’s term loan contains various covenants that could limit its ability to engage in activities that may be in Open Lending’s best long-term interests.

•	Open Lending may be unable to sufficiently protect its proprietary rights and may encounter disputes from time to time relating to its use of the intellectual property of third parties.

•	Open Lending’s risk management processes and procedures may not be effective.

•	Some aspects of Open Lending’s platform include open source software, and any failure to comply with the terms of one or more of these open source licenses could negatively affect its business.

•	To the extent that Open Lending seeks to grow through future acquisitions, or other strategic investments or alliances, Open Lending may not be able to do so effectively.

•	The effect of comprehensive U.S. tax reform legislation or challenges to Open Lending’s tax positions could adversely affect its business.

•	Future changes in financial accounting standards may significantly change Open Lending’s reported results of operations.

•	Open Lending is subject to some federal and state consumer protection laws.

•

Open Lending’s industry is highly regulated and is undergoing regulatory transformation, which results in inherent uncertainty. Changing federal, state, and local laws, as well as changing regulatory enforcement policies and priorities, may negatively impact Open Lending’s business.

•	The highly regulated environment in which automotive lenders and insurance carriers operate could have an adverse effect on Open Lending’s business.

•	Open Lending is subject to regulatory examinations and investigations and may incur fines, penalties and increased costs that could negatively impact Open Lending’s business.

•	The contours of the Dodd-Frank UDAAP standard remain uncertain, and there is a risk that certain features of Open Lending’s business could be deemed to be a UDAAP.

•

Regulations relating to privacy, information security, and data protection could increase Open Lending’s costs, affect or limit how Open Lending collects and uses personal information, and adversely affect its business opportunities.

•	If Open Lending was found to be operating without having obtained necessary state or local licenses, it could adversely affect its business.

•	Open Lending may in the future be subject to federal or state regulatory inquiries regarding its business.

•	Open Lending’s management has limited experience in operating a public company.

•	We will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

•

We qualify as an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.

•	We may from time to time be subject to litigation and other claims.

•

Our ability to successfully operate the business will largely depend upon the efforts of certain key personnel. The loss of such key personnel could negatively impact our operations and financial results.

•	Our principal stockholders and management control us and their interests may conflict with yours in the future.

•	We will be required to make payments under the Tax Receivable Agreement for certain tax benefits we may claim, and the amounts of such payments could be significant.

•

In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, we realize in respect of the tax attributes subject to the Tax Receivable Agreement.

•	We will not be reimbursed for any payments made to the Company Unit Sellers or Blocker Holder under the Tax Receivable Agreement in the event that any tax benefits are disallowed.

•

Our amended and restated bylaws designate specific courts as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

•	An active trading market for our common stock may not be sustained, which may make it difficult to sell the shares of our common stock you purchase.

•	There can be no assurance that we will be able to comply with the continued listing standards of NASDAQ.

•	The market price of our common stock may be volatile, which could cause the value of your investment to decline.

•	Our issuance of additional capital stock in connection with financings, acquisitions, investments, our stock incentive plans or otherwise will dilute all other stockholders.

•	Sales of a substantial amount of our common stock could cause the price of our securities to fall.

•	The exercise of registration rights may adversely affect the market price of our common stock.

•

Because we have no current plans to pay cash dividends on our common stock, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

•	Future offerings of debt or equity securities by us may adversely affect the market price of our common stock.

•	Certain provisions of our certificate of incorporation and bylaws could hinder, delay or prevent a change in control of us, which could adversely affect the price of our common stock.

•	If securities and industry analysts publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

Corporate Information

The mailing address for our principal executive office is 1501 S. MoPac Expressway, Suite 450, Austin, TX 78746, and its telephone number is (512) 892-0400.

THE OFFERING

The following summary of the offering contains basic information about the offering and our common stock and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of our common stock, please refer to the section titled “Description of Capital Stock.”

Sale of Common Stock

Common stock offered by the selling stockholders named herein	7,500,000 shares of our common stock.

Stock Repurchase	Subject to the completion of this offering, we have agreed to purchase $20.0 million of common stock from the selling stockholders at the price at which the shares of common stock are sold in this offering, less the underwriting discount and commissions.

Common stock to be outstanding after this offering	126,261,824 shares (assumes 541,272 shares are sold in the Repurchase, calculated based on closing price of the Company’s shares of common stock on March 26, 2021 of $36.95. Pursuant to the terms of the Repurchase Agreement, actual shares sold in the Repurchase will be calculated based on the price at which the shares of common stock are sold to the public in this offering, less the underwriting discount and commissions).

Option to purchase additional shares of common stock	The selling stockholders have granted the underwriters an option to purchase up to an aggregate of 1,125,000 shares of common stock. This option is exercisable, in whole or in part, within 30 days after the date of this prospectus.

Use of Proceeds	All of the shares of common stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their respective accounts. We will not receive any of the proceeds from these sales. We will, however, bear the costs associated with the sale of shares by the selling stockholders, other than underwriting discounts and commissions.

Nasdaq Ticker Symbol	“LPRO”

Risk Factors	Any investment in the common stock offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” elsewhere in this prospectus

The number of shares of our common stock to be outstanding after this offering and stock repurchase:

•	is based on 126,803,096 shares of common stock outstanding prior to this offering and stock repurchase as of March 26, 2021; and

•	excludes 9,693,750 shares of common stock reserved for future issuance under our equity compensation plan

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

•	the benefits of the Business Combination;

•	our financial performance;

•	changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•	the impact of the relative strength of the overall economy, including its effect on unemployment, consumer spending and consumer demand for automotive products;

•	the growth in loan volume from OEM Captives relative to that of other automotive lenders, and associated concentration of risks;

•	expansion plans and opportunities

•	compliance with an increasing and inconsistent body of complex laws and regulations, including with respect to data privacy, at the U.S. federal, state and local levels;

•	increased regulatory compliance burden and costs associated with the Consumer Financial Protection Bureau (“CFPB”) monitoring the loan origination and servicing sectors, and its recently issued rules;

•	our ability to obtain and maintain the appropriate state licenses;

•	changes in applicable laws or regulations; and

•	the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. For a discussion of the risks involved in our business and investing in our common stock, see the section entitled “Risk Factors.”

You should not place undue reliance on these forward-looking statements in deciding whether to invest in our securities. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the outcome of any legal proceedings that may be instituted in connection with the Business Combination and transactions contemplated thereby;

•	the ability to maintain the listing of our common stock on NASDAQ;

•	the risk that the Business Combination disrupts our current plans and operations as a result of the announcement and consummation of the transactions described herein;

•	our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and our ability to grow and manage growth profitably;

•	costs related to the Business Combination;

•	changes in applicable laws or regulations;

•	the effects of the COVID-19 pandemic on our business;

•	the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties described in this prospectus, including those under the section entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.

RISK FACTORS

In addition to the other information contained in this prospectus, including the matters addressed under the heading “Forward-Looking Statements,” you should carefully consider the following risk factors in deciding whether to invest in our securities. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the our business, reputation, revenue, financial condition, results of operations and future prospects, in which event the market price of our common stock could decline, and you could lose part or all of your investment. Unless otherwise indicated, reference in this section and elsewhere in this prospectus to our business being adversely affected, negatively impacted or harmed will include an adverse effect on, or a negative impact or harm to, the business, reputation, financial condition, results of operations, revenue and our future prospects.

Risks Related to Our Business

Our results of operations and continued growth depend on our ability to retain existing, and attract new, automotive lenders.

A substantial majority of Open Lending’s total revenue is generated from the transaction fees that it receives from its automotive lenders and the profit share that it receives from its insurance company partners in connection with loans made by automotive lenders to the owners or purchasers of used and new automobiles (the “Consumers”) using the LPP. Approximately 5% of the average loan balance on each loan originated is collected by Open Lending as revenue in transaction fees, profit-sharing with insurance companies and administrative fees for claims administration services provided to the insurance companies. If automotive lenders cease to use LPP to make loans, Open Lending will fail to generate future revenues. To attract and retain automotive lenders, Open Lending markets LPP to automotive lenders on the basis of a number of factors, including loan analytics, risk-based pricing, risk modeling and automated decision-technology, as well as integration, customer service, brand and reputation. Automotive lenders are able to leverage the geographic diversity of the loans they can originate through LPP with the simplicity of Open Lending’s five-second all-inclusive loan offer generation. Automotive lenders, however, have alternative sources for internal loan generation, and they could elect to originate loans through those alternatives rather than through LPP. There is significant competition for existing automotive lenders. If Open Lending fails to retain any automotive lenders, and does not enroll new automotive lenders of similar size and profitability, it will have a material adverse effect on Open Lending’s business and future growth. There has been some turnover in automotive lenders, as well as varying activation rates and volatility in usage of the Open Lending platform by automotive lenders, and this may continue or even increase in the future. Agreements with automotive lenders are cancellable on thirty days’ notice and do not require any minimum monthly level of application submissions. If a significant number of existing automotive lenders were to use other competing platforms, thereby reducing their use of LPP, it would have a material adverse effect on Open Lending’s business and results of operations.

A large percentage of revenue for Open Lending is concentrated with Open Lending’s top ten automotive lenders, and the loss of one or more significant automotive lenders could have a negative impact on operating results.

Open Lending’s top ten automotive lenders (including certain groups of affiliated automotive lenders) accounted for 30% of the total program fee revenue over the past three years. Open Lending expects to have significant concentration in Open Lending’s largest automotive lender relationships for the foreseeable future. In the event that one or more of Open Lending’s significant automotive lenders, or groups of automotive lenders terminate their relationships with Open Lending, the number of loans originated through LPP would decline, which would materially adversely affect Open Lending’s business and, in turn, Open Lending’s revenue.

In 2021, Open Lending anticipates that its business will experience significant concentration as OEM Captives fully ramp and deploy LPP nationally across all of their new and used vehicle channels. The size and loan volume of OEM Captives is materially higher than any of Open Lending’s automotive lenders, which Open Lending believes will result in a high concentration of revenue being derived from a limited number of OEM Captives. As a result, if Open Lending were to lose an OEM Captive as one of its customers, or if an existing or anticipated OEM Captive customer were to delay its adoption or deployment of the LPP, this may have a material adverse effect on Open Lending’s future revenues.

Open Lending’s results depend, to a significant extent, on the active and effective adoption of the LPP by automotive lenders.

Open Lending’s success depends on the active and effective adoption of the LPP by automotive lenders in originating loans to near-prime and non-prime borrowers. Open Lending relies on automotive lenders to utilize LPP within their loan origination systems. Although automotive lenders generally are under no obligation to use LPP in generating their loans, the integrated loan and insurance offering by LPP encourages the use of LPP by automotive lenders. Any adverse accounting determinations concerning loans generated by automotive lenders using the LPP could negatively affect further adoption of the LPP. The failure by automotive lenders to effectively adopt LPP would have a material adverse effect on the rate at which they can lend to near-prime and non-prime borrowers and in turn, would have a material adverse effect on Open Lending’s business, revenues and financial condition.

Open Lending has partnered with two major insurance carriers that underwrite and insure the loans generated using the LPP.

Open Lending relies on AmTrust North America, Inc. and Continental Casualty Company to insure the loans generated by the automotive lenders using LPP. Open Lending has entered into separate producer and claims service agreements with each of these carriers. The producer and claims service agreements with both insurance carriers generally contain customary termination provisions that allow them to terminate the agreement upon written notice after the occurrence of certain events including, among other things, breach of the producer agreement; changes in regulatory requirements making the agreement unenforceable; or for convenience. If either of these insurance carriers were to terminate their agreements with Open Lending and Open Lending is unable to replace the commitments of the terminating insurance carriers, it would have a material adverse effect on Open Lending’s business, operations and financial condition.

Open Lending’s financial condition and results of operations may be adversely affected by the impact of the global outbreak of the coronavirus.

In March 2020, the World Health Organization declared the novel coronavirus and resulting COVID-19 disease (“COVID-19”) a global pandemic. This contagious disease outbreak, which has continued to spread, and the related adverse public health developments, including orders to shelter-in-place, travel restrictions, and mandated business closures, have adversely affected workforces, organizations, customers, economies, and financial markets globally. In light of the uncertain and rapidly evolving situation relating to the spread of COVID-19, we have taken precautionary measures, including imposing travel restrictions for our employees, mandating a global work from home policy, and shifting customer events to virtual-only experiences. Although we continue to monitor the situation and may adjust our current policies as more information and public health guidance become available, precautionary measures that have been adopted could negatively affect our customer success efforts, customer retention, sales and marketing efforts, delay and lengthen our sales cycles, affect our revenue growth rate, or create operational or other challenges, any of which could harm our business and results of operations.

Additionally, the impact of the COVID-19 pandemic has caused and is likely to continue to cause substantial changes in consumer behavior and has caused restrictions on business and individual activities, which have led to and are likely to continue to lead to reduced economic activity. Extraordinary actions taken by international, federal, state, and local public health and governmental authorities to contain and combat the outbreak and spread of COVID-19 in regions throughout the world, including travel bans, quarantines, “stay-at-home” orders, and similar mandates for many individuals and businesses to substantially restrict daily activities could continue to have an adverse effect on Open Lending’s financial condition and results of operations.

The economic slowdown attributable to the COVID-19 pandemic has led to a global decrease in vehicle sales in markets around the world. Any sustained decline in vehicle sales would have a substantial adverse effect on Open Lending’s financial condition, results of operations, and cash flow. Moreover, as a result of the restrictions described above and consumers’ reaction to the COVID-19 pandemic in general, showroom traffic at car dealers has dropped significantly and many dealers have temporarily ceased operations, thereby reducing the demand for Open Lending’s products and leading dealers to purchase fewer vehicles. In the event there are extended closures of businesses, furloughs or the suspension of employees from businesses or other developments that reduce the earnings of workers, these developments may negatively impact the ability of consumers to pay their automotive loans, which may lead to higher loan defaults and increased losses for Open Lending’s insurance company partners. Increased losses would result in lower profit share earnings on Open Lending’s existing insured loan portfolio.

The extent and duration of the economic slowdown attributable to the COVID-19 pandemic remains uncertain at this time. A continued significant economic slowdown could have a substantial adverse effect on our financial condition, liquidity, and results of operations. If these conditions persist for an extended term, it could have a material adverse effect on Open Lending’s future revenue and net income.

Open Lending has experienced rapid growth, which may be difficult to sustain and which may place significant demands on its operational, administrative and financial resources.

Open Lending’s revenue growth has caused significant demands on its operational, marketing, compliance and accounting infrastructure, and has resulted in increased expenses, which Open Lending expects to continue as it grows. In addition, Open Lending is required to continuously develop and adapt its systems and infrastructure in response to the increasing sophistication of the consumer finance market and regulatory developments relating to existing and projected business activities and those of automotive lenders. Open Lending’s future growth will depend, among other things, on its ability to maintain an operating platform and management system sufficient to address growth and will require Open Lending to incur significant additional expenses and to commit additional senior management and operational resources.

As a result of Open Lending’s growth, we face significant challenges in:

•	securing commitments from existing and new automotive lenders to provide loans to consumers;

•	maintaining existing and developing new relationships with additional automotive lenders;

•	maintaining adequate financial, business and risk controls;

•	training, managing and appropriately sizing workforce and other components of business on a timely and cost-effective basis;

•	navigating complex and evolving regulatory and competitive environments;

•	increasing the number of borrowers in, and the volume of loans facilitated through, the LPP;

•	entering into new markets and introducing new solutions;

•	continuing to revise proprietary credit decisioning and scoring models;

•	continuing to develop, maintain and scale platform;

•	effectively using limited personnel and technology resources;

•	maintaining the security of platform and the confidentiality of the information (including personally identifiable information) provided and utilized across platform; and

•	attracting, integrating and retaining an appropriate number of qualified employees.

Open Lending may not be able to manage expanding operations effectively, and any failure to do so could adversely affect the ability to generate revenue and control expenses.

If Open Lending experiences negative publicity, it may lose the confidence of automotive lenders and insurance carriers who use or partner with the LPP and Open Lending’s business may suffer.

Reputational risk, or the risk to negative publicity or public opinion, is inherent to Open Lending’s business. Recently, consumer financial services companies have experienced increased reputational harm as consumers and regulators take issue with certain of their practices and judgments, including, for example, fair lending, credit reporting accuracy, lending to members of the military, state licensing (for lenders, servicers and money transmitters) and debt collection. Given that Open Lending’s primary clients are automotive lenders in the customer financial services space, any reputational risk associated with clients is in turn attributable to Open Lending. Maintaining a positive reputation is critical to Open Lending’s ability to attract and retain existing and new automotive lenders, insurance carriers, investors and employees. Negative public opinion can arise from many sources, including actual or alleged misconduct, errors or improper business practices by employees, automotive lenders, insurance carriers, automobile dealers, outsourced service providers or other counterparties; litigation or regulatory actions; failure by Open Lending, automotive lenders, or automobile dealers to meet minimum standards of service and quality; inadequate protection of consumer information; failure of automotive lenders to adhere to the terms of their LPP agreements or other contractual arrangements or standards; failure of insurance carriers and Open Lending’s subsidiary, Insurance Administrative Services LLC, to satisfactorily administer claims; compliance failures; and media coverage, whether accurate or not. Negative public opinion can diminish the value of the Open Lending brand and adversely affect Open Lending’s ability to attract and retain automotive lenders and insurance carriers as a result of which Open Lending’s results of operations may be materially harmed and it could be exposed to litigation and regulatory action.

Privacy concerns or security breaches relating to the LPP could result in economic loss, damage Open Lending’s reputation, deter users from using Open Lending products, and expose Open Lending to legal penalties and liability.

Through the use of LPP, Open Lending gathers and stores personally identifiable information on Consumers such as social security numbers, names and addresses. A cybersecurity breach where this information was stolen or made public would result in negative publicity and additional costs to mitigate the damage to customers. While Open Lending has taken reasonable steps to protect such data, techniques used to gain unauthorized access to data and systems, disable or degrade service, or sabotage systems, are constantly evolving, and Open Lending may be unable to anticipate such techniques or implement adequate preventative measures to avoid unauthorized access or other adverse impacts to such data or Open Lending systems.

The LPP is vulnerable to software bugs, computer viruses, internet worms, break-ins, phishing attacks, attempts to overload servers with denial-of-service, or other attacks or similar disruptions, any of which could lead to system interruptions, delays, or shutdowns, causing loss of critical data or the unauthorized access of data. Computer malware, viruses, and computer hacking and phishing attacks have become more prevalent in Open Lending’s industry. Functions that facilitate interactivity with other internet platforms could increase the scope of access of hackers to user accounts. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of Open Lending products to the satisfaction of Open Lending’s clients and their consumers may harm Open Lending’s reputation and Open Lending’s ability to retain existing clients. Although Open Lending has in place systems and processes that are designed to protect data, prevent data loss, disable undesirable accounts and activities and prevent or detect security breaches, Open Lending cannot assure you that such measures will provide absolute security. If an actual or perceived breach of security occurs to Open Lending’s systems or a third party’s systems, Open Lending could also be required to expend significant resources to mitigate the breach of security and to address matters related to any such breach, including notifying users or regulators.

Changes in market interest rates could have an adverse effect on Open Lending’s business.

The fixed interest rates charged on the loans that automotive lenders originate are calculated based upon market benchmarks at the time of origination. Increases in the market benchmark would result in increases in the interest rates on new loans. Increased interest rates may adversely impact the spending levels of Consumers and their ability and willingness to borrow money. Higher interest rates often lead to higher rates charged to the Consumer, which could negatively impact the ability of automotive lenders to generate volume and in turn, Open Lending’s ability to generate revenues on loans originated using the LPP. Higher interest rates may also increase the payment obligations of Consumers, which may reduce the ability of Consumers to remain current on their obligations to automotive lenders and, therefore, lead to increased delinquencies, defaults, Consumer bankruptcies and charge-offs, and decreasing recoveries, all of which could have an adverse effect on Open Lending’s business.

The loss of the services of Open Lending’s senior management could adversely affect Open Lending’s business.

The experience of Open Lending’s senior management is a valuable asset to Open Lending. Open Lending’s management team has significant experience in the consumer loan business, is responsible for many of Open Lending’s core competencies and would be difficult to replace. Competition for senior executives in consumer lending industry is intense, and Open Lending may not be able to attract and retain qualified personnel to replace or succeed members of Open Lending’s senior management team or other key personnel. Failure to retain talented senior leadership could have a material adverse effect on Open Lending’s business.

Open Lending’s projections are subject to significant risks, assumptions, estimates and uncertainties. As a result, Open Lending’s projected revenues, market share, expenses and profitability may differ materially from our expectations.

Open Lending operates in a rapidly changing and competitive industry and Open Lending’s projections will be subject to the risks and assumptions made by management with respect to its industry. Operating results are difficult to forecast because they generally depend on a number of factors, including the competition Open Lending faces, its ability to attract and retain automotive lenders, the active and effective adoption of the LPP by automotive lenders in originating loans to near-prime and non-prime borrowers, Open Lending’s profit share assumptions and general industry trends. Additionally, as described herein, Open Lending’s business may be affected by reductions in consumer spending from time to time as a result of a number of factors which may be difficult to predict. This may result in decreased revenue levels, and Open Lending may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in income. This inability could cause Open Lending’s operating results in a given quarter to be higher or lower than expected. If actual results differ from Open Lending’s estimates, analysts may negatively react and our stock price could be materially impacted.

Open Lending’s vendor relationships subject Open Lending to a variety of risks, and the failure of third parties to comply with legal or regulatory requirements or to provide various services that are important to Open Lending’s operations could have an adverse effect on its business.

Open Lending has significant vendors that, among other things, provide Open Lending with financial, technology, insurance and other services to support its loan protection services, including access to credit reports and information. Under various legal theories and contractual requirements, companies may be held responsible for the actions of their subcontractors. Accordingly, Open Lending could be adversely impacted to the extent that Open Lending’s vendors fail to comply with the legal requirements applicable to the particular products or services being offered.

In some cases, third-party vendors, including resellers and aggregators, are the sole source, or one of a limited number of sources, of the services they provide to Open Lending. Certain of Open Lending’s vendor agreements are terminable on little or no notice, and if current vendors were to stop providing services to Open Lending on acceptable terms, Open Lending may be unable to procure alternatives from other vendors in a timely and efficient manner and on acceptable terms (or at all). For example, Open Lending currently utilizes a single vendor to provide all consumer credit reports that insurance carriers use for insurance underwriting. If this vendor were to stop providing consumer credit report services to Open Lending on acceptable terms, Open Lending would need to procure alternative consumer credit reporting services from another third-party provider in a timely and efficient manner and on acceptable terms. If any third-party vendor fails to provide the services Open Lending requires, fails to meet contractual requirements (including compliance with applicable laws and regulations), fails to maintain adequate data privacy and electronic security systems, or suffers a cyber-attack or other security breach, Open Lending could be subject to regulatory enforcement actions and suffer economic and reputational harm that could have a material adverse effect on Open Lending’s business. Further, Open Lending may incur significant costs to resolve any such disruptions in service, which could adversely affect Open Lending’s business.

Litigation, regulatory actions and compliance issues could subject Open Lending to significant fines, penalties, judgments, remediation costs and/or requirements resulting in increased expenses.

Open Lending’s business is subject to increased risks of litigation and regulatory actions as a result of a number of factors and from various sources, including as a result of the highly regulated nature of the financial services industry, insurance carriers and the focus of state and federal enforcement agencies on the financial services industry and insurance carriers.

From time to time, Open Lending is also involved in, or the subject of, reviews, requests for information, investigations and proceedings (both formal and informal) by state and federal governmental agencies, including insurance regulators and the Department of Insurance of many states, regarding Open Lending’s business activities and Open Lending’s qualifications to conduct its business in certain jurisdictions, which could subject Open Lending to significant fines, penalties, obligations to change its business practices and other requirements resulting in increased expenses and diminished earnings. Open Lending’s involvement in any such matter could also cause significant harm to its reputation and divert management attention from the operation of its business, even if the matters are ultimately determined in Open Lending’s favor. Moreover, any settlement, or any consent order or adverse judgment in connection with any formal or informal proceeding or investigation by a government agency, may prompt litigation or additional investigations or proceedings as other litigants or other government agencies begin independent reviews of the same activities.

In addition, a number of participants in the consumer finance industry have been the subject of putative class action lawsuits; state attorney general actions and other state regulatory actions; federal regulatory enforcement actions, including actions relating to alleged unfair, deceptive or abusive acts or practices; violations of state licensing and lending laws, including state usury laws; actions alleging discrimination on the basis of race, ethnicity, gender or other prohibited bases; and allegations of noncompliance with various state and federal laws and regulations relating to originating and servicing consumer finance loans. The current regulatory environment, increased regulatory compliance efforts and enhanced regulatory enforcement have resulted in significant operational and compliance costs and may prevent Open Lending from providing certain products and services. There is no assurance that these regulatory matters or other factors will not, in the future, affect how Open Lending conducts its business and, in turn, have a material adverse effect on its business. In particular, legal proceedings brought under state consumer protection statutes or under several of the various federal consumer financial services statutes may result in a separate fine for each violation of the statute, which, particularly in the case of class action lawsuits, could result in damages substantially in excess of the amounts Open Lending earned from the underlying activities. Similar risks exist for insurance producing and claims administration services, which are highly regulated.

In addition, from time to time, through Open Lending’s operational and compliance controls, Open Lending identifies compliance issues that require it to make operational changes and, depending on the nature of the issue, result in financial remediation to impacted customers. These self-identified issues and voluntary remediation payments could be significant, depending on the issue and the number of customers impacted, and also could generate litigation or regulatory investigations that subject Open Lending to additional risk.

Fraudulent activity could negatively impact the Open Lending business and could cause automotive lenders to be less willing to originate loans or insurance carriers to be less willing to underwrite policies as part of the Lenders Protection Program.

Fraud is prevalent in the financial services industry and is likely to increase as perpetrators become more sophisticated. Open Lending is subject to the risk of fraudulent activity with respect to the underwriting policies of insurance carriers, automotive lenders, their customers and third parties handling customer information. Open Lending’s resources, technologies and fraud prevention tools may be insufficient to accurately detect and prevent fraud. The level of Open Lending’s fraud charge-offs could increase and results of operations could be materially adversely affected if fraudulent activity were to significantly increase. High profile fraudulent activity also could negatively impact the Open Lending brand and reputation, which could negatively impact the use of Open Lending’s services and products. In addition, significant increases in fraudulent activity could lead to regulatory intervention, which could increase Open Lending’s costs and also negatively impact its business.

Cyber-attacks and other security breaches could have an adverse effect on Open Lending’s business.

In the normal course of Open Lending’s business, Open Lending collects, processes and retains sensitive and confidential information regarding automotive lenders, insurance carriers and Consumers. Open Lending also has arrangements in place with certain third-party service providers that require Open Lending to share Consumer information. Although Open Lending devotes significant resources and management focus to ensuring the integrity of its systems through information security and business continuity programs, the Open Lending facilities and systems, and those of automotive lenders, insurance carriers and third-party service providers, are vulnerable to external or internal security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming or human errors, and other similar events. Open Lending, automotive lenders, insurance carriers and third-party service providers have experienced all of these events in the past and expect to continue to experience them in the future. Open Lending also faces security threats from malicious third parties that could obtain unauthorized access to Open Lending systems and networks, which threats it anticipates will continue to grow in scope and complexity over time. These events could interrupt the Open Lending business or operations, result in significant legal and financial exposure, supervisory liability, damage to its reputation and a loss of confidence in the security of Open Lending’s systems, products and services. Although the impact to date from these events has not had a material adverse effect on Open Lending, no assurance is given that this will be the case in the future.

Information security risks in the financial services industry have increased recently, in part because of new technologies, the use of the internet and telecommunications technologies (including mobile devices) to conduct financial and other business transactions and the increased sophistication and activities of organized criminals, perpetrators of fraud, hackers, terrorists and others. In addition to cyber-attacks and other security breaches involving the theft of sensitive and confidential information, hackers recently have engaged in attacks that are designed to disrupt key business services, such as consumer-facing websites. Open Lending and automotive lenders may not be able to anticipate or implement effective preventive measures against all security breaches of these types, especially because the techniques used change frequently and because attacks can originate from a wide variety of sources. Open Lending employs detection and response mechanisms designed to contain and mitigate security incidents. Nonetheless, early detection efforts may be thwarted by sophisticated attacks and malware designed to avoid detection. Open Lending also may fail to detect the existence of a security breach related to the information of automotive lenders, insurance carriers and Consumers that Open Lending retains as part of its business and may be unable to prevent unauthorized access to that information.

Open Lending also faces risks related to cyber-attacks and other security breaches that typically involve the transmission of sensitive information regarding borrowers through various third parties, including automotive lenders, insurance carriers and data processors. Some of these parties have in the past been the target of security breaches and cyber-attacks. Because Open Lending does not control these third parties or oversee the security of their systems, future security breaches or cyber-attacks affecting any of these third parties could impact Open Lending through no fault of its own, and in some cases Open Lending may have exposure and suffer losses for breaches or attacks relating to them. While Open Lending regularly conducts security assessments of significant third-party service providers, no assurance is given that Open Lending’s third-party information security protocols are sufficient to withstand a cyber-attack or other security breach.

The access by unauthorized persons to, or the improper disclosure by Open Lending of, confidential information regarding LPP customers or Open Lending’s proprietary information, software, methodologies and business secrets could interrupt the Open Lending business or operations, result in significant legal and financial exposure, supervisory liability, damage to its reputation or a loss of confidence in the security of Open Lending’s systems, products and services, all of which could have a material adverse impact on Open Lending’s business. In addition, there recently have been a number of well-publicized attacks or breaches affecting companies in the financial services industry that have heightened concern by consumers, which could also intensify regulatory focus, cause users to lose trust in the security of the industry in general and result in reduced use of Open Lending services and increased costs, all of which could also have a material adverse effect on the Open Lending business.

Disruptions in the operation of Open Lending’s computer systems and third-party data centers could have an adverse effect on the Open Lending business.

Open Lending’s ability to deliver products and services to automotive lenders, service loans made by automotive lenders and otherwise operate Open Lending’s business and comply with applicable laws depends on the efficient and uninterrupted operation of the Open Lending computer systems and third-party data centers, as well as those of automotive lenders and third-party service providers.

These computer systems and third-party data centers may encounter service interruptions at any time due to system or software failure, natural disasters, severe weather conditions, health pandemics, terrorist attacks, cyber-attacks or other events. Any such catastrophes could have a negative effect on the Open Lending business and technology infrastructure (including its computer network systems), on automotive lenders and insurance carriers and on Consumers. Catastrophic events also could prevent or make it more difficult for Consumers to travel to automobile dealers’ locations to shop, thereby negatively impacting Consumer spending in the affected regions (or in severe cases, nationally), and could interrupt or disable local or national communications networks, including the payment systems network, which could prevent Consumers from making purchases or payments (temporarily or over an extended period). These events also could impair the ability of third parties to provide critical services to Open Lending. All of these adverse effects of catastrophic events could result in a decrease in the use of Open Lending’s solution and payments to Open Lending, which could have a material adverse effect on the Open Lending business.

In addition, the implementation of technology changes and upgrades to maintain current and integrate new systems may cause service interruptions, transaction processing errors or system conversion delays and may cause Open Lending to fail to comply with applicable laws, all of which could have a material adverse effect on the Open Lending business. Open Lending expects that new technologies and business processes applicable to the consumer financial services industry will continue to emerge and that these new technologies and business processes may be better than those Open Lending currently uses. There is no assurance that Open Lending will be able to successfully adopt new technology as critical systems and applications become obsolete and better ones become available. A failure to maintain and/or improve current technology and business processes could cause disruptions in Open Lending’s operations or cause its solution to be less competitive, all of which could have a material adverse effect on its business.

If the underwriting models Open Lending uses contain errors or are otherwise ineffective, Open Lending’s reputation and relationships with automotive lenders and insurance carriers could be harmed.

Open Lending’s ability to attract automotive lenders to LPP is significantly dependent on Open Lending’s ability to effectively evaluate a Consumer’s credit profile and likelihood of default and potential loss in accordance with automotive lenders’ and insurance carriers’ underwriting policies. Open Lending’s business depends significantly on the accuracy and success of its underwriting model. To conduct this evaluation, Open Lending uses proprietary credit decisioning and scoring models. If any of the credit decisioning and scoring models Open Lending uses contains programming or other errors, is ineffective or the data provided by Consumers or third parties is incorrect or stale, or if Open Lending is unable to obtain accurate data from Consumers or third parties (such as credit reporting agencies), the Open Lending loan pricing and approval process could be negatively affected, resulting in mispriced or misclassified loans or incorrect approvals or denials of loans. This could damage Open Lending’s reputation and relationships with automotive lenders and insurance carriers, which could have a material adverse effect on the Open Lending business.

Open Lending depends on the accuracy and completeness of information about Consumers, and any misrepresented information could adversely affect Open Lending’s business.

In evaluating loan applicants, Open Lending relies on information furnished to Open Lending by or on behalf of Consumers, including credit, identification, employment and other relevant information. Some of the information regarding Consumers provided to Open Lending is used in its proprietary credit decisioning and scoring models, which Open Lending uses to determine whether an application meets the applicable underwriting criteria. Open Lending relies on the accuracy and completeness of that information.

Not all Consumer information is independently verified. As a result, Open Lending relies on the accuracy and completeness of the information provided by Consumers or indirectly by automotive lenders. If any of the information that is considered in the loan review process is inaccurate, whether intentional or not, and such inaccuracy is not detected prior to loan funding, the loan may have a greater risk of default than expected. Additionally, there is a risk that, following the date of the credit report that Open Lending obtains and reviews, a Consumer may have defaulted on, or become delinquent in the payment of, a pre-existing debt obligation, taken on additional debt, lost his or her job or other sources of income, or experienced other adverse financial events. Any significant increase in inaccuracies or resulting increases in losses would adversely affect Open Lending’s business.

Open Lending relies extensively on models in managing many aspects of Open Lending business. Any inaccuracies or errors in Open Lending’s models could have an adverse effect on the Open Lending business.

In assisting automotive lenders with the design of the products that are offered on LPP, Open Lending makes assumptions about various matters, including repayment timing and default rates, and then utilizes proprietary underwriting modeling to analyze and forecast the performance and profitability of the loans. Open Lending’s assumptions may be inaccurate and models may not be as predictive as expected for many reasons, including that they often involve matters that are inherently difficult to predict and beyond Open Lending’s control (e.g., macroeconomic conditions) and that they often involve complex interactions between a number of dependent and independent variables and factors. Any significant inaccuracies or errors in assumptions could impact the profitability of the products to automotive lenders, as well as the profitability of Open Lending’s business, and could result in Open Lending’s underestimating potential losses and overstating potential automotive lender returns.

If assumptions or estimates Open Lending uses in preparing financial statements are incorrect or are required to change, Open Lending’s reported results of operations and financial condition may be adversely affected.

Open Lending is required to make various assumptions and estimates in preparing its financial statements under GAAP, including for purposes of determining finance charge reversals, share-based compensation, asset impairment, reserves related to litigation and other legal matters, and other regulatory exposures and the amounts recorded for certain contractual payments to be paid to, or received from, Open Lending’s merchants and others under contractual arrangements. In addition, significant assumptions and estimates are involved in determining certain disclosures required under GAAP, including those involving fair value measurements. If the assumptions or estimates underlying Open Lending’s financial statements are incorrect, the actual amounts realized on transactions and balances subject to those estimates will be different, which could have a material adverse effect on Open Lending’s business.

The consumer lending industry is highly competitive and is likely to become more competitive, and Open Lending’s inability to compete successfully or maintain or improve Open Lending’s market share and margins could adversely affect its business.

Open Lending’s success depends on Open Lending’s ability to generate usage of LPP. The consumer lending industry is highly competitive and increasingly dynamic as emerging technologies continue to enter the marketplace. Technological advances and heightened e-commerce activities have increased consumers’ accessibility to products and services, which has intensified the desirability of offering loans to consumers through digital-based solutions. Open Lending faces competition in areas such as compliance capabilities, financing terms, promotional offerings, fees, approval rates, speed and simplicity of loan origination, ease-of-use, marketing expertise, service levels, products and services, technological capabilities and integration, customer service, brand and reputation. Open Lending’s existing and potential competitors may decide to modify their pricing and business models to compete more directly with Open Lending’s model. Any reduction in usage of LPP, or a reduction in the lifetime profitability of loans under LPP in an effort to attract or retain business, could reduce Open Lending’s revenues and earnings. If Open Lending is unable to compete effectively for customer usage, its business could be materially adversely affected.

Open Lending’s revenue is impacted, to a significant extent, by the general economy and the financial performance of automotive lenders.

Open Lending’s business, the consumer financial services industry and automotive lenders’ businesses are sensitive to macroeconomic conditions. Economic factors such as interest rates, changes in monetary and related policies, market volatility, consumer confidence and unemployment rates are among the most significant factors that impact consumer spending behavior. Weak economic conditions or a significant deterioration in economic conditions reduce the amount of disposable income consumers have, which in turn reduces consumer spending and the willingness of qualified borrowers to take out loans. Such conditions are also likely to affect the ability and willingness of borrowers to pay amounts owed to automotive lenders, each of which would have a material adverse effect on its business.

General economic conditions and the willingness of lenders to deploy capital impacts Open Lending’s performance. The generation of new loans through LPP, as well as the transaction fees and other fee income to Open Lending associated with such loans, is dependent upon sales of automobiles by dealers. Dealers’ sales may decrease or fail to increase as a result of factors outside of their control, such as the macroeconomic conditions referenced above, or business conditions affecting a particular automobile dealer, industry vertical or region. Weak economic conditions also could extend the length of dealers’ sales cycle and cause customers to delay making (or not make) purchases of automobiles. The decline of sales by dealers for any reason will generally result in lower credit sales and, therefore, lower loan volume and associated fee income for automotive lenders, and therefore, for us. This risk is particularly acute with respect to the largest automobile dealers associated with automotive lenders that account for a significant amount of Open Lending platform revenue.

In addition, if an automobile dealer or automotive lender closes some or all of its locations or becomes subject to a voluntary or involuntary bankruptcy proceeding (or if there is a perception that it may become subject to a bankruptcy proceeding), LPP borrowers may have less incentive to pay their outstanding balances to automotive lenders, which could result in higher charge-off rates than anticipated.

Weakening economic conditions, in particular increases in unemployment, will lead to increased defaults and insurance claim payments, resulting in higher losses for insurance carriers. Increased claim payments may affect the willingness of insurance carriers to provide default insurance. In the event insurer losses cause one of insurance carriers to cease providing insurance, it would have a material adverse effect on Open Lending operations and financial results.

Because Open Lending’s business is heavily concentrated on consumer lending in the U.S. automobile industry, Open Lending’s results are more susceptible to fluctuations in that market than the results of a more diversified company would be.

Open Lending’s business currently is concentrated on supporting consumer lending in the U.S. automobile industry. As a result, Open Lending is more susceptible to fluctuations and risks particular to U.S. consumer credit than a more diversified company would be as well as to factors that may drive the demand for automobiles, such as sales levels of new automobiles and the aging of existing inventory. Open Lending is also more susceptible to the risks of increased regulations and legal and other regulatory actions that are targeted at consumer credit, the specific consumer credit products that automotive lenders offer (including promotional financing). Open Lending’s business concentration could have an adverse effect on its business.

Open Lending is, and intends in the future to continue, expanding into relationships with new lending partners, including the OEM Captive space, and Open Lending’s failure to comply with applicable regulations, or accurately predict demand or growth, in those new industries could have an adverse effect on its business.

Open Lending recently expanded into and is penetrating the OEM Captive space. Open Lending believes that all automobile manufacturers have an OEM Captive or related party finance company relationship. One of the primary goals of an OEM Captive is to support automobile sales of the dealers, particularly with respect to new vehicle sales. Open Lending believes that the OEM Captive is generally the preferred lender of the OEM dealer network. Relative to traditional credit union and bank automotive lenders, OEM Captives represent a larger loan volume and therefore, larger revenue opportunity for Open Lending. Open Lending makes no assurance that it will achieve similar levels of success, if any, with OEM Captives as with other credit unions and regional automotive lenders, and may face unanticipated challenges in its ability to offer LPP to OEM Captives. In addition, the OEM Captive space is highly regulated and Open Lending, OEM Captives and other automotive lenders, as applicable, are subject to substantial regulatory requirements, including privacy laws. Open Lending has limited experience in managing these risks and the compliance requirements attendant to such regulatory requirements. The costs of compliance and any failure by Open Lending, OEM Captives or other automotive lenders, as applicable, to comply with such regulatory requirements could have a material adverse effect on Open Lending’s business. Any failure by Open Lending to grow its relationships with these new lending partners could have a materially adverse impact on its business.

Open Lending may in the future expand to new industry verticals outside of the automotive industry, and failure to comply with applicable regulations, or accurately predict demand or growth, in those new industries could have an adverse effect on the Open Lending business.

Open Lending may in the future further expand into other industry verticals. There is no assurance that Open Lending will be able to successfully develop consumer financing products and services for these new industries. Open Lending’s investment of resources to develop consumer financing products and services for the new industries it enters may either be insufficient or result in expenses that are excessive in light of loans actually originated by lenders in those industries. Additionally, Open Lending’s nearly 20 years of experience is in the automotive lending industry and therefore, industry participants in new industry verticals may not be receptive to its financing solutions and Open Lending may face competitors with more experience and resources. The borrower profile of Consumers in new verticals may not be as attractive, in terms of average FICO scores or other attributes, as in current verticals, which may lead to higher levels of delinquencies or defaults than Open

Lending has historically experienced. Industries change rapidly, and Open Lending makes no assurance that it will be able to accurately forecast demand (or the lack thereof) for a solution or that those industries will be receptive to Open Lending’s product offerings. Failure to predict demand or growth accurately in new industries could have a materially adverse impact on Open Lending’s business.

Open Lending’s business would suffer if it fails to attract and retain highly skilled employees.

Open Lending’s future success will depend on its ability to identify, hire, develop, motivate and retain highly qualified personnel for all areas of its organization, particularly information technology and sales. Trained and experienced personnel are in high demand and may be in short supply. Many of the companies with which Open Lending competes for experienced employees have greater resources than Open Lending and may be able to offer more attractive terms of employment. In addition, Open Lending invests significant time and expense in training employees, which increases their value to competitors that may seek to recruit them. Open Lending may not be able to attract, develop and maintain the skilled workforce necessary to operate its business, and labor expenses may increase as a result of a shortage in the supply of qualified personnel, which will negatively impact Open Lending’s business.

The New Credit Agreement that governs Open Lending’s credit facility contains various covenants that could limit its ability to engage in activities that may be in Open Lending’s best long-term interests.

Open Lending’s New Credit Agreement provides for Credit Facilities consisting of a senior secured term loan facility of up to $125.0 million along with a senior secured revolving loan facility of up to $50.0 million at any time outstanding, both of which were funded on March 19, 2021. A portion of the proceeds of the Credit Facilities were used to, among other things, refinance existing indebtedness, including the Credit Agreement. Borrowings under the New Credit Agreement bear interest at a variable rate based on the net secured leverage ratio, subject to a floor of 0.0%. The obligations of Open Lending under the New Credit Agreement are guaranteed by all of its subsidiaries and secured by substantially all of the assets of Open Lending and its subsidiaries, in each case, subject to certain customary exceptions. The Credit Facilities mature on of March 19, 2026.

The New Credit Agreement contains affirmative and negative covenants customarily applicable to senior secured credit facilities, including covenants that, among other things, will limit or restrict the ability of the Loan Parties, subject to negotiated exceptions, to incur additional indebtedness and additional liens on their assets, engage in mergers or acquisitions or dispose of assets, pay dividends or make other distributions, voluntarily prepay other indebtedness, enter into transactions with affiliated persons, make investments, and change the nature of their businesses.

The New Credit Agreement also contains customary events of default (subject to thresholds and grace periods), including payment default, covenant default, cross default to other material indebtedness, and judgment defaults.

Open Lending’s ability to comply with these covenants may be affected by events beyond its control, such as market fluctuations impacting net income. Breaches of these covenants will result in a default under the New Credit Agreement, subject to any applicable cure rights, in which case the administrative agent may accelerate the outstanding Term Loan.

If such acceleration under the New Credit Agreement occurs, Open Lending’s ability to fund its operations could be seriously harmed.

Open Lending may be unable to sufficiently protect its proprietary rights and may encounter disputes from time to time relating to its use of the intellectual property of third parties.

Open Lending relies on a combination of trademarks, service marks, copyrights, trade secrets, domain names and agreements with employees and third parties to protect its proprietary rights. Open Lending has service mark registrations in the United States. Open Lending also owns the domain name rights for Openlending.com,

Openlending.net, Openlending.us, Dev-openlending.com, Lendersprotection.org, Lendersprotection.us, Len-pro.org, Lend-pro.us, Lend-pro.net, Lendpro.net, Lendpro.org, Lendpro.us, Lend-pro.com, Lendersprotection.com, Sayyestomoreloans.com, Sayyestomoreloans.net, as well as other words and phrases important to the Open Lending business. Nonetheless, third parties may challenge, invalidate or circumvent Open Lending’s intellectual property, and Open Lending’s intellectual property may not be sufficient to provide it with a competitive advantage.

Despite Open Lending’s efforts to protect these rights, unauthorized third parties may attempt to duplicate or copy the proprietary aspects of its technology and processes. Open Lending’s competitors and other third parties independently may design around or develop similar technology or otherwise duplicate Open Lending’s services or products such that Open Lending could not assert its intellectual property rights against them. In addition, Open Lending’s contractual arrangements may not effectively prevent disclosure of its intellectual property and confidential and proprietary information or provide an adequate remedy in the event of an unauthorized disclosure. Measures in place may not prevent misappropriation or infringement of Open Lending’s intellectual property or proprietary information and the resulting loss of competitive advantage, and Open Lending may be required to litigate to protect its intellectual property and proprietary information from misappropriation or infringement by others, which is expensive and could cause a diversion of resources and may not be successful.

Open Lending also may encounter disputes from time to time concerning intellectual property rights of others, and it may not prevail in these disputes. Third parties may raise claims against Open Lending alleging that Open Lending, or consultants or other third parties retained or indemnified by Open Lending, infringe on their intellectual property rights. Some third-party intellectual property rights may be extremely broad, and it may not be possible for Open Lending to conduct its operations in such a way as to avoid all alleged violations of such intellectual property rights. Given the complex, rapidly changing and competitive technological and business environment in which Open Lending operates, and the potential risks and uncertainties of intellectual property-related litigation, an assertion of an infringement claim against Open Lending may cause Open Lending to spend significant amounts to defend the claim (even if Open Lending ultimately prevails), pay significant monetary damages, lose significant revenues, be prohibited from using the relevant systems, processes, technologies or other intellectual property (temporarily or permanently), cease offering certain products or services, or incur significant license, royalty or technology development expenses.

Moreover, it has become common in recent years for individuals and groups to purchase intellectual property assets for the sole purpose of making claims of infringement and attempting to extract settlements from companies such as Open Lending. Even in instances where Open Lending believes that claims and allegations of intellectual property infringement against it are without merit, defending against such claims is time consuming and expensive and could result in the diversion of time and attention of Open Lending’s management and employees. In addition, although in some cases a third party may have agreed to indemnify Open Lending for such costs, such indemnifying party may refuse or be unable to uphold its contractual obligations. In other cases, insurance may not cover potential claims of this type adequately or at all, and Open Lending may be required to pay monetary damages, which may be significant.

Open Lending’s risk management processes and procedures may not be effective.

Open Lending’s risk management processes and procedures seek to appropriately balance risk and return and mitigate risks. Open Lending has established processes and procedures intended to identify, measure, monitor and control the types of risk to which Open Lending and automotive lenders are subject, including credit risk, market risk, liquidity risk, strategic risk and operational risk. Credit risk is the risk of loss that arises when an obligor fails to meet the terms of an obligation. Market risk is the risk of loss due to changes in external market factors such as interest rates. Liquidity risk is the risk that financial conditions or overall safety and soundness are adversely affected by an inability, or perceived inability, to meet obligations and support business growth.

Strategic risk is the risk from changes in the business environment, improper implementation of decisions or inadequate responsiveness to changes in the business environment. Operational risk is the risk of loss arising from inadequate or failed processes, people or systems, external events (e.g., natural disasters), compliance, reputational or legal matters and includes those risks as they relate directly to Open Lending as well as to third parties with whom Open Lending contracts or otherwise does business.

Management of Open Lending’s risks depends, in part, upon the use of analytical and forecasting models. If these models are ineffective at predicting future losses or are otherwise inadequate, Open Lending may incur unexpected losses or otherwise be adversely affected. In addition, the information Open Lending uses in managing its credit and other risks may be inaccurate or incomplete as a result of error or fraud, both of which may be difficult to detect and avoid. There also may be risks that exist, or that develop in the future, that Open Lending has not appropriately anticipated, identified or mitigated, including when processes are changed or new products and services are introduced. If Open Lending’s risk management framework does not effectively identify and control its risks, Open Lending could suffer unexpected losses or be adversely affected, which could have a material adverse effect on its business.

Some aspects of Open Lending’s platform include open source software, and any failure to comply with the terms of one or more of these open source licenses could negatively affect its business.

Aspects of Open Lending’s platform include software covered by open source licenses. The terms of various open source licenses have not been interpreted by United States courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on Open Lending’s platform. If portions of Open Lending’s proprietary software are determined to be subject to an open source license, Open Lending could be required to publicly release the affected portions of its source code, re-engineer all or a portion of its technologies or otherwise be limited in the licensing of technologies, each of which could reduce or eliminate the value of Open Lending’s technologies and loan products. In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of third-party commercial software because open source licensors generally do not provide warranties or controls on the origin of the software. Many of the risks associated with the use of open source software cannot be eliminated and could adversely affect the Open Lending business.

To the extent that Open Lending seeks to grow through future acquisitions, or other strategic investments or alliances, Open Lending may not be able to do so effectively.

Open Lending may in the future seek to grow its business by exploring potential acquisitions or other strategic investments or alliances. Open Lending may not be successful in identifying businesses or opportunities that meet its acquisition or expansion criteria. In addition, even if a potential acquisition target or other strategic investment is identified, Open Lending may not be successful in completing such acquisition or integrating such new business or other investment. Open Lending may face significant competition for acquisition and other strategic investment opportunities from other well-capitalized companies, many of which have greater financial resources and greater access to debt and equity capital to secure and complete acquisitions or other strategic investments, than Open Lending. As a result of such competition, Open Lending may be unable to acquire certain assets or businesses, or take advantage of other strategic investment opportunities that Open Lending deems attractive; the purchase price for a given strategic opportunity may be significantly elevated; or certain other terms or circumstances may be substantially more onerous. Any delay or failure on Open Lending’s part to identify, negotiate, finance on favorable terms, consummate and integrate any such acquisition, or other strategic investment opportunity could impede Open Lending’s growth.

There is no assurance that Open Lending will be able to manage its expanding operations, including from acquisitions, investments or alliances, effectively or that it will be able to continue to grow, and any failure to do so could adversely affect its ability to generate revenue and control its expenses. Furthermore, Open Lending may be responsible for any legacy liabilities of businesses it acquires or be subject to additional liability in connection with other strategic investments. The existence or amount of these liabilities may not be known at the time of acquisition, or other strategic investment, and may have a material adverse effect on Open Lending’s business.

The effect of comprehensive U.S. tax reform legislation or challenges to Open Lending’s tax positions could adversely affect its business.

Open Lending operates in multiple jurisdictions and is subject to tax laws and regulations of the United States federal, state and local governments. United States federal, state and local tax laws and regulations are complex and subject to varying interpretations. There is no assurance that Open Lending’s tax positions will not be successfully challenged by relevant tax authorities.

In addition, on December 22, 2017, President Trump signed into law the Tax Cuts and Jobs Act (H.R. 1) (the “Tax Act”). Among a number of significant changes to the U.S. federal income tax rules, the Tax Act reduces the marginal U.S. corporate income tax rate from 35% to 21%, limits the deduction for net interest expense, and shifts the United States toward a more territorial tax system. While Open Lending’s analysis of the Tax Act’s impact on cash tax liability and financial condition has not identified any overall material adverse effect, Open Lending is still evaluating the effects of the Tax Act and there are a number of uncertainties and ambiguities as to the interpretation and application of many of the provisions in the Tax Act. In the absence of guidance on these issues, Open Lending will use what it believes are reasonable interpretations and assumptions in interpreting and applying the Tax Act for purposes of determining its cash tax liabilities and results of operations, which may change as it receives additional clarification and implementation guidance and as the interpretation of the Tax Act evolves over time. It is possible that the Internal Revenue Service (the “IRS”) could issue subsequent guidance or take positions on audit that differ from the interpretations and assumptions that Open Lending previously made, which could have a material adverse effect on its cash tax liabilities, results of operations and financial condition, or an indirect effect on its business through its impact on automotive lenders, merchants and consumers. You are urged to consult your tax adviser regarding the implications of the Tax Act.

Future changes in financial accounting standards may significantly change Open Lending’s reported results of operations.

GAAP is subject to standard setting or interpretation by the Financial Accounting Standards Board (“FASB”), the Public Company Accounting Oversight Board (“PCAOB”), the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on Open Lending’s reported financial results and could affect the reporting of transactions completed before the announcement of a change.

Additionally, Open Lending’s assumptions, estimates and judgments related to complex accounting matters could significantly affect its financial results. GAAP and related accounting pronouncements, implementation guidelines and interpretations with regard to a wide range of matters that are relevant to its business, including revenue recognition, finance charge reversals, and share-based compensation, are highly complex and involve subjective assumptions, estimates and judgments by Open Lending. Changes in these rules or their interpretation or changes in underlying assumptions, estimates or judgments by Open Lending could require Open Lending to make changes to its accounting systems that could increase its operating costs and significantly change its reported or expected financial performance.

Risks Related to Open Lending’s Regulatory Environment

Open Lending is subject to federal and state consumer protection laws.

In connection with administration of LPP, Open Lending must comply with various regulatory regimes, including those applicable to consumer credit transactions, various aspects of which are untested as applied to Open Lending’s business model. Insurance producing and claims administration services subject Open Lending to state regulation on a 50-state basis. The complex regulatory environment of the credit and insurance industries are subject to constant change and modification. While changes to statutes and promulgating new regulations may take a substantial amount of time, issuing regulatory guidance with the force of law in the form of opinions, bulletins, and notices can occur quickly. Also, consumer credit and insurance regulators often initiate inquiries into market participants, which can lead to investigations and, ultimately, enforcement actions. As a result, Open Lending is subject to a constantly evolving regulatory environment that is difficult to predict, which may affect Open Lending’s business. The laws to which Open Lending directly or its services by contract are or may be subject directly or indirectly include:

•	state laws and regulations that impose requirements related to loan disclosures and terms, credit discrimination, and unfair or deceptive business practices;

•

the Truth-in-Lending Act, and its implementing Regulation Z, and similar state laws, which require certain disclosures to borrowers regarding the terms and conditions of their loans and credit transactions;

•

Section 5 of the Federal Trade Commission Act, which prohibits unfair and deceptive acts or practices in or affecting commerce, and Section 1031 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), which prohibits unfair, deceptive, or abusive acts or practices (“UDAAP”), in connection with any consumer financial product or service;

•

the Equal Credit Opportunity Act, and its implementing Regulation B, which prohibit creditors from discriminating against credit applicants on the basis of race, color, sex, age, religion, national origin, marital status, the fact that all or part of the applicant’s income derives from any public assistance program or the fact that the applicant has in good faith exercised any right under the Federal Consumer Credit Protection Act or any applicable state law;

•

the Fair Credit Reporting Act (“FCRA”), and its implementing Regulation V, as amended by the Fair and Accurate Credit Transactions Act, which promotes the accuracy, fairness and privacy of information in the files of consumer reporting agencies;

•

the Fair Debt Collection Practices Act, and its implementing Regulation F, the Telephone Consumer Protection Act, as well as state debt collection laws, all of which provide guidelines and limitations concerning the conduct of debt collectors in connection with the collection of consumer debts;

•	the Bankruptcy Code, which limits the extent to which creditors may seek to enforce debts against parties who have filed for bankruptcy protection;

•

the Gramm-Leach-Bliley Act (“GLBA”), and the California Consumer Protection Act, which include limitations on the disclosure of nonpublic personal information by financial institutions about a consumer to nonaffiliated third parties, in certain circumstances requires financial institutions to limit the use and further disclosure of nonpublic personal information by nonaffiliated third parties to whom they disclose such information and requires financial institutions to disclose certain privacy policies and practices with respect to information sharing with affiliated and nonaffiliated entities as well as to safeguard personal customer information, and other privacy laws and regulations;

•

the rules and regulations promulgated by the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the National Credit Union Administration, as well as state banking regulators;

•

the Servicemembers Civil Relief Act, which allows active duty military members to suspend or postpone certain civil obligations so that the military member can devote his or her full attention to military duties;

•

the Electronic Fund Transfer Act, and Regulation E promulgated thereunder, which provide disclosure requirements, guidelines and restrictions on the electronic transfer of funds from consumers’ bank accounts;

•

the Electronic Signatures in Global and National Commerce Act, and similar state laws, particularly the Uniform Electronic Transactions Act, which authorize the creation of legally binding and enforceable agreements utilizing electronic records and signatures; and

•	the Bank Secrecy Act, which relates to compliance with anti-money laundering, customer due diligence and record-keeping policies and procedures.

While Open Lending has developed policies and procedures designed to assist in compliance with these laws and regulations, no assurance is given that its compliance policies and procedures will be effective. Failure to comply with these laws and with regulatory requirements applicable to Open Lending’s business could subject it to damages, revocation of licenses, class action lawsuits, administrative enforcement actions, and civil and criminal liability, which may harm Open Lending’s business.

Open Lending’s industry is highly regulated and is undergoing regulatory transformation, which results in inherent uncertainty. Changing federal, state, and local laws, as well as changing regulatory enforcement policies and priorities, may negatively impact Open Lending’s business.

In connection with Open Lending’s administration of LPP, Open Lending is subject to extensive regulation, supervision and examination under United States federal and state laws and regulations. Open Lending is required to comply with numerous federal, state, and local laws and regulations that regulate, among other things, the manner in which Open Lending administers LPP, the terms of the loans that automotive lenders originate, the products of insurance carriers, production of those products, insurance claims administration, and the fees that Open Lending may charge. Any failure to comply with any of these laws or regulations could subject Open Lending to lawsuits or governmental actions and/or damage Open Lending’s reputation, which could materially and adversely affect Open Lending’s business. Regulators have broad discretion with respect to the interpretation, implementation, and enforcement of these laws and regulations, including through enforcement actions that could subject Open Lending to civil money penalties, customer remediations, increased compliance costs, and limits or prohibitions on Open Lending’s ability to offer certain products or services or to engage in certain activities. In addition, to the extent that Open Lending undertakes actions requiring regulatory approval or non-objection, regulators may make their approval or non-objection subject to conditions or restrictions that could have a material adverse effect on its business. Moreover, any competitors subject to different, or in some cases less restrictive, legislative or regulatory regimes may have or obtain a competitive advantage over Open Lending.

Additionally, federal, state, and local governments and regulatory agencies have proposed or enacted numerous new laws, regulations, and rules related to loans. Federal and state consumer credit and insurance regulators are also enforcing existing laws, regulations, and rules more aggressively and enhancing their supervisory expectations regarding the management of legal and regulatory compliance risks. Consumer finance and insurance regulation is constantly changing, and new laws or regulations, or new interpretations of existing laws or regulations, could have a materially adverse impact on Open Lending’s ability to operate as currently intended.

These regulatory changes and uncertainties make Open Lending’s business planning more difficult and could result in changes to its business model and potentially adversely impact its results of operations. New laws or regulations also require Open Lending to incur significant expenses to ensure compliance. As compared to Open Lending’s competitors, Open Lending could be subject to more stringent state or local regulations or could incur marginally greater compliance costs as a result of regulatory changes. In addition, Open Lending’s failure to comply (or to ensure that its agents and third-party service providers comply) with these laws or regulations may result in costly litigation or enforcement actions, the penalties for which could include: revocation of licenses; fines and other monetary penalties; civil and criminal liability; substantially reduced payments by borrowers; modification of the original terms of loans, permanent forgiveness of debt, or inability to, directly or indirectly, collect all or a part of the principal of or interest on loans; and increased purchases of receivables underlying loans originated by automotive lenders and indemnification claims.

Proposals to change the statutes affecting financial services companies are frequently introduced in Congress and state legislatures that, if enacted, may affect its operating environment in substantial and unpredictable ways. In addition, numerous federal and state regulators have the authority to promulgate or change regulations that could have a similar effect on Open Lending’s operating environment. Open Lending cannot determine with any degree of certainty whether any such legislative or regulatory proposals will be enacted and, if enacted, the ultimate impact that any such potential legislation or implementing regulations, or any such potential regulatory actions by federal or state regulators, would have upon Open Lending’s business.

With respect to state regulation, although Open Lending seeks to comply with applicable state insurance, insurance brokering, insurance agency regulations, third-party administration company statutes and similar statutes in all U.S. jurisdictions, and with licensing and other requirements that Open Lending believes may be applicable to it, if Open Lending is found to not have complied with applicable laws, Open Lending could lose one or more of its licenses or authorizations or face other sanctions or penalties or be required to obtain a license in one or more such jurisdictions, which may have an adverse effect on Open Lending’s ability to make the LPP available to borrowers in particular states and, thus, adversely impact Open Lending’s business.

Open Lending is also subject to potential enforcement and other actions that may be brought by state attorneys general or other state enforcement authorities and other governmental agencies. Any such actions could subject Open Lending to civil money penalties and fines, customer remediations, and increased compliance costs, damage its reputation and brand and limit or prohibit Open Lending’s ability to offer certain products and services or engage in certain business practices.

New laws, regulations, policy or changes in enforcement of existing laws or regulations applicable to Open Lending’s business, or reexamination of current practices, could adversely impact Open Lending’s profitability, limit its ability to continue existing or pursue new business activities, require it to change certain of its business practices or alter its relationships with LPP customers, affect retention of key personnel, or expose Open Lending to additional costs (including increased compliance costs and/or customer remediation). These changes also may require Open Lending to invest significant resources, and devote significant management attention, to make any necessary changes and could adversely affect its business.

The highly regulated environment in which automotive lenders and insurance carriers operate could have an adverse effect on Open Lending’s business.

Automotive lenders and insurance carriers are subject to federal and/or state supervision and regulation. Federal regulation of the banking or insurance industries, along with tax and accounting laws, regulations, rules, and standards, may limit their operations significantly and control the methods by which they conduct business. In addition, compliance with laws and regulations can be difficult and costly, and changes to laws and regulations can impose additional compliance requirements. For example, the Dodd-Frank Act imposes significant regulatory and compliance obligations on financial institutions. Regulatory requirements affect automotive lenders’ lending and investment practices and insurance carriers’ offerings, among other aspects of their businesses, and restrict transactions between Open Lending and its automotive lenders and insurance carriers. These requirements may constrain the operations of automotive lenders and insurance carriers, and the adoption of new laws and changes to, or repeal of, existing laws may have a further impact on Open Lending’s business.

In choosing whether and how to conduct business with Open Lending, current and prospective automotive lenders and insurance carriers can be expected to take into account the legal, regulatory, and supervisory regimes that apply to them, including potential changes in the application or interpretation of regulatory standards, licensing requirements, or supervisory expectations. Regulators may elect to alter standards or the interpretation of the standards used to measure regulatory compliance or to determine the adequacy of liquidity, certain risk management or other operational practices for financial services companies in a manner that impacts automotive lenders or insurance carriers. Furthermore, the regulatory agencies have extremely broad discretion in their interpretation of the regulations and laws and their interpretation of the quality of automotive lenders’ loan portfolios and other assets. If any regulatory agency’s assessment of the quality of automotive lenders’ assets, operations, lending practices, investment practices or other aspects of their business changes, or those with respect to insurance carriers, it may materially reduce automotive lenders’ or insurance carriers’ earnings, capital ratios and share price in such a way that affects Open Lending’s business.

Bank holding companies, credit unions, financial institutions, automobile lenders, and insurance carriers and producers are extensively regulated and currently face an uncertain regulatory environment. Applicable state and federal laws, regulations and interpretations, including licensing laws and regulations, and enforcement policies and accounting principles have been subject to significant changes in recent years, and may be subject to significant future changes. Open Lending cannot predict with any degree of certainty the substance or effect of pending or future legislation or regulation or the application of laws and regulations to automotive lenders and insurance carriers. Future changes may have a material adverse effect on automotive lenders or insurance carriers and, therefore, on Open Lending.

Open Lending is subject to regulatory examinations and investigations and may incur fines, penalties and increased costs that could negatively impact the Open Lending business.

Federal and state agencies have broad enforcement powers over Open Lending, including powers to investigate Open Lending’s business practices and broad discretion to deem particular practices unfair, deceptive, abusive or otherwise not in accordance with the law. The continued focus of regulators on the consumer financial services industry has resulted, and could continue to result, in new enforcement actions that could, directly or indirectly, affect the manner in which Open Lending conducts its business and increase the costs of defending and settling any such matters, which could negatively impact its business. In some cases, regardless of fault, it may be less time-consuming or costly to settle these matters, which may require Open Lending to implement certain changes to its business practices, provide remediation to certain individuals or make a settlement payment to a given party or regulatory body. There is no assurance that any future settlements will not have a material adverse effect on Open Lending’s business.

In addition, the laws and regulations applicable to Open Lending are subject to administrative or judicial interpretation. Some of these laws and regulations have been enacted only recently and may not yet have been interpreted or may be interpreted infrequently. As a result of infrequent or sparse interpretations, ambiguities in these laws and regulations may create uncertainty with respect to what type of conduct is permitted or restricted under such laws and regulations. Any ambiguity under a law or regulation to which Open Lending is subject may lead to regulatory investigations, governmental enforcement actions and private causes of action, such as class action lawsuits, with respect to Open Lending’s compliance with such laws or regulations.

The contours of the Dodd-Frank UDAAP standard remain uncertain, and there is a risk that certain features of the Open Lending business could be deemed to be a UDAAP.

The Dodd-Frank Act prohibits UDAAP and authorizes the Consumer Financial Protection Bureau (“CFPB”) to enforce that prohibition. The CFPB has filed a large number of UDAAP enforcement actions against consumer lenders for practices that do not appear to violate other consumer finance statutes. There is a risk that the CFPB could determine that certain features of automotive lender loans are unfair, deceptive or abusive, which could have a material adverse effect on Open Lending’s business.

Regulations relating to privacy, information security, and data protection could increase Open Lending’s costs, affect or limit how Open Lending collects and uses personal information, and adversely affect its business opportunities.

Open Lending is subject to various privacy, information security and data protection laws, including requirements concerning security breach notification, and it could be negatively impacted by them. For example, in connection with Open Lending’s administration of LPP, Open Lending is subject to the GLBA and implementing regulations and guidance. Among other things, the GLBA (i) imposes certain limitations on the ability to share consumers’ nonpublic personal information with nonaffiliated third parties and (ii) requires certain disclosures to consumers about their information collection, sharing and security practices and their right to “opt out” of the institution’s disclosure of their personal financial information to nonaffiliated third parties (with certain exceptions).

Furthermore, legislators and/or regulators are increasingly adopting or revising privacy, information security and data protection laws that potentially could have a significant impact on Open Lending’s current and planned privacy, data protection and information security-related practices; Open Lending’s collection, use, sharing, retention and safeguarding of consumer and/or employee information; and some of Open Lending’s current or planned business activities. This also could increase Open Lending’s costs of compliance and business operations and could reduce income from certain business initiatives.

Compliance with current or future privacy, information security and data protection laws (including those regarding security breach notification) affecting customer and/or employee data to which Open Lending is subject could result in higher compliance and technology costs and could restrict Open Lending’s ability to provide certain products and services (such as products or services that involve sharing information with third parties or storing sensitive credit card information), which could materially and adversely affect Open Lending’s profitability. Additionally, there is always a danger that regulators can attempt to assert authority over the Open Lending business in the area of privacy, information security and data protection. If Open Lending’s vendors also become subject to laws and regulations in the more stringent and expansive jurisdictions, this could result in increasing costs on Open Lending’s business.

Privacy requirements, including notice and opt-out requirements, under the GLBA and FCRA are enforced by the Federal Trade Commission and by the CFPB through UDAAP and are a standard component of CFPB examinations. State entities also may initiate actions for alleged violations of privacy or security requirements under state law. Open Lending’s failure to comply with privacy, information security and data protection laws could result in potentially significant regulatory investigations and government actions, litigation, fines or sanctions; consumer, automotive lender or merchant actions; and damage to Open Lending’s reputation and brand, all of which could have a material adverse effect on Open Lending’s business.

If Open Lending was found to be operating without having obtained necessary state or local licenses, it could adversely affect its business.

Certain states have adopted laws regulating and requiring licensing by parties that engage in certain activity regarding consumer finance and insurance transactions, including facilitating and assisting such transactions in certain circumstances. Furthermore, certain states and localities have also adopted laws requiring licensing for consumer debt collection or servicing. While Open Lending believes it has obtained all necessary licenses, the application of some consumer finance or insurance producer and claims administration licensing laws to LPP is unclear. If Open Lending was found to be in violation of applicable state licensing requirements by a court or a state, federal, or local enforcement agency, it could be subject to fines, damages, injunctive relief (including required modification or discontinuation of Open Lending’s business in certain areas), criminal penalties and other penalties or consequences, and the loans originated through LPP could be rendered void or unenforceable in whole or in part, any of which could have a material adverse effect on Open Lending’s business.

Open Lending may in the future be subject to federal or state regulatory inquiries regarding its business.

From time to time, in the normal course of its business, Open Lending may receive or be subject to, inquiries or investigations by state and federal regulatory agencies and bodies, such as the CFPB, state Attorneys General, state financial regulatory agencies, and other state or federal agencies or bodies regarding LPP, including the origination and servicing of consumer loans, practices by merchants or other third parties, production of insurance policies, administration of insurance claims and licensing, and registration requirements. For example, in the future, Open Lending may enter into regulatory agreements with state agencies regarding issues including automotive lender conduct and oversight and loan pricing. Open Lending also may receive inquiries from state regulatory agencies regarding requirements to obtain licenses from or register with those states, including in states where Open Lending has determined that it is not required to obtain such a license or be registered with the state. Any such inquiries or investigations could involve substantial time and expense to analyze and respond to, could divert management’s attention and other resources from running Open Lending’s business, and could lead to public enforcement actions or lawsuits and fines, penalties, injunctive relief, and the need to obtain additional licenses that it does not currently possess. Open Lending’s involvement in any such matters, whether tangential or otherwise, even if the matters are ultimately determined in Open Lending’s favor, could also cause significant harm to its reputation, lead to additional investigations and enforcement actions from other agencies or litigants, and further divert management attention and resources from the operation of Open Lending’s business. As a result, the outcome of legal and regulatory actions arising out of any state or federal inquiries Open Lending receives could be material to its business, results of operations, financial condition and cash flows and could have a material adverse effect on its business, financial condition or results of operations.

Risks Related to the Business Combination and Integration of Businesses

Open Lending’s management has limited experience in operating a public company.

Open Lending’s executive officers and directors have limited experience in the management of a publicly traded company. Open Lending’s management team may not successfully or effectively manage the ongoing transition to a public company, and the Company will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of Open Lending. It is possible that Open Lending will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase our operating costs in future periods.

We will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

As a public company, we will continue to face increased legal, accounting, administrative and other costs and expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require us to carry out activities we have not done previously. In addition, additional expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on the board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

We qualify as an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies this could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we are eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. we will remain an emerging growth company until the earliest of (i) we are deemed to be a “large accelerated filer” as defined in the Exchange Act, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more during such fiscal year, (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock in our initial public offering. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We may elect not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find our common stock less attractive because we will rely on these exemptions, which may result in a less active trading market for our common stock and its stock price may be more volatile.

We may from time to time be subject to litigation and other claims.

We may from time to time become subject to litigation claims in the operation of our business, including, but not limited to, with respect to employee matters and contract matters. From time to time, we may also face intellectual property infringement, misappropriation, or invalidity/non-infringement claims from third parties, and some of these claims may lead to litigation. We may initiate claims to assert or defend our intellectual property against third parties. Any litigation may be expensive and time-consuming and could divert management’s attention from our business and negatively affect its operating results or financial condition. The outcome of any litigation cannot be guaranteed, and adverse outcomes can affect us negatively.

Our ability to successfully operate the business will largely depend upon the efforts of certain of our key personnel. The loss of such key personnel could negatively impact our operations and financial results.

Our ability to successfully operate the business is dependent upon the efforts of certain of our key personnel. It is possible that we will lose some key personnel, the loss of which could negatively impact our operations and profitability. Furthermore, certain of our key personnel may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause us to have to expend time and resources helping them become familiar with such requirements.

Our principal stockholders and management control us and their interests may conflict with yours in the future.

Our executive officers and directors and significant affiliated stockholders currently own nearly 30% of the outstanding voting stock of the Company. Each share of our common stock initially entitles its holders to one vote on all matters presented to stockholders generally. Accordingly, those owners, if voting in the same manner, will be able to control the election and removal of our directors and thereby determine corporate and management policies, including potential mergers or acquisitions, payment of dividends, asset sales, amendments of the certificate of incorporation and bylaws and other significant corporate transactions for so long as they retain significant ownership. This concentration of ownership may delay or deter possible changes in control of Open Lending, which may reduce the value of an investment in our common stock. So long as they continue to own a significant amount of the combined voting power, even if such amount is less than 50%, they will continue to be able to strongly influence or effectively control decisions of the Company.

We will be required to make payments under the Tax Receivable Agreement for certain tax benefits we may claim, and the amounts of such payments could be significant.

In connection with the closing of the Business Combination, Open Lending entered into the Tax Receivable Agreement with Nebula, the Blocker, the Blocker Holder, and Open Lending. Prior to the closing of the Business Combination, (i) 100% of the interest in Open Lending was held by the Blocker and the Company Unit Sellers, and (ii) 100% of the Blocker was held by the Blocker Holder. The Tax Receivable Agreement generally provides for the payment by Open Lending to the Company Unit Sellers and Blocker Holder, as applicable, of 85% of the net cash savings, if any, in U.S. federal, state and local income tax that Open Lending actually realizes (or is deemed to realize in certain circumstances) in periods after the closing of the Business Combination as a result of: (i) certain tax attributes of Blocker and/or Open Lending that existed prior to the Business Combination and were attributable to the Blocker; (ii) certain increases in the tax basis of Open Lending’s assets resulting from the Second Merger; (iii) imputed interest deemed to be paid by Open Lending as a result of payments made under the Tax Receivable Agreement; and (iv) certain increases in tax basis resulting from payments under the Tax Receivable Agreement. Open Lending will retain the benefit of the remaining 15% of these cash savings. The amount of the cash payments that Open Lending may be required to make under the Tax Receivable Agreement could be significant and is dependent upon future events and assumptions, including the amount and timing of taxable income Open Lending generates in the future, the U.S. federal income tax rate then applicable and the portion of Open Lending’s payments under the Tax Receivable Agreement that constitute interest or give rise to depreciable or amortizable tax basis. Moreover, payments under the Tax Receivable Agreement will be based on the tax reporting positions that Open Lending determines, which tax reporting positions are subject to challenge by taxing authorities. Open Lending will be dependent on distributions from the Blocker to make payments under the Tax Receivable Agreement, and we cannot guarantee that such distributions will be made in sufficient amounts or at the times needed to enable Open Lending to make its required payments under the Tax Receivable Agreement, or at all. Any payments made by Open Lending to the Company Unit Sellers or Blocker Holder under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to Open Lending. To the extent that Open Lending is unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid. Nonpayment for a specified period may constitute a breach of a material obligation under the Tax Receivable Agreement, and therefore, may accelerate payments due under the Tax Receivable Agreement. The payments under the Tax Receivable Agreement are also not conditioned upon the Company Unit Sellers or Blocker Holder maintaining a continued ownership interest in us.

In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, we realize in respect of the tax attributes subject to the Tax Receivable Agreement.

The Tax Receivable Agreement provides that if we breach any of our material obligations under the Tax Receivable Agreement, if we undergo a change of control or if, at any time, we elect an early termination of the Tax Receivable Agreement, then the Tax Receivable Agreement will terminate and our obligations, or our successor’s obligations, to make payments under the Tax Receivable Agreement would accelerate and become immediately due and payable. The amount due and payable in those circumstances is determined based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreement. We may need to incur debt to finance payments under the Tax Receivable Agreement to the extent our cash resources are insufficient to meet our obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise.

As a result of the foregoing, (i) we could be required to make cash payments to the Company Unit Sellers or Blocker Holder that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits that are subject to the Tax Receivable Agreement, and (ii) we could be required to make a cash payment equal to the present value of the anticipated future tax benefits that are the subject of the Tax Receivable Agreement, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combination, or other changes of control due to the additional transaction costs a potential acquirer may attribute to satisfying such obligations. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement.

We will not be reimbursed for any payments made to the Company Unit Sellers or Blocker Holder under the Tax Receivable Agreement in the event that any tax benefits are disallowed.

We will not be reimbursed for any cash payments previously made to the Company Unit Sellers or Blocker Holder pursuant to the Tax Receivable Agreement if any tax benefits initially claimed by us are subsequently challenged by a taxing authority and are ultimately disallowed. Instead, any excess cash payments made by us to a Company Unit Seller or Blocker Holder will be netted against any future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement. However, a challenge to any tax benefits initially claimed by us may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments from which to net against. The applicable U.S. federal income tax rules are complex and factual in nature, and there can be no assurance that the IRS or a court will not disagree with our tax reporting positions. As a result, it is possible that we could make cash payments under the Tax Receivable Agreement that are substantially greater than our actual cash tax savings.

Our amended and restated bylaws designate specific courts as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with us.

Pursuant to our amended and restated bylaws, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for any state law claim for (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of or based on a breach of a fiduciary duty owed by any director, officer or other employee of ours to us or our stockholders; (3) any action asserting a claim pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws; or (4) any action asserting a claim governed by the internal affairs doctrine, or the Delaware Forum Provision. The Delaware Forum Provision will not apply to any causes of action arising under the Securities Act or the Exchange Act. Our amended and restated bylaws further provide that unless we consent in writing to the selection of an alternative forum, the United States District Court for the Western District of Texas shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, or the Federal Forum Provision. In addition, our amended and restated bylaws provide that any person or entity purchasing or otherwise acquiring any interest in shares of our common stock is deemed to have notice of and consented to the Delaware Forum Provision and the Federal Forum Provision; provided, however, that stockholders cannot and will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

We recognize that the Delaware Forum Provision and the Federal Forum Provision in our amended and restated bylaws may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware or the State of Texas. Additionally, the forum selection clauses in our amended and restated bylaws may limit our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage the filing of lawsuits against us and our directors, officers and employees, even though an action, if successful, might benefit our stockholders. In addition, while the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court were “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce our Federal Forum Provision. If the Federal Forum Provision is found to be unenforceable, we may incur additional costs associated with resolving such matters. The Federal Forum Provision may also impose additional litigation costs on stockholders who assert that the provision is not enforceable or invalid. The Court of Chancery of the State of Delaware and the United States District Court for the Western District of Texas may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.

Risks Related to Our Common Stock

An active trading market for our common stock may not be sustained, which may make it difficult to sell the shares of our common stock you purchase.

An active trading market for our common stock may not be sustained, which would make it difficult for you to sell your shares of our common stock at an attractive price (or at all). The market price of our common stock may decline below your purchase price, and you may not be able to sell your shares of our common stock at or above the price you paid for such shares (or at all).

There can be no assurance that we will be able to comply with the continued listing standards of NASDAQ.

If NASDAQ delists our shares of common stock from trading on its exchange for failure to meet Nasdaq’s listing standards, we and our stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•

a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The market price of our common stock may be volatile, which could cause the value of your investment to decline.

Even if a trading market develops, the market price of our common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market and political conditions, could reduce the market price of shares of our common stock in spite of our operating performance. In addition, our results of operations could be below the expectations of public market analysts and investors due to a number of potential factors, including variations in our quarterly or annual results of operations, additions or departures of key management personnel, the loss of key automotive lenders, changes in our earnings estimates (if provided) or failure to meet analysts’ earnings estimates, publication of research reports about our industry, litigation and government investigations, changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting our business, adverse market reaction to any indebtedness we may incur or securities we may issue in the future, changes in market valuations of similar companies or speculation in the press or the investment community with respect to us or our industry, adverse announcements by us or others and developments affecting us, announcements by our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments, actions by institutional stockholders, and increases in market interest rates that may lead investors in our shares to demand a higher yield, and in response the market price of shares of our common stock could decrease significantly.

These broad market and industry factors may decrease the market price of our common stock, regardless of our actual operating performance. The stock market in general has, from time to time, experienced extreme price and volume fluctuations. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. Such litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Our issuance of additional capital stock in connection with financings, acquisitions, investments, our stock incentive plans or otherwise will dilute all other stockholders.

We expect to issue additional capital stock in the future that will result in dilution to all other stockholders. We expect to grant equity awards to employees, directors, and consultants under our stock incentive plans. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in complementary companies, products, or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per share value of our common stock to decline.

Sales of a substantial amount of our common stock could cause the price of our securities to fall.

Following this offering, nearly 30% of the outstanding shares of our common stock is held by entities affiliated with us and our executive officers and directors. Sales of substantial amounts of our common stock in the public market, or the perception that such sales will occur, could adversely affect the market price of our common stock and make it difficult for us to raise funds through securities offerings in the future. In addition, we, all of our directors, our executive officers and the selling stockholders have each agreed, subject to certain exceptions, to be subject to a 60-day lock-up restriction in connection with this offering. The market price of our common stock may decline when this lock-up restriction lapses.

The exercise of registration rights may adversely affect the market price of our common stock.

In connection with the consummation of the Business Combination, Open Lending, LLC, Open Lending Corporation, Nebula, certain persons and entities holding membership units of Open Lending and certain persons and entities holding Founder Shares (collectively, the “Holders”) entered into the Investor Rights Agreement. Pursuant to the terms of the Investor Rights Agreement, we are obligated to file a registration statement to register the resale of certain of our securities held by the Holders. In addition, pursuant to the terms of the Investor Rights Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Holders may demand at any time or from time to time, that we file a registration statement on Form S-1, or any similar long-form registration statement, or if available, on Form S-3 to register the shares of our common stock held by such Holders. The Investor Rights Agreement also provides the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions. The Investor Rights Agreement further provides for our shares of common stock held by the Holders to be locked-up for 180 days after the closing of the Business Combination. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of our common stock.

Because we have no current plans to pay cash dividends on our common stock, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We have no current plans to pay cash dividends on our common stock. The declaration, amount and payment of any future dividends will be at the sole discretion of our board of directors. Our board of directors may take into account general and economic conditions, our financial condition and operating results, our available cash, current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications on the payment of dividends by us to our stockholders or by our subsidiary to us and such other factors as our board of directors may deem relevant. In addition, the terms of our existing financing arrangements restrict or limit our ability to pay cash dividends. Accordingly, we may not pay any dividends on our common stock in the foreseeable future.

Future offerings of debt or equity securities by us may adversely affect the market price of our common stock.

In the future, we may attempt to obtain financing or to further increase our capital resources by issuing additional shares of our common stock or offering debt or other equity securities, including commercial paper, medium-term notes, senior or subordinated notes, debt securities convertible into equity or shares of preferred stock. Future acquisitions could require substantial additional capital in excess of cash from operations. We would expect to obtain the capital required for acquisitions through a combination of additional issuances of equity, corporate indebtedness and/or cash from operations.

Issuing additional shares of our common stock or other equity securities or securities convertible into equity may dilute the economic and voting rights of our existing stockholders or reduce the market price of our common stock or both. Upon liquidation, holders of such debt securities and preferred shares, if issued, and lenders with respect to other borrowings would receive a distribution of our available assets prior to the holders of our common stock. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing and nature of our future offerings.

Certain provisions of our certificate of incorporation and bylaws could hinder, delay or prevent a change in control of us, which could adversely affect the price of our common stock.

Certain provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire us without the consent of our board of directors. Among other things, these provisions:

•

authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include super voting, special approval, dividend, or other rights or preferences superior to the rights of the holders of our common stock;

•	prohibit stockholder action by written consent, requiring all stockholder actions be taken at a meeting of our stockholders;

•	provide that the board of directors is expressly authorized to make, alter or repeal our bylaws;

•	establish advance notice requirements for nominations for elections to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings; and

•

establish a classified board of directors, as a result of which our board of directors will be divided into three classes, with each class serving for staggered three-year terms, which prevents stockholders from electing an entirely new board of directors at an annual meeting.

In addition, these provisions may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by our management or our board of directors. Stockholders who might desire to participate in these types of transactions may not have an opportunity to do so, even if the transaction is favorable to them. These anti-takeover provisions could substantially impede your ability to benefit from a change in control or change our management and board of directors and, as a result, may adversely affect the market price of our common stock and your ability to realize any potential change of control premium.

If securities and industry analysts publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend, in part, on the research and reports that securities and industry analysts publish about us and our business. Securities and industry analysts do not currently, and may never, cover the Company. If securities and industry analysts do not commence coverage of the Company, the trading price of our stock would likely be negatively impacted. If one or more of the securities or industry analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of the Company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

USE OF PROCEEDS

All of the shares of common stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their respective amounts. We will not receive any of the proceeds from these sales. We will, however, bear the costs associated with the sale of shares by the selling stockholders, other than underwriting discounts and commissions.

CAPITALIZATION

The following table sets forth the cash and cash equivalents and capitalization as of December 31, 2020:

•	On an actual basis; and

•	On an adjusted basis after giving effect to the purchase of $20.0 million of our common stock concurrently with the offering

	As of December 31, 2020 Actual	As adjusted	Note
	(in thousands)
Cash and cash equivalents	101,513	81,513	A, C
Stockholders’ equity
Preferred stock, $0.01 par value; 10,000,000 shares authorized and 0 shares issued and outstanding as of December 31, 2020	—	—
Common stock, $0.01 par value; 550,000,000 shares authorized, 128,198,185 shares issued and 126,803,096 shares outstanding as of December 31, 2020	1,282	1,282	B
Additional paid-in capital	491,246	491,246	B
Accumulated deficit	(428,406)	(428,406)
Treasury stock, at cost, 1,395,089 shares at December 31, 2020	(37,500)	(57,500)	C

Total stockholders’ equity	26,622	6,622

A

The Company will not receive any proceeds from the sale of shares of common stock by the Selling Stockholders pursuant to this prospectus. However, the Company will pay expenses, other than underwriting discounts and commissions and certain expenses incurred by the Selling Stockholders in disposing the securities, associated with the sale of securities pursuant to this prospectus. The estimated expense is deemed immaterial.

B

The shares of securities being registered pursuant to this prospectus were issued to and owned by the Selling Stockholders. The Company is not issuing additional shares in this prospectus, and therefore, there is no impact to the company’s common stock and additional paid-in capital as a result of the resale of shares of securities by the Selling Stockholders.

C	The as adjusted amount reflect the effect of the Company’s repurchase of shares of common stock offered by the Sellling Stockholders aggregating at an estimated cost of $20.0 million.

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION

Market Price and Ticker Symbol

Our common stock is currently listed on Nasdaq under the symbol “LPRO”.

The closing price of the common stock on March 26, 2021, was $36.95.

Holders

As of March 12, 2021, there were 44 holders of record of our common stock. Such numbers do not include beneficial owners holding our securities through nominee names.

Dividend Policy

We have no current plans to pay cash dividends on our common stock. The declaration, amount and payment of any future dividends will be at the sole discretion of our board of directors. Our board of directors may take into account general and economic conditions, our financial condition and operating results, our available cash, current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications on the payment of dividends by us to our stockholders or by our subsidiary to us and such other factors as our board of directors may deem relevant. In addition, the terms of our existing financing arrangements restrict or limit our ability to pay cash dividends. Accordingly, we may not pay any dividends on our common stock in the foreseeable future.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of Open Lending’s consolidated results of operations and financial condition. The discussion should be read in conjunction with Open Lending’s consolidated financial statements and notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under the heading “Risk Factors”. Actual results may differ materially from those contained in any forward-looking statements.

Business Overview

We are a leading provider of lending enablement and risk analytics to credit unions, regional banks and OEM Captives. Our clients, collectively referred to herein as automotive lenders, make automotive consumer loans to underserved near- prime and non-prime borrowers by harnessing our risk-based pricing models, powered by our proprietary data and real-time underwriting of automotive loan default insurance coverage from insurers. Since our inception in 2000, we have facilitated over $9.2 billion in automotive loans, accumulating over 20 years of proprietary data and developing over two million unique risk profiles. As of February 2021, We cater to approximately 360 active automotive lenders.

We specialize in risk-based pricing and modeling and provide automated decision-technology for automotive lenders throughout the United States. We believe that we address the financing needs of near-prime and non-prime borrowers, or borrowers with a credit bureau score between 560 and 699, who are underserved in the automotive finance industry. Traditional lenders focus on prime borrowers, where an efficient market has developed with interest rate competition that benefits borrowers. Independent finance companies focus on sub-prime borrowers. Borrowers that utilize the near-prime and non-prime automotive lending market have fewer lenders focused on loans with longer terms or higher advance rates. As a result, many near-prime and non-prime borrowers turn to sub-prime lenders, resulting in higher interest rate loan offerings than such borrower’s credit profile often merits or warrants. We seek to make this market more competitive, resulting in more attractive loan terms.

Our flagship product, LPP, enables automotive lenders to make loans that are largely insured against losses from defaults. We have been developing and advancing the proprietary underwriting models used by LPP for approximately 20 years. We believe LPP provides significant benefits to our growing ecosystem of automotive lenders, automobile dealers and insurers.

A key element of LPP is the ability to facilitate risk-based interest rates that are appropriate for each loan and lender and electronically submitted to our automotive lenders within approximately five seconds after we receive a loan application. Our interest rate pricing is customized to each automotive lender, reflecting the cost of capital, loan servicing costs, loan acquisition costs, expected recovery rates and target return on assets of each automotive lender. Using our risk models, we project monthly loan performance results, including expected losses and prepayments for automotive lenders that use LPP. The product of this process is a risk-based interest rate, inclusive of elements to recover all projected costs, program fees and insurance premiums, given the risk of the loan, to return a targeted return on asset goal.

We believe that our market opportunity is significant. The near-prime and non-prime automotive loan market is $250 billion annually, resulting in an approximately $14.4 billion annual revenue opportunity. We are currently serving less than 1% of this market, providing a significant growth opportunity.

Executive Overview

We facilitate certified loans and have achieved financial success by increasing our penetration of the near-prime and non-prime automotive loan market while diversifying our customer base and refining our data analysis capabilities.

During the year ended December 31, 2020, we facilitated 94,226 certified loans, representing an increase of 20.1% from 78,434 in the year ended December 31, 2019, which in turn increased by 38.3% from 56,705 in the year ended December 31, 2018.

Total revenue was $108.9 million for the year ended December 31, 2020, representing an increase of 17.3% from $92.8 million in the year ended December 31, 2019, which in turn increased by 77.9% from $52.2 million in the year ended December 31, 2018. Revenue increased by $19.2 million as a result of the adoption of ASC 606 for the year ended December 31, 2019. Prior period annual results have not been restated so this lack of comparability should be considered in reviewing this discussion and analysis.

Operating income was $56.7 million for the year ended December 31, 2020, representing a decline of 9.4% from $62.6 million in the year ended December 31, 2019, which in turn increased by 119.9% from $28.5 million in the year ended December 31, 2018.

Net loss was $(97.6) million for the year ended December 31, 2020, representing a decrease of (256.0)% from net income of $62.5 million in the year ended December 31, 2019, which in turn increased by 121.2% from $28.3 million in the year ended December 31, 2018.

Adjusted EBITDA was $69.5 million for the year ended December 31, 2020, representing an increase of 7.1% from $64.9 million in the year ended December 31, 2019, which in turn increased by 107.4% from $31.3 million in the year ended December 31, 2018.

Information regarding use of Adjusted EBITDA, a non-GAAP measure, and a reconciliation of Adjusted EBITDA to net income, the most comparable GAAP measure, is included in “Non-GAAP Financial Measures”.

Highlights

The table below summarizes the total dollar-value of insured loans we facilitated, the number of new contracts we signed with automotive lenders and the number of OEM Captive relationships we entered into for the years ended December 31, 2020, 2019 and 2018:

	Years ended December 31,
	2020	2019	2018
	(in thousands, except number of contracts or OEM Captives)
Value of insured loans facilitated(1)	$2,126,327	$1,755,175	$1,246,551
Number of contracts signed with automotive lenders	55	77	58
Number of OEM Captives contracted	—	2	—

(1)	Value of insured loans are calculated as the total original loan amount with active institutions as of the end of each reporting period.

Key Performance Measures

We review several key performance measures, discussed below, to evaluate business and results, measure performance, identify trends, formulate plans and make strategic decisions. We believe that the presentation of such metrics is useful to our investors and counterparties because they are used to measure and model the performance of companies such as Open Lending, with recurring revenue streams.

Automotive Loans

We refer to “automotive loans” as the number of loans facilitated through LPP during a given period. Additionally, we refer to loans with a one-time upfront payment as “single-pay” loans and those paid over twelve months in monthly installments as “monthly-pay” loans.

Average Program Fee

We define “average program fee” as the total program fee billed for a period divided by the number of certified loans in that period.

Insurers’ Aggregate Underwriting Profit

We define “insurers’ aggregate underwriting profit” as the total underwriting profit expected to be received by insurers over the expected life of the insured loans.

Insurers’ Annual Earned Premium

We define “insurers’ annual earned premium” as the total insurance premium earned by insurers in a given period.

Insurers’ Average Earned Premium Per Loan

We define “insurers’ average earned premium per loan” as the total single premium equivalent insurance premium written in a period by insurers divided by the number of certified loans in that period.

Recent Developments

New Credit Agreement

On March 19, 2021, we, along with certain of our subsidiaries, entered into a credit agreement with Wells Fargo Bank, N.A., as administrative agent, and the other lenders from time to time party thereto (the “New Credit Agreement”). The New Credit Agreement provides for a senior secured term loan facility of up to $125.0 million that was funded on the closing date (the “Term A Loans”) along with a senior secured revolving loan facility of up to $50.0 million at any time outstanding (the “Revolving Facility, and, together with the Term A Loans, the “Credit Facilities”).

The proceeds of the Credit Facilities were used to, among other things, refinance existing indebtedness, including the credit agreement, dated March 11, 2020 among UBS AG Stamford Branch, and the lenders party thereto (the “Credit Agreement”) and for working capital and other general corporate purposes.

Borrowings under the New Credit Agreement bear interest at a variable rate based on the net secured leverage ratio, subject to a floor of 0.0%. The anticipated opening interest rate of the Credit Facilities is L + 2.00%, which represents a significantly lower rate than we paid on our previous indebtedness. The Credit Facilities mature on March 19, 2026 (the “Maturity Date”). Subject to the terms and conditions set forth in the New Credit Agreement, we may be required to make certain mandatory prepayments prior to the Maturity Date. All obligations under the New Credit Agreement will be secured, subject to certain exceptions, by a security interest in substantially all assets of the Company and its subsidiaries.

The New Credit Agreement contains affirmative and negative covenants customarily applicable to senior secured credit facilities, including covenants that, among other things, will limit or restrict the ability of the Loan Parties, subject to negotiated exceptions, to incur additional indebtedness and additional liens on their assets, engage in mergers or acquisitions or dispose of assets, pay dividends or make other distributions, voluntarily prepay other indebtedness, enter into transactions with affiliated persons, make investments, and change the nature of their businesses.

The New Credit Agreement also contains customary events of default, including, subject to thresholds and grace periods, among others, payment default, covenant default, cross default to other material indebtedness, and judgment default.

Share Repurchase

On March 29, 2021, we entered into the Repurchase Agreement with the selling stockholders pursuant to which we have agreed to purchase $20.0 million of common stock from the selling stockholders at the price at which the shares of common stock are sold to the public in this offering, less the underwriting discount and commissions (the “Repurchase”). Closing of the Repurchase is conditioned on, and is expected to occur immediately after, the completion of this offering and is subject to other customary closing conditions. Any shares bought in the Repurchase will thereafter be cancelled. We currently intend to use cash on hand to fund the Repurchase.

Amendment No. 1 to Tax Receivable Agreement

We expect to enter into Amendment No. 1 to the TRA that provides for the payment by the Company of $36.9 million to terminate and settle all present and future obligations under the TRA that was established at the time of Business Combination with Nebula Acquisition Corp. At December 31, 2020, we carried a TRA liability of $92.4 million. A special committee of the Board of Directors, consisting solely of independent directors, negotiated and is expected to approve Amendment No. 1. Absent Amendment No 1., we anticipated making TRA payments totaling $92.4 million, undiscounted, over the life of the TRA.

Coronavirus Outbreak

The recent outbreak of the novel coronavirus COVID-19, which was declared a pandemic by the World Health Organization on March 11, 2020 and declared a National Emergency by the President of the United States on March 13, 2020, has led to adverse impacts on the U.S. and global economies and created uncertainty regarding potential impacts on our operating results, financial condition and cash flows. The extent of the impact of COVID 19 on our operational and financial performance will depend on certain developments, including the duration and continued spread of the disease, the impact on our revenues which are generated with automobile lenders and insurance company partners and driven by consumer demand for automobiles and automotive loans, extended closures of businesses, continued high unemployment and the overall impact on our customer behavior, all of which are uncertain and cannot be predicted. We have seen a reduction in loan applications and certified loans throughout most of 2020. As consumers and lenders have adjusted to the pandemic, application and certification levels have increased, but are not back to pre-pandemic levels when comparing existing lending institutions to the same lending institution’s prior year performance. Lenders’ forbearance programs, government stimulus packages, extended unemployment benefits and other government assistance via the Cares Act passed on March 27, 2020 have resulted in a reduction in expected defaults since the onset of the pandemic. As these programs’ accessibility diminishes, defaults may increase. The potential increase in defaults may impact our revenues and subsequent recovery as the automotive finance industry and overall economy recover. We continue to closely monitor the current macro environment, particularly the impact of the recent COVID-19 pandemic on monetary and fiscal policies.

Key Factors Affecting Operating Results

Our future operating results and cash flows are dependent upon a number of opportunities, challenges and other factors, including the growth in the number of financial institutions and transaction volume, competition, profit share assumptions and industry trends and general economic conditions.

Key factors affecting our operating results include the following:

Growth in the Number of Financial Institutions

The growth trend in active automotive lenders using LPP is a critical variable directly affecting revenue and financial results. It influences the number of loans funded on LPP and, therefore, the fees that we earn and the cost of the services that we provide. Growth in our active automotive lender relationships will depend on our ability to retain existing automotive lenders, add new automotive lenders and expand to new industry verticals.

Competition

We face competition to enroll and maintain automotive lenders as well as competition to fund near-prime and non-prime auto loans. For LPP, which combines lending enablement, risk analytics, near-prime and non-prime auto loan performance data, real-time loan decisioning, risk-based pricing and auto loan default insurance, we do not believe there are any direct competitors. The emergence of direct competitors, providing risk, analytics and loss mitigation, which are core elements of our business, could materially impact our ability to sign and maintain automotive lenders customers. The near-prime and non-prime lending market is highly fragmented and competitive. We face competition from a diverse landscape of consumer lenders, including traditional banks and credit unions, as well as alternative technology-enabled lenders. The emergence of other insurers, in competition with our insurers, could materially impact our business. Increased competition for loans, which reduce the ability of our automotive lenders to source loan application flow and or capture loans, could materially adversely impact our business.

Profit Share Assumptions

We rely on assumptions to calculate the value of profit share revenue, which is our share of insurance partners’ underwriting profit. To the extent these assumptions change, our profit share revenue will be adjusted. Please refer to “Critical Accounting Policies and Estimates” for more information on these assumptions.

Industry Trends and General Economic Conditions

Our results of operations have in the past been fairly resilient to economic downturns but in the future may be impacted by the relative strength of the overall economy and its effect on unemployment, consumer spending and consumer demand for automotive products. As general economic conditions improve or deteriorate, the amount of disposable income consumers have tends to fluctuate, which in turn impacts consumer spending levels and the willingness of consumers to take out loans to finance purchases. Specific economic factors such as interest rate levels, changes in monetary and related policies, market volatility, consumer confidence, the impact of the pandemic crisis and, particularly, the unemployment rate also influence consumer spending and borrowing patterns. At the end of first quarter 2020, changes in facts and circumstances and general market conditions from the COVID-19 pandemic resulted in lower expectations of future operating results, and in response, we lowered our initial anticipated revenue and profit share on historic business. In the following quarters of 2020, we have adopted a more favorable near-term outlook as a result of better than anticipated performance through the year-end.

Concentration

We have not historically had significant concentration risk in our client base, given that our lending clients are distributed across the country with our top ten clients accounting for approximately 30% of total program fees over the last three years. Going forward, however, we expect significant growth in loan volume from OEM Captives relative to that of other automotive lenders. Therefore, we anticipate concentrated risk for some period of time. Additionally, our largest insurance partner accounted for the vast majority of our profit share and claims administration service fee revenue during the years ended December 31, 2020, 2019 and 2018. Termination or disruption of this relationship could materially adversely impact our revenue.

Basis of Presentation

We conduct business through one operating segment, and we operate in one geographic region, the United States. See Note 2 “Summary of Significant Accounting and Reporting Policies” of the accompanying consolidated financial statements for more information.

Components of Results of Operations

Total Revenues

Revenue. Our revenue is generated through three streams: program fees paid to us by lenders, profit share and claims administration service fees paid to us by insurance partners.

Program fees. Program fees are paid by automotive lenders for use of our LPP and analytics. These fees are based on a percentage of each certified loan’s original principal balance and are recognized as revenue by us upfront upon receipt of the loan by the consumer. The fee percentage rate varies by type of loan. For loans with a one-time upfront payment, there is a sliding scale of rates representing volume discounts to the lender with fees capped at $600 per loan. This cap may vary for certain large volume lenders. For loans with 12 monthly equal installments, the fee paid by the lender is a flat 3.0% of the total amount of the loan and is not capped.

Profit share. Profit share represents our participation in the underwriting profit of our third-party insurance partners who provide lenders with credit default insurance on loans the lenders make using LPP. We receive a percentage of the aggregate monthly insurance underwriting profit. Monthly insurance underwriting profit is calculated as the monthly earned premium less expenses and losses (including reserves for incurred but not reported losses), with losses accrued and carried forward for future profit share calculations.

Claims administration service fees. Claims administration service fees are paid to us by third-party insurers for credit default insurance claims adjudication services performed by our subsidiary IAS on its insured servicing portfolio. The administration fee is equal to 3.0% of the monthly insurance premium for as long as the loan remains outstanding.

Cost of Services and Operating Expenses

Cost of services. Cost of services primarily consists of fees paid to third party resellers for lead-generation efforts, compensation and benefits expense relating to employees engaged in lenders’ services and claims administration activities, fees paid for actuarial services related to the development of the monthly premium program and fees for integration with loan origination systems of automotive lenders. We generally expect cost of services to increase in absolute dollars as the total number of certified loans continues to grow, but remain relatively constant in the near to immediate term as a percentage of our program fee revenue.

General and administrative expenses. General and administrative expenses are comprised primarily of expenses relating to employee compensation and benefits, share-based compensation, travel, meals and entertainment expenses, IT expenses and professional and consulting fees. In the near term we expect our general and administrative expenses to increase in absolute dollar terms and as a percentage of revenue as we implement the internal control and compliance procedures required of public companies. In the intermediate term, we expect our general and administrative expenses to continue to increase in absolute dollars as the total number of certified loans continues to grow.

Selling and marketing expenses. Selling and marketing expenses consist primarily of compensation and benefits of employees engaged in selling and marketing activities. We generally expect our selling and marketing expenses to increase in absolute dollars as the total number of certified loans continues to grow, but remain constant in the near to immediate term as a percentage of our program fee revenue.

Research and development expenses. Research and development expenses consist of employee compensation and benefits expenses for employees engaged in ongoing development of its software technology platform. We generally expect our research and development expenses to increase in absolute dollars as our business continues to grow.

Other Income (Expense)

Change in fair value of contingent consideration. Change in fair value of contingent consideration reflects the non-cash impact of changes in the fair value of Company common stock issued as contingent consideration in connection with our Business Combination on June 10, 2020. The fair value of contingent consideration is based on a Monte Carlo simulation of the Company’s common stock as compared to certain market share price milestones, and is primarily based on our peer group due to our limited history, as well as our future implied volatility, a significant unobservable input. The change in the fair value of contingent consideration during the twelve months ended December 31, 2020 was driven by the change in fair value from June 10, 2020 through the date immediately before each tranche of contingent consideration shares vested.

Interest expense. Interest expense includes interest payments and the amortization of the debt issuance costs in connection with the notes payable.

Other Income (Expense). For the year ending December 31, 2020, other income (expense) includes a $(4.3) million non-cash charge related to a change in the measurement of our Tax Receivable Agreement liability as a result of changes in our blended state tax rate. Please see Note 18 “Income Taxes”. During the twelve months ended December 31, 2019 and 2018, other income (expense) primarily consists of sponsorship and registration fees for our annual Executive Leadership Conference.

Results of Operations

The following table sets forth selected consolidated statements of income data for the years ended December 31, 2020, 2019 and 2018:

	Years ended December 31,
	2020	% Change	2019	% Change	2018
	(in thousands)
Revenue
Program fees	$43,995	20.0%	$36,667	46.4%	$25,044
Profit share	60,392	13.9%	53,038	113.6%	24,835
Claims administration service fees	4,505	43.4%	3,142	35.8%	2,313

Total revenue	108,892	17.3%	92,847	77.9%	52,192
Cost of services	9,786	25.4%	7,806	69.6%	4,603

Gross profit	99,106	16.5%	85,041	78.7%	47,589
Operating expenses
General and administrative	32,584	136.6%	13,774	13.6%	12,125
Selling and marketing	7,841	4.8%	7,482	20.9%	6,188
Research and development	1,964	67.9%	1,170	45.9%	802

Operating income	56,717	(9.4)%	62,615	119.9%	28,474
Change in fair value of contingent consideration	(131,932)	—%	—	—%	—
Interest expense	(11,601)	3,502.8%	(322)	(5.6)%	(341)
Interest income	202	741.7%	24	84.6%	13
Other income (expense)	(4,377)	(2,321.8)%	197	15.9%	170

Income/ (loss) before income taxes	(90,991)	(245.6)%	62,514	120.8%	28,316
Provision (benefit) for income taxes	6,573	(22,010.0)%	(30)	(181.1)%	37

Net income (loss) and comprehensive income (loss)	$(97,564)	(256.0)%	$62,544	121.2%	$28,279

Key Performance Measures

The following table set forth key performance measures for the years ended December 31, 2020, 2019 and 2018:

	Years ended December 31,
	2020	% Change	2019	% Change	2018
	(earned premium in thousands)
Certified loans	94,226	20.1%	78,434	38.3%	56,705
Single-pay	76,031	25.1%	60,794	31.5%	46,223
Monthly-pay	18,195	3.1%	17,640	68.3%	10,482
Average program fees	467	(0.2)%	468	5.9%	442
Single-pay	$430	0.8%	$426	5.2%	405
Monthly-pay	$623	1.8%	$612	0.5%	609
Insurance partners’ annual earned premium	$151,006	44.2%	$104,720	35.8%	$77,101

Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019

Revenue

	For Years Ended December 31,
	2020	2019	$ Variance	% Change
	(in thousands)
Program fees	$43,995	$36,667	$7,328	20.0%
Profit share
New certified loan originations	62,032	48,181	13,851	28.7%
Change in estimated future revenues	(1,640)	4,857	(6,497)	(133.8)%

Total profit share	60,392	53,038	7,354	13.9%
Claims administration service fees	4,505	3,142	1,363	43.4%

Total revenue	$108,892	$92,847	$16,045	17.3%

Total revenue increased by $16.0 million, or 17.3%, for the year ended December 31, 2020 as compared to the year ended December 31, 2019. The increase in total revenue was driven by an increase in anticipated profit share, program fees and claims administration service fee revenues on new originations.

Program fee revenue increased by $7.3 million, or 20.0%, for the year ended December 31, 2020 when compared to the year ended December 31, 2019. Despite the impact of the COVID-19 pandemic, certified loan volume was up by 20.1% for the year ended December 31, 2020, as compared to the prior year.

Profit share revenue increased by $7.4 million, or 13.9%, for the year ended December 31, 2020 when compared to the year ended December 31, 2019. This increase in profit share revenue was driven primarily by a $13.9 million increase in anticipated profit share from new originations during the current year as compared to 2019. Despite this increase in new business, our year to date results were negatively impacted by a $(1.6) million reduction in estimated future underwriting profit share for claims and premiums associated with business written in historic periods, primarily as a result of the economic slowdown attributable to the COVID-19 pandemic. This reduction in future profit share is a change in estimated variable consideration in accordance with ASC 606.

Revenue from claims administration service fees, which represents 3.0% of our insurance partners’ annual earned premium, increased by $1.4 million, or 43.4% for the year ended December 31, 2020 as compared to 2019 due to a 44.2% increase in total earned premium.

Cost of Services, Gross Profit and Gross Margin

	For Years Ended December 31,
	2020	2019	$ Variance	% Change
	(in thousands)
Revenue	$108,892	$92,847	16,045	17.3%
Cost of services	9,786	7,806	1,980	25.4%

Gross profit	$99,106	$85,041	$14,065	16.5%

Gross margin	91.0%	91.6%

Costs of services increased by $2.0 million, or 25.4%, for the year ended December 31, 2020 compared to the year ended December 31, 2019 primarily driven by an increase in fees paid to resellers, an increase in employee compensation and benefits expense and an increase in costs for actuarial services.

Gross profit increased by $14.1 million, or 16.5%, for the year ended December 31, 2020 as compared to the year ended December 31, 2019, driven by an increase in anticipated profit share, programs fees and claims administration revenues on new originations.

Operating Expenses, Operating Income and Operating Margin

	For Years Ended December 31,
	2020	2019	$ Variance	% Change
	(in thousands)
Revenue	$108,892	$92,847	$16,045	17.3%
Gross profit	99,106	85,041	14,065	16.5%
Operating expenses:
General and administrative	32,584	13,774	18,810	136.6%
Selling and marketing	7,841	7,482	359	4.8%
Research and development	1,964	1,170	794	67.9%

Operating income	$56,717	$62,615	$(5,898)	(9.4)%

Operating margin	52.1%	67.4%

General and administrative expenses increased by $18.8 million, or 136.6%, for the year ended December 31, 2020 when compared to the year ended December 31, 2019. The year ended December 31, 2020 includes $9.1 million in transaction bonuses awarded to key employees and directors of Open Lending, LLC and $2.2 million of non-cash charges incurred in connection with the accelerated vesting of share-based awards, which were incurred during the second quarter 2020, as a result of the Business Combination. In connection with the underwritten public offering by the selling stockholders during the fourth quarter, we incurred approximately $0.7 million in legal and professional fees. General and administrative expenses also reflect an increase of $2.1 million in employee compensation and benefits and $2.4 million in directors and officers liability insurance, in addition to $2.7 million in professional service fees associated with public filings and our implementation of enhanced internal control and compliance procedures required of public companies; offset by a decline of $1.2 million in travel expenses due to the COVID-19 pandemic.

Selling and marketing expenses increased by $0.4 million, or 4.8%, for the year ended December 31, 2020 as compared to the year ended December 31, 2019 primarily due to an increase of $0.6 million in employee compensation and benefits expense to sales and account management employees, driven by increased sales; partially offset by a $0.2 million decrease in marketing and promotion expenses.

Research and development expenses increased by $0.8 million, or 67.9%, for the year ended December 31, 2020 as compared to the year ended December 31, 2019 due to an increase in headcount costs driven by an increase in engineering personnel to support LPP.

Operating income for the year ended December 31, 2020, declined by $5.9 million, or 9.4%, as compared to the year ended December 31, 2019, which was primarily attributable to the increase in operating expenses associated with the Business Combination including, the $9.1 million transaction bonuses, $4.0 million in employee compensation and benefits related to increased headcount as we expand our business, $2.4 million for directors and officers liability insurance, $2.2 million due to the accelerated recognition of share-based compensation, and $3.4 million in professional service fees. The increase in operating expenses was partially offset by the increase of $14.1 million in gross profit as discussed above, and a $1.2 million decrease in travel expenses.

Contingent Consideration

During the year ended December 31, 2020, we recorded $131.9 million in non-cash charges for the change in the fair value of contingent consideration from June 10, 2020 through the vesting of the contingent consideration.

Interest Expense

Interest expense during the year ended December 31, 2020, increased by $11.3 million as compared to the prior year, as a result of entering into our term loan agreement in first quarter 2020.

Other Income (Expense)

For the year ending December 31, 2020, other income (expense) includes a $(4.3) million non-cash charge related to a change in the measurement of our Tax Receivable Agreement liability as a result of changes in our blended state tax rate. Please see Note 18 “Income Taxes”. During the twelve months ended December 31, 2019 and 2018, other income (expense) primarily consists of sponsorship and registration fees for our annual Executive Leadership Conference.

Income Taxes

Our effective tax rate for the year ended December 31, 2020 was (7.2)%, as compared to an effective tax rate of (0.1)% for the year ended December 31, 2019. The change in the effective tax rate for both comparative periods is due primarily to the taxable entity structure adopted in connection with the Business Combination that was consummated on June 10, 2020. Also, in relation to the Business Combination, we incurred significant non-deductible expenses including, but not limited to, the change in fair value of contingent consideration.

Net Income (Loss)

For the reasons discussed above, we recorded a net loss of $(97.6) million during the year ended December 31, 2020, as compared to a net income of $62.5 million during the year ended December 31, 2019.

Adjusted EBITDA

For the year ended December 31, 2020, Adjusted EBITDA increased by $4.6 million, or 7.1%, as compared to the year ended December 31, 2019. Adjusted EBITDA margin for the year ended December 31, 2020, decreased to 63.8% as compared to 69.9% for the year ended December 31, 2019. The decline in Adjusted EBITDA during the year ended December 31, 2020 as compared to the previous year reflects a $(1.6) million reduction in estimated future underwriting profits primarily as a result of the economic impact of the COVID-19 pandemic. Our 2020 results were also impacted by an increase in general and administrative expenses as we implement the internal control and compliance procedures required of public companies.

Year Ended December 31, 2019 Compared to the Year Ended December 31, 2018

Revenue

Results presented for the year ended December 31, 2019 reflect the impact of our adoption of Accounting Standards Update 2014-09, “Revenue from Contracts with Customers” (Topic 606) (“ASC 606”) and related cost capitalization guidance, which was adopted by us on January 1, 2019, using the modified retrospective transition method. The adoption of ASC 606 resulted in our recognizing as revenue the share of our insurance partners’ aggregate underwriting profit to which we expect to be entitled in the future. We therefore makes assumptions about future premiums and claims to be experienced on our insurance partner’s portfolios. Were these assumptions to differ from actual premium and claims, we would revise our expectations relating to business underwritten by our insurance partners in historic periods. These revisions, if positive, are also booked as revenue or, if negative, are netted against revenue. In application of the modified retrospective transition method, our prior period results have not been restated to reflect the impact of ASC 606. This lack of comparability should be considered in reviewing this discussion and analysis. Refer to Notes to Consolidated Financial Statements for further information on the impact of the adoption of ASC 606.

The following table provides the components of our total revenue for the years ended December 31, 2019 and 2018:

	For Years Ended December 31,
	2019	2018	$ Variance	% Change
	(in thousands)
Program fees	$36,667	$25,044	$11,623	46.4%
Profit share	53,038	24,835	28,203	113.6%
Claims administration service fees	3,142	2,313	829	35.8%

Total revenue	$92,847	$52,192	$40,655	77.9%

Total revenue increased by $40.7 million or 77.9% for the year ended December 31, 2019 as compared to the year ended December 31, 2018 due to a 38.3% increase in certified loans, along with an overall 1.8% increase in average loan amount and a $19.2 million increase in profit share revenue that resulted from the adoption of ASC 606. As our prior period results have not been restated, the comparability to the year ended December 31, 2018 is impacted.

Program fees revenue increased by $11.6 million, or 46.4%, for the year ended December 31, 2019 when compared to the year ended December 31, 2018, primarily driven by a 38.3% increase in certified loans. Program fee revenue for the year ended December 31, 2019 also benefited from higher average program fees earned on single-pay certified loans, which increased by 5.2% as compared to the year ended December 31, 2018, and a 68.3% increase in monthly-pay certified loans, which have higher average program fees per loan. As a result, program fee revenue from monthly-pay certified loans increased to represent 29.4% of total program fee revenue in the year ended December 31, 2019, compared to 25.5% for the year ended December 31, 2018. In future periods we expect a significant increase in certified loans from OEM Captives, which would increase the proportion of single-pay certified loans.

Profit share revenue increased by $28.2 million, or 113.6%, for the year ended December 31, 2019 when compared to the year ended December 31, 2018 due to 38.3% growth in certified loans, which translated into 35.8% growth in our insurance partners’ annual earned premium, and $19.2 million, or 77.4%, due to the adoption of ASC 606. Of the $19.2 million increase resulting from the adoption of ASC 606, $14.4 million relates to the recognition of the share of our insurance partners’ aggregate underwriting profit to which we expect to be entitled. The remaining $4.9 million relates to the revision of our expectations for claims and premiums related to business written in historic periods.

Revenue from claims administration service fees, which represents 3.0% of our insurance partners’ annual earned premium, increased by $0.8 million, or 35.8% for the year ended December 31, 2019 as compared to the year ended December 31, 2018 due to a 35.8% increase in total earned premium and a 663.5% increase in earned premium from CNA pursuant to the CNA Agreement.

Cost of Services, Gross Profit and Gross Margin

The following table shows our revenue, cost of services, gross profit and gross margin for the years ended December 31, 2019 and 2018:

	For Years Ended December 31,
	2019	2018	$ Variance	% Change
	(in thousands)
Revenue	$92,847	$52,192	$40,655	77.9%
Cost of services	7,806	4,603	3,203	69.6%

Gross profit	$85,041	$47,589	$37,452	78.7%

Gross margin	91.6%	91.2%

Costs of services increased by $3.2 million, or 69.6%, for the year ended December 31, 2019 compared to the year ended December 31, 2018 primarily driven by an increase in fees paid to resellers, first-time costs associated with credit risk evaluation, an increase in employee compensation and benefits expense and an increase in costs for actuarial services.

Gross profit increased by $37.5 million, or 78.7% for the year ended December 31, 2019 as compared to the year ended December 31, 2018, due to organic revenue growth and the impact of adopting ASC 606; offset by the 69.6% increase in cost of services. For the same reasons, gross margin increased to 91.6% for the year ended December 31, 2019 as compared to 91.2% for the year ended December 31, 2018.

Operating Expenses, Operating Income and Operating Margin

The following table shows revenue, the components of our operating expenses, operating income and operating margin for the years ended December 31, 2019 and 2018:

	For Years Ended December 31,
	2019	2018	$ Variance	% Change
	(in thousands)
Revenue	$92,847	$52,192	$40,655	77.9%
Gross profit	85,041	47,589	37,452	78.7%
Operating expenses:
General and administrative	13,774	12,125	1,649	13.6%
Selling and marketing	7,482	6,188	1,294	20.9%
Research and development	1,170	802	368	45.9%

Operating income	$62,615	$28,474	$34,141	119.9%

Operating margin	67.4%	54.6%

General and administrative expenses increased by $1.6 million, or 13.6% for the year ended December 31, 2019 when compared to the year ended December 31, 2018 primarily due to an increase in employee compensation and benefits expenses, driven by an increase in headcount, an increase in travel, meals and entertainment costs, an increase in IT costs, and an increase in professional and consulting fees. These increases were partially offset by a decline in share-based compensation expense and a decline in business development expenses. In the short term, we expect to experience an increase in its general & administrative expenses as we implement the internal control and compliance procedures required of public companies.

Selling and marketing expenses increased by $1.3 million, or 20.9%, for the year ended December 31, 2019 as compared to the year ended December 31, 2018 primarily due to an increase in employee compensation and benefits expense due to increased sales activity, partially offset by a decline in share-based compensation and a decline in marketing expenses.

Research and development expenses increased by $0.4 million, or 45.9%, for the year ended December 31, 2019 as compared to the year ended December 31, 2018 due to an increase in headcount costs related to an increase in engineering personnel.

Operating income for the year ended December 31, 2019, increased by $34.1 million, or 119.9% as compared to the year ended December 31, 2018 primarily due to the aforementioned 78.7% increase in gross profit, offset primarily by the 13.6% increase in general administrative expenses and the 20.9% increase in selling and marketing expenses. As a result of the above, operating margin increased from 54.6% for the year ended December 31, 2018 to 67.4% for the year ended December 31, 2019.

Net Income

For the reasons discussed above and considering the immaterial impact of other expenses and income tax for the year, our net income for the year ended December 31, 2019 increased by $34.3 million or 121.2% as compared to the year ended December 31, 2018.

Adjusted EBITDA

For the year ended December 31, 2019, Adjusted EBITDA increased by $33.6 million or 107.4% as compared to the year ended December 31, 2018, as a result of the 121.2% increase in net income, offset by a smaller adjustment for share-based compensation, which decreased by 22.9%. For the same reasons, Adjusted EBITDA margin for the year ended December 31, 2019 increased to 69.9% as compared to 60.0% in the year ended December 31, 2018. Please see “Non-GAAP Financial Measures” for a reconciliation of Adjusted EBITDA to net income.

Liquidity and Capital Resources

Cash Flow and Liquidity Analysis

We assesses liquidity primarily in terms of our ability to generate cash to fund operating and financing activities. A significant portion of our cash from operating activities are derived from our profit share arrangements with our insurance partners, which are subject to judgements and assumptions and are, therefore, subject to variability. Refer to “Critical Accounting Policies and Estimates” and “Risk Factors” for a full description of the related estimates, assumptions, and judgments.

The following table provides a summary of cash flow data:

	Years ended December 31,
	2020	2019	2018
	(in thousands)
Net cash provided by operating activities	$24,640	$41,762	$28,601
Net cash used in investing activities	$(1,196)	$(99)	$(106)
Net cash provided by (used in) financing activities	$70,806	$(44,901)	$(21,376)

Cash Flows from Operating Activities

Our cash flows provided by operating activities primarily consists of operating income and adjustments for net changes in operating assets and liabilities, primarily changes in our accounts receivable, prepaid expenses, contract assets, accounts payable and accrued expenses.

Our net cash from operating activities for the year ended December 31, 2020 was $24.6 million. For the year ended December 31, 2020, net cash provided by operating activities was primarily attributable to income excluding the impact of fair value adjustment of contingent consideration as well as increased payments collected from customers on account receivables; partially offset by a $26.4 million increase in contract assets.

For the year ended December 31, 2019, net cash provided by operating activities was $41.8 million. This cash provided was primarily from an increase in net income. Cash provided by operating activities also resulted from $2.0 million in share-based compensation, which was offset by a $21.7 million increase in contract assets due to the ASC 606 adoption, $1.8 million increase in accounts receivable, and a $0.8 million increase in prepaid expenses.

For the year ended December 31, 2018, net cash provided by operating activities was $28.6 million. This cash provided was primarily from an increase in net income. Cash provided by operating activities also resulted from $2.5 million in share-based compensation, which was offset by a $2.6 million change in unbilled revenue, a $0.4 million change in accounts receivable, and a $0.5 million change in prepaid expenses.

Net cash payments on notes payable for the years ended December 31, 2020, 2019 and 2018 related to our indebtedness totaled $6.5 million, $2.5 million and $2.5 million, respectively. Our net cash from operating activities for the years ended December 31, 2020, 2019 and 2018 was $24.6 million, $41.8 million and $28.6 million, respectively. Accordingly, our net cash from operating activities for the years ended December 31, 2020, 2019 and 2018 was sufficient to cover these payments.

Cash Flows from Investing Activities

For the years ended December 31, 2020, 2019 and 2018, net cash used in investing activities was $1.2 million, $0.1 million and $0.1 million, respectively. This cash was used primarily for purchases of furniture and equipment.

Cash Flows from Financing Activities.

Our cash flows provided by and used in financing activities primarily consists of proceeds from the issuance of long term debt and the associated debt issuance cost, repayment of notes payable, distributions to Open Lending, LLC’s unitholders, share repurchases, proceeds from stock warrant exercise transactions and our equity recapitalization.

For the year ended December 31, 2020, net cash provided by financing activities was $70.8 million. The cash inflow includes $159.9 million in net proceeds associated with our term loan secured through a credit agreement entered into March 11, 2020, and $105.3 million in proceeds received in connection with stock warrant exercise transactions. The cash used primarily consisted of a $135.6 million distribution to Open Lending, LLC’s unitholders, $37.5 million related to our repurchase of 1,395,089 shares of our common stock held in treasury stock on December 14, 2020, $14.9 million in connection with our recapitalization, net of transaction costs, and $6.5 million of debt principal repayments.

For the year ended December 31, 2019, net cash used in financing activities was $44.9 million. This cash used primarily consisted of a $2.5 million debt principal repayment and a $42.4 million distribution to Open Lending, LLC’s unitholders.

For the year ended December 31, 2018, net cash used in financing activities was $21.4 million. This cash used primarily consisted of a $2.5 million debt principal repayment and a $18.9 million distribution to Open Lending, LLC’s unitholders.

Long-Term Debt

Our long-term debt consists of a $170.0 million Term Loan under the Credit Agreement that we entered into on March 11, 2020. The Term Loan in a principal amount of $170.0 million was funded on March 12, 2020. The proceeds of the Term Loan, together with cash on hand, was used (i) to make investor loans, (ii) to finance a distribution to equity investors prior to the consummation of the Business Combination, (iii) to pay transaction expenses and (iv) for other general corporate purposes and working capital.

Tax Receivable Agreement

In connection with the Closing, the Company entered into a Tax Receivable Agreement with Nebula, the Blocker, Blocker’s sole shareholder, and Open Lending LLC. The Tax Receivable Agreement generally provides for the payment by the Company to the TRA holders, as applicable, of 85% of the net cash savings, if any, in U.S. federal, state and local income tax that the Company actually realizes (or are deemed to realize in certain circumstances) in periods after the Closing as a result of: (i) certain tax attributes of Blocker and/or Open Lending LLC that existed prior to the Business Combination and were attributable to the Blocker; (ii) certain increases in the tax basis of Open Lending LLC’s assets resulting from the Transactions; (iii) imputed interest deemed to be paid by the Company as a result of payments the Company makes under the Tax Receivable Agreement; and (iv) certain increases in tax basis resulting from payments the Company makes under the Tax Receivable Agreement. The Company will retain the benefit of the remaining 15% of these cash savings. As of December 31, 2020, the liability recognized for the Tax Receivable Agreement was $92.4 million. There was a $(4.3) million non-cash charge related to a change in the measurement of our Tax Receivable Agreement liability as a result of changes in our blended state tax rate. Please see Note 18 Income Taxes.

The actual increases in tax basis, as well as the amount and timing of any payments under the Tax Receivable Agreements, will vary depending upon a number of factors, including the amount and timing of the taxable income the Company generates in the future, the U.S. federal income tax rates then applicable and the portion of the payments under the Tax Receivable Agreements that constitute imputed interest or give rise to depreciable or amortizable tax basis. The foregoing amount of expected future payments to TRA holders is merely an estimate and the actual payments could differ materially. It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding Tax Receivable Agreements payments as compared to the foregoing estimates.

Unitholders’ Distribution

On March 24, 2020, Open Lending, LLC’s Board of Managers approved a non-liquidating cash distribution to its Members in the amount of $135.0 million and retained cash reserves of $35.0 million in light of recent events, including the uncertainties created by the occurrence of the COVID-19 pandemic. The cash reserve is in excess of the minimum requirements under the Company’s Credit Agreement.

As of December 31, 2020, our cash and cash equivalents and restricted cash was $104.1 million. Projected operating cash flows and available cash on hand is expected to support our business operations for the foreseeable future. Given the uncertainty in market and economic conditions related to the COVID-19 pandemic, we will continue to evaluate the nature and extent of the impact to its business and financial position.

Our liquidity and ability to fund its capital requirements is dependent on our future financial performance, which is subject to general economic, financial and other factors that are beyond our control and many of which are described under “Risk Factors.” If those factors significantly change or other unexpected factors adversely affect us, our business may not generate sufficient cash flow from operations, or it may not be able to obtain future financings to meet its liquidity needs.

Other Factors Affecting Liquidity and Capital Resources

Operating Lease Obligations. Our operating lease obligation consists of a lease of real property under a non-cancellable operating lease executed on June 17, 2019 (the “G&I Lease”), with G&I VII Barton Skyway LP, a Delaware limited partnership, to lease an office space located at 1501 South MoPac Expressway, Austin, TX 78746 (Suite 450) for a period of 100 months commencing on October 1, 2020. The lease agreement provides an extension option for a period of 60 months beyond the end of the initial term, subject to specific conditions. Under the G&I Lease, there are $0.8 million of operating lease obligations due within the next twelve months.

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure used by management to evaluate its operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, we believe these measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. In addition, they provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain non-cash items and certain variable charges. Adjusted EBITDA is defined as GAAP net income (loss) excluding interest expense, income taxes, depreciation and amortization expense, share-based compensation expense, change in fair value of contingent consideration, change in measurement—Tax Receivable Agreement and transaction bonuses as a result of the Business Combination.

The following table presents a reconciliation of net income to Adjusted EBITDA for each of the periods indicated:

	Years Ended December 31,
	2020	2019	2018
	(in thousands)
Net income (loss)	$(97,564)	$62,544	$28,279
Non-GAAP adjustments:
Change in fair value of contingent consideration	131,932	—	—
Transaction bonuses	9,112	—	—
Change in measurement—Tax Receivable Agreement	4,292	—	—
Interest expense	11,601	322	341
Provision (benefit) for income taxes	6,573	(30)	37
Depreciation and amortization expense	752	105	80
Share-based compensation	2,828	1,984	2,572

Total adjustments	167,090	2,381	3,030
Adjusted EBITDA	69,526	64,925	31,309

Total net revenue	$108,892	$92,847	$52,192
Adjusted EBITDA margin	63.8%	69.9%	60.0%

For the year ended December 31, 2020, Adjusted EBITDA increased by $4.6 million, or 7.1%, as compared to year ended December 31, 2019. Adjusted EBITDA margin for the year ended December 31, 2020 decreased to 63.8% as compared to 69.9% for the year ended December 31, 2019. The increase in Adjusted EBITDA during the year ended December 31, 2020 reflects our revenue growth driven by an increase in certified loan volume, year over year, partially offset by an increase in the cost of sales and operating expenses during the current year. The decline in Adjusted EBITDA margin during the year ended December 31, 2020 as compared to the previous year reflects a $(1.6) million reduction in estimated future underwriting profits primarily as a result of the economic impact of the COVID-19 pandemic. Our current year margin was also affected by an increase in general and administrative expenses as we implement the internal control and compliance procedures required of public companies.

For the year ended December 31, 2019, Adjusted EBITDA increased by $33.6 million, or 107.4%, as compared to year ended December 31, 2018. Adjusted EBITDA margin for the year ended December 31, 2019 increased to 69.9% as compared to 60.0% for the year ended December 31, 2018. The increase in Adjusted EBITDA during the year ended December 31, 2019 reflects organic revenue growth and the impact of adopting ASC 606; partially offset by an increase in the cost of sales and operating expenses.

Critical Accounting Policies and Estimates

In preparing our consolidated financial statements, we make assumptions, judgments and estimates that can have a significant impact on our revenue, loss from operations and net loss, as well as on the value of certain assets and liabilities on its consolidated balance sheets. We bases our assumptions, judgments and estimates on historical experience and various other factors that we believe to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions or conditions.

The consolidated financial statements have been prepared in accordance with U.S. GAAP. To prepare these financial statements, we makes estimates, assumption, and judgments that affect what we reports as our assets and liabilities, what we disclose as contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the periods presented.

In accordance with our policies, we regularly evaluate our estimates, assumptions, and judgments, including, but not limited to, those concerning revenue recognition, depreciation and amortization, contingencies, share-based compensation, and income taxes, and bases its estimates, assumptions, and judgments on its historical experience and on factors we believe reasonable under the circumstances. The results involve judgments about the carrying values of assets and liabilities not readily apparent from other sources. If our assumptions or conditions change, the actual results we report may differ from these estimates. We believe the following critical accounting policies affect the more significant estimates, assumptions, and judgments we use to prepare these consolidated financial statements. See Note 2 “Summary of Significant Accounting and Reporting Policies” in the notes accompanying our financial statements for a summary of our significant accounting policies, and discussion of recent accounting pronouncements.

Profit Share Revenue Recognition

We recognize revenues in accordance with Financial Accounting Standards Board, Accounting Standards Codification Topic 606, Revenue from Contracts with Customers. Application of ASC 606 requires us to make judgments and estimates related to the classification, measurement and recognition of revenue. Our revenue primarily consists of program fees derived from contracts with lending institutions, and profit share and claims administration service fees from contracts with insurance carriers, and is recognized when the contractual performance obligation is satisfied. See Note 11 “Revenue”, of the accompanying consolidated financial statements for more information.

The primary judgment relating to the recognition of revenue is the estimation of our profit share with our insurance partners, which relies on market rate assumptions and our proprietary database, which has been accumulated over the last 20 years, and market rate assumptions. To determine the profit share revenue, we use forecasts of loan-level earned premium and insurance claim payments. These forecasts are driven by the projection of loan defaults, prepayments and severity rates. These assumptions are based on our observations of the historical behavior for loans with similar risk characteristics. The assumptions also take consideration of the forecast adjustments under various macroeconomic conditions and the current mix of the underlying portfolio of our insurance partners. To the extent these assumptions change, our profit share revenue will be adjusted.

For profit share revenue recognition purposes, particularly to measure the profit share variable consideration, we update our forecast of loan default and prepayment assumptions on a quarterly basis. The loan default rate also incorporates multiple macro-economic scenarios with conservatism embedded in a stressed scenario to ensure a representation of an economic recession.

When we deem it necessary, we back-test the major estimate assumptions to ensure the accuracy of the revenue recognition model. We also benchmark back-testing results of our forecast defaults rates against those reported by auto lenders. We update our profit-share forecasting model on an annual basis, resulting in a forecasted prepayment rate consistent with actual prepayment rates.

The impact on profit share revenue for the year ended December 31, 2020 resulting from our sensitivity analysis is summarized below:

Assumptions	Defaults		Prepayments		Severity
Stress size	10.0%	(10.0)%	10.0%	(10.0)%	10.0%	(10.0)%
Impact on revenue	(5.9)%	6.0%	(2.6)%	2.8%	(5.7)%	5.7%

Federal and State Income Taxes

Prior to closing of the Business Combination, Open Lending, LLC, the sole owner of Lenders Protection, LLC and Open Lending Services, Inc., was a treated as a partnership for U.S. federal income tax purposes. Therefore, no provision had historically been made for federal income tax purposes prior to the closing.

Subsequent to closing, Open Lending, LLC became a disregarded entity, wholly owned by the Company by and through its wholly owned subsidiaries. As of the close of the Business Combination, the Company has been subject to U.S. federal income tax on a consolidated basis.

Our effective tax rate is based on income at statutory tax rates, adjusted for non-taxable and non-deductible items and tax credits. Management’s best estimate of future events and their impact is included in our effective tax rate. Certain changes or future events, such as changes in tax legislation, could have an impact on our estimates and effective tax rate. Audit periods remain open for review until the statute of limitations has passed.

The calculation of income taxes involves estimating the actual current tax liability together with assessing temporary differences in recognition of income (loss) for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included in our Consolidated Balance Sheet. We record a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, we are required to develop estimates of the anticipated timing of the reversal of existing deferred tax liabilities, as well as estimates of future taxable income in some instances. Judgment is inherent in this process and differences between the estimated and actual amounts could result in a material impact on our Consolidated Financial Statements.

We recognize liabilities for uncertain tax positions based on a two-step process. The first step requires us to determine whether the weight of available evidence indicates that the tax position has met the threshold for recognition. Therefore, we must evaluate whether it is more likely than not that the position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step requires us to measure the tax benefit of the tax position taken, or expected to be taken, in an income tax return as the largest amount that is more than 50% likely of being realized upon ultimate settlement. This measurement step is inherently complex and requires subjective estimations of such amounts to determine the probability of various possible outcomes. We re-evaluate the uncertain tax positions each quarter based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, expirations of statutes of limitation, effectively settled issues under audit, and new audit activity. Such a change in recognition or measurement would result in the recognition of a tax benefit or an additional charge to the tax provision in the period.

Although we believe the Company has no material uncertain tax positions as of December 31, 2020 or December 31, 2019, no assurance can be given that the final outcome of these matters will align with the positions reflected within these financial statements.

Share-Based Compensation Awards

We measure and recognize compensation expense for all share-based awards made to employees based on estimated fair values on the date of grant. The compensation expense is recognized on a straight-line basis over the requisite service period. Forfeitures are recognized as occurred. To determine the fair value of the share-based awards, we use the closing price of our common stock publicly traded on NASDAQ on the date of grant for RSU awards, we utilize a waterfall model set-up using the Monte-Carlo simulation framework for profit interests, and we utilize the Black-Scholes option pricing model to value stock options, both of which models involve inputs for the share value of Open Lending, expected share volatility, expected term of the awards, risk-free interest rate and expected dividend.

This determination of fair value is affected by assumptions regarding a number of highly complex and subjective variables. Changes in the subjective assumptions can materially affect the estimate of their fair value. See Note 12 “Share-Based Compensation”, of the accompanying consolidated financial statements for more information.

Emerging Growth Company

Pursuant to the JOBS Act, an emerging growth company may adopt new or revised accounting standards that may be issued by FASB or the SEC either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies. We intend to take advantage of the exemption for complying with new or revised accounting standards within the same time periods as private companies. Accordingly, the information contained herein may be different than the information provided by other public companies.

We also intend to take advantage of some of the reduced regulatory and reporting requirements of emerging growth companies pursuant to the JOBS Act so long as we qualify as an emerging growth company, including, but not limited to, an exemption from the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation, and exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute payments.

New Accounting Standards Issued But Not Yet Adopted

See Note 2 “Summary of Significant Accounting and Reporting Policies” to the consolidated financial statements for our discussion about new accounting pronouncements adopted and those pending.

Off Balance Sheet Arrangements

We have not engaged in off-balance sheet financing arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K.

Related Party Transactions

Pursuant to a Stock Repurchase Agreement, dated as of December 7, 2020, between Open Lending and the selling stockholders, as part of the underwritten public offering as described above, we repurchased from the selling stockholders an aggregate number of 1,395,089 shares of our common stock totaling $37.5 million at the same per share price paid by the underwriters to the selling stockholders in the offering.

On March 25, 2020, Mr. Jessup borrowed $6.0 million from Open Lending in accordance with the promissory note in place and the loan was paid in full by Mr. Jessup on March 30, 2020, with proceeds received as a result of the non-liquidating distribution paid by Open Lending to its members.

We incurred consulting expenses of approximately $0.7 million and $0.6 million in the years ended December 31, 2019 and 2018, respectively, with entities owned by members of our management team and board of directors. These expenses include consulting fees paid to EWMW, LP, owned by Sandy Watkins, former Chairman of our board of directors, fees related to marketing services provided by Objective Advisors, Inc., owned by the wife of John Flynn, CEO of our company, and human resource services rendered by HireBetter, LLC, which is owned by Kurt Wilkin, a former member of our board of directors.

We believe the terms obtained or consideration that it paid, as applicable, in connection with the transactions described above were comparable to terms available or the amounts that would be paid, as applicable, in arm’s-length transactions.

Contractual Obligations

As of December 31, 2020, our principal commitments consisted of obligations under the Credit Agreement and operating lease obligations. The following table summarizes our contractual obligations as of December 31, 2020:

	Payments Due by Period
	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
	(in thousands)
Debt principal, interest and fees	$236,970	$17,438	$36,647	$38,584	$144,301
Operating lease obligations	7,475	774	1,763	1,865	3,073
Other contractual commitments	574	445	129	—	—

Total contractual obligations	$245,019	$18,657	$38,539	$40,449	$147,374

Please see “Liquidity and Capital Resources” for a discussion of our debt and operating lease obligations. Our operations include activities in the United States. These operations expose us to a variety of market risks, including the effects of changes in interest rates and changes in consumer attitudes toward vehicle ownership. We monitor and manage these financial exposures as an integral part of its overall risk management program.

Market Risk

In the normal course of business, we are exposed to market risk and have established policies designed to protect against the adverse effects of this exposure. We are exposed to risks associated with general economic conditions and the impact of the economic environment on the willingness of consumers to finance auto purchases. Specifically, economic factors such as interest rate levels, changes in monetary and related policies, market volatility, consumer confidence and, unemployment rates in particular also influence consumer spending and borrowing patterns. We also face risk from competition to sign, maintain and develop new relationships with auto lenders as well as competition from a wide variety of auto lenders who are (or are affiliated) with financial institutions and have capacity to hold loans on their balance sheets.

Concentration Risk

Historically, we have not had significant concentration risk in our client base. However, for some period of time in the future, we expect a significant portion of certified loan volume to come from OEM Captives. Additionally, we rely on our largest insurance partner for a significant portion of our profit share and claims administration service fee revenue. Termination or disruption of this relationship could materially adversely impact our revenue.

Interest Rate Risk

We entered into the Credit Agreement providing for the Term Loan on March 11, 2020, requiring us to make monthly principal and interest payments based on a rate of LIBOR plus 6.50% (subject to a 1% LIBOR floor) or the base rate plus 5.50%. We had $166.8 million of borrowings outstanding under the Term Loan as of December 31, 2020.

BUSINESS

Company Overview

We are a leading provider of lending enablement and risk analytics to credit unions, regional banks and the captive finance companies of Original Equipment Manufacturers (“OEM Captives”). Open Lending’s clients, collectively referred to herein as automotive lenders, make automotive loans to underserved non-prime and near-prime borrowers by harnessing our risk-based pricing models, powered by Open Lending’s proprietary data and real-time underwriting of automotive loan default insurance coverage from insurers. Since Open Lending’s inception in 2000, we have facilitated over $9.2 billion in automotive loans, accumulating over 20 years of proprietary data and developing over two million unique risk profiles. As of February 2021, We cater to approximately 360 active automotive lenders.

Open Lending specializes in risk-based pricing and modeling and provides automated decision-technology for automotive lenders throughout the United States. We believe that we address the financing needs of near-prime and non-prime borrowers, or borrowers with a credit score between 560 and 699, who are underserved in the automotive finance industry. Traditional lenders focus on prime borrowers, where an efficient market has developed with interest rate competition that benefits borrowers. Independent finance companies focus on sub-prime borrowers. Borrowers that utilize the near-prime and non-prime automotive lending market have fewer lenders focused on loans with longer terms or higher advance rates. As a result, near-prime and non-prime borrowers often turn to sub-prime lenders, resulting in higher interest rate loan offerings than the consumers’ credit profile often merits or warrants. Open Lending seeks to make this market more competitive, resulting in more attractive loan terms.

We believe that Open Lending’s market opportunity is significant. The near-prime and non-prime automotive loan market in the U.S. is $250 billion annually, resulting in an approximate $14.4 billion annual revenue opportunity for Open Lending. Open Lending is currently serving less than 1% of this market, providing a significant opportunity for Open Lending to continue to grow. Open Lending addresses this market through the LPP.

Open Lending’s LPP enables automotive lenders to make loans that are insured against losses from defaults. Open Lending has been developing and advancing the proprietary underwriting models used by LPP for approximately 20 years. LPP provides significant benefits to Open Lending’s growing ecosystem of automotive lenders, automobile dealers and insurers.

A key element of LPP is the ability to facilitate risk-based interest rates that are appropriate for each loan and lender. Open Lending’s interest rate pricing is customized to each automotive lender, reflecting the cost of capital, loan servicing costs, loan acquisition costs, expected recovery rates and target return on assets of each. Using Open Lending’s risk models, Open Lending projects monthly loan performance results, including expected losses and prepayments for automotive lenders that use LPP. The product of this process is a risk-based interest rate, inclusive of elements to recover all projected costs, program fees and insurance premiums, given the risk of the loan, to return a targeted return on asset goal. For the fiscal year 2020, LPP generated, on average, approximately $1,155 in revenue per loan, inclusive of the program fee, administrative fee and profit share.

Automotive Lenders and Dealers. Open Lending’s customers for its LPP are automotive lenders who rely on Open Lending to help them make more loans, by assessing the risk of the loan. Open Lending’s customers also rely on Open Lending to assist in insuring against the default of these loans by helping pair these customers with highly-rated insurance companies that mitigate the added risk associated with lending to near-prime and non-prime borrowers. The LPP enables lenders to expand their lending guidelines to offer loans to borrowers with lower credit scores, potentially leading to higher loan advance rates and increased loan volumes. LPP is designed to provide a seamless, real-time experience for automotive lenders that is intuitive and easy to use. LPP integrates directly with lenders’ existing loan origination systems (“LOS”), while also allowing the dealers and automotive lenders to electronically receive all-inclusive loan rates in real-time with no manual intervention.

Open Lending’s business model is a B2B2C model. Open Lending’s customers are automotive lenders, who serve millions of borrowers, who in turn are the customers of the automotive lenders. Open Lending gets access to loan application information from the automotive lenders. Open Lending supports loans originated through a number of channels, including direct loans where the customer interfaces directly with the lender, indirect loans through networks of auto dealers who work with Open Lending’s automotive lenders, and in targeted refinance programs implemented by Open Lending’s automotive lenders.

Insurers. The insurance carriers are required to maintain an “A” rating by A.M. Best insurance rating company. Open Lending partners with insurance carriers who provide default insurance to automotive lenders on individual automotive loans made by their lenders and LPP underwrites the risk on each loan application. The insurance carriers issue default insurance to Open Lending’s automotive lending customers that cover the loans generated through LPP. The default insurance is “first loss” insurance with limits on coverage tied to vehicle recovery rates, which encourages Open Lending’s automotive lenders to maximize recoveries on repossessed automobiles and creates a strong alignment of interest. As part of the insurance policy, the automotive lender is listed as the named insured under the policy representing a direct contractual relationship between the automotive lender and the insurer.

The insurance carriers contract with Open Lending’s indirect wholly-owned subsidiary, Insurance Administrative Services LLC (“IAS”), to perform claims administration and in turn pay Open Lending administrative fees representing a portion of the insurance premiums paid by the automotive lenders. As Open Lending’s subsidiary, IAS provides continuity of customer service and allows for a seamless experience between LPP and the automotive lenders. Open Lending has one-way exclusivity agreements with AmTrust North America, Inc. and CNA Financial Corp. through December 31, 2023, which are described below.

LPP is powered by its proprietary technology that delivers speed, scalability and decision-making support for the automotive lenders. It supports the full transaction lifecycle, including credit application, underwriting, real-time insurance approval, settlement, servicing, invoicing of insurance premiums and fees, and advance data analytics of automotive lender’s portfolio under the program. Through data derived at loan origination and the data collected by IAS, Open Lending has loan life performance data on each loan in its portfolio insured to date.

Open Lending’s ecosystem of lenders and insurance carriers allows Open Lending to generate revenues with minimal customer acquisition, marketing and distribution costs, resulting in attractive unit economics and strong margins. When Open Lending signs a new automotive lender to LPP, the lender brings with them an aggregated customer base and access to an indirect auto lending dealer network.

Open Lending believes that it has a strong revenue model built upon repeat and growing usage by automotive lenders. Open Lending’s profitability is strongly correlated with transaction volume. In addition, Open Lending collects an administrative fee on the total earned monthly insurance premium on the insurance policies IAS services. The insurance premium for Open Lending’s insurers and its revenue streams are collected monthly by a surplus lines insurance broker, through automated clearing house transfers. Open Lending receives a profit share of the total monthly insurance underwriting profit earned by its insurers.

AmTrust Agreement

On October 22, 2013 Lenders Protection, LLC, a wholly-owned subsidiary of Open Lending (“Lenders Protection”), entered into a producer agreement (the “AmTrust Agreement”), as may be amended from time to time, with Amtrust North America, Inc. (“AmTrust”), through which Lenders Protection earns claims administration service fees and profit share revenue. Under the AmTrust Agreement, AmTrust facilitates the issuance of credit default insurance in connection with loans closed through the LPP. The AmTrust Agreement currently terminates on December 31, 2023, and thereafter automatically renews for two-year terms unless either party provides the other with written notice of termination at least 180 days prior to expiration. The AmTrust Agreement contains a non-competition provision in favor of Lenders Protection.

Under the AmTrust Agreement, early termination is permitted by either party at any time, upon mutual written consent; by either party upon a delivery of notice of termination in connection with certain specified bankruptcy events with respect to the other party; by AmTrust upon notice to Lenders Protection in the event that the surplus line broker fails to make payment to AmTrust; by either party upon 30 days’ written notice in the event of a material breach by the other party that is not cured; by either party immediately upon notice to the other due to any “problematic change of control” of the other party without prior written approval; by either party immediately if a governmental authority finds the AmTrust Agreement to be unenforceable; by Lenders Protection immediately in the event any carrier issuing policies fails to maintain an A.M. Best rating of at least “A-”; by Lenders Protection if AmTrust breaches the non-competition commitment; and by Lenders Protection within 90 days if AmTrust provides the Lenders Protection notice of its intent to compete.

Neither party may assign the AmTrust Agreement or any of its rights or delegate any of its duties or obligations thereunder in any transaction that does not constitute a change of control, without the prior written consent of the other party.

A “change of control” is defined under the AmTrust Agreement as: the sale of all or substantially all the assets of either party; the issuance, sale, or transfer of equity interests of either party following which the equity holders that hold a majority of the economic and voting interests of either party cease to own a majority of the equity interests of such entity; or any dissolution, winding up, cessation of business or liquidation of either party other than in connection with an event of bankruptcy. The Business Combination did not qualify as a change of control under the AmTrust Agreement.

A “problematic change of control” is defined as any change of control wherein the acquirer engages in a directly competitive business with Lenders Protection or AmTrust; or the acquiring party maintains, or is generally regarded as maintaining, creditworthiness less than that maintained by the party being acquired.

CNA Agreement

On October 1, 2017 Lenders Protection entered into a producer agreement (the “CNA Agreement”), as may be amended from time to time, with Continental Casualty Company (“CNA”), through which Lenders Protection earns claims administration service fees and profit share revenue. Under the CNA Agreement, CNA facilitates the issuance of credit default insurance policies to financial institutions that enter into a program agreement with Lenders Protection for use of its proprietary software platform. The CNA Agreement terminates on December 31, 2023, and automatically renews for one-year terms unless either party provides the other with written notice of termination at least 180 days prior to expiration. The CNA Agreement contains non-competition provision in favor of Lenders Protection.

Under the CNA Agreement, early termination is permitted by either party at any time, upon mutual written consent; by either party upon a delivery of notice of termination in connection with certain specified bankruptcy events with respect to the other party; by CNA upon notice to Lenders Protection in the event that the surplus line broker fails to make payment to CNA; by either party upon 30 days’ written notice and cure-period in the event of a material breach by the other party; by either party immediately upon notice to the other due to any “problematic change of control” of the other party without prior written approval; by either party immediately if a governmental authority finds the CNA Agreement to be unenforceable; by Lenders Protection immediately in the event any carrier issuing policies fails to maintain an “A” or “A.M. Best” rating; by Lenders Protection if CNA breaches the non-competition commitment; by Lenders Protection if CNA provides notice to Lenders Protection of its intent to compete; and by either party for fraud or willful misconduct.

Neither party may assign the CNA Agreement or any of its rights or delegate any of its duties or obligations thereunder in any transaction that does not constitute a change of control, without the prior written consent of the other party.

A “change of control” is defined under the CNA Agreement as: the sale of all or substantially all the assets of either party; the issuance, sale, or transfer of equity interests of either party following which the equityholders that hold a majority of the economic and voting interests of either party cease to own a majority of the equity interests of such entity; or any dissolution, winding up, cessation of business or liquidation of either party other than in connection with an event of bankruptcy. The Business Combination did not qualify as a change of control under the CNA Agreement.

A “problematic change of control” is defined under the producer agreement as any change of control of Lenders Protection wherein the acquirer is an insurance company engaged in a directly competitive business of CNA.

Open Lending’s Market Opportunity

Automotive loans for many near-prime and non-prime borrowers have been historically referred by the automotive lenders to third-party subprime financing companies. Open Lending’s proprietary technology enables automotive lenders to assess the creditworthiness of borrowers and mitigate credit risk through Open Lending’s unique insurance solution without losing the opportunity to such third-party finance companies. This helps Open Lending’s automotive lenders maintain their consumer relationships instead of turning their clients over to third-parties.

The automotive industry is still seeking solutions to address the near-prime and non-prime borrower market. The near-prime and non-prime automotive loan market is a large, underserved sector with an approximate $14.4 billion revenue opportunity from an annual $250.0 billion underlying near-prime and non-prime auto loan market in the U.S. Open Lending is currently engaged with less than 1% of this market. Open Lending presents a compelling value proposition to the national network of OEM Captives, credit unions, banks and other automotive lenders by expanding the range of credit scores and loan-to-values where lenders can safely and profitably lend. Through the use of LPP, Open Lending believes it allows automotive lenders to increase application flow from near-prime and non-prime borrowers and help them broaden credit appetite with limited incremental risk. The insurance protection against default of these loans increases the ability for the automotive lenders to enter into these lending transactions with minimal additional risk. Additionally, Open Lending has solidified its channel partner relationships with fintech online lending partners, who source auto loan applications off the internet and offer refinance opportunities to near-prime and non-prime borrowers who have been mispriced by sub-prime auto lenders. Presently, Open Lending also has relationships with two OEM Captives, as described below.

OEM #1

On July 12, 2019, Lenders Protection entered into a Master Services Agreement (the “MSA”) and a Program Agreement (the “Program Agreement”), and together with the MSA, the “FinCo Agreement”), with an auto finance company (“Auto FinCo”), through which Lenders Protection provides Auto FinCo access to and use of the LPP in exchange for compensation. Under the FinCo Agreement, Auto FinCo uses the LPP to make credit available for purchases of motor vehicles by customers who do not qualify for financing under Auto FinCo’s standard terms. The term of the Program Agreement continues until July 12, 2021, and automatically renews for one-year periods unless notice of non-renewal is given by either party to the other at least sixty days prior to the expiration date of the Program Agreement. Auto FinCo may terminate the MSA and/or the Program Agreement without cause upon one day prior written notice to Lenders Protection, and Lenders Protection may terminate the MSA and/or the Program Agreement without cause upon 180 days prior written notice to Auto FinCo. Either party may terminate the MSA and/or the Program Agreement for default as set forth in the MSA.

OEM #2

On October 1, 2019, Lenders Protection entered into an agreement with another auto finance company through which Lenders Protection provides access to and use of the LPP in exchange for program fees. Under the agreement, the auto finance company utilizes the LPP to make credit available to borrowers. The term of this agreement continues until all insured loans are no longer covered under the program insurance defined in the agreement. For purposes of any future originations, either party may terminate this agreement upon breach by the other party of any of the sections of the agreement. So long as the underlying loans remain outstanding, the agreement will remain in place with respect to those loans.

Key Product

Lenders Protection Program, Open Lending’s flagship product, is an automotive lending program designed to underwrite default insurance on loans made to near-prime and non-prime borrowers. The program uses proprietary risk-based pricing models combined with loan default insurance provided by highly-rated third-party insurers. LPP links automotive lenders, LOS and insurance companies. LPP enables automotive lenders to assess the credit risk of a potential borrower within five seconds using data driven analysis, enabling the lender to generate an all-inclusive, insured, interest rate for a loan for the borrower.

The technology backing LPP is comprised of two primary elements. The first primary element is Open Lending’s proprietary, multi-tenant software technology platform, which functions to fulfill the needs of all constituents in Open Lending’s ecosystem. This software technology delivers underwriting results, loan-life reporting, consultative analyses and invoicing to Open Lending’s automotive lenders. This technology also fulfills the invoicing, reporting and collection needs of Open Lending’s insurers. Through electronic system integration, Open Lending’s software technology connects Open Lending to all parties in its ecosystem. Open Lending believes that its ability to perform these tasks in various work streams electronically provides it with the ability to rapidly scale at minimum cost.

The second primary element of the LPP is its unique database that drives risk decisioning, with proprietary data accumulated in the last 20 years. At origination when a loan is insured, all attributes of the transaction are stored in the database. Through IAS, Open Lending ultimately gets loan life performance data on each insured loan. Having extremely granular origination and performance data allows Open Lending’s data scientists and actuaries to constantly evolve and refine its risk models, based on actual experience and new third-party information sources. Open Lending’s dataset is more comprehensive than automotive lenders data regarding near-prime and non-prime auto loans (e.g. our data points include higher loan advance rates in lower credit scores, older model used cars, higher mileage vehicles, longer loan terms with lower credit score and higher loan-to-value borrowers). This allows Open Lending’s automotive lenders to make more loans to near-prime and non-prime borrowers that they might otherwise decline.

LPP risk models use a proprietary score in assessing and pricing risk on automotive loan applications. This proprietary score combines credit bureau data and alternative consumer data to more effectively assess risk and determine the appropriate insurance premium for any given loan application.

Open Lending is currently integrated with approximately twenty third-party LOS, allowing it to electronically accept, underwrite, price, and process loan applications and respond in real-time to the automotive lenders. Some of these third-party LOS also act as resellers for Open Lending, which lowers Open Lending’s customer acquisition costs.

Open Lending’s Ecosystem

Open Lending has built a robust ecosystem of automotive lenders, insurers and borrowers. LPP enables automotive lenders directly and borrowers indirectly to benefit from enhanced access to each other and to Open Lending’s technology, resulting in increased loan generation and access to the automotive market for a larger population.

Value Proposition to Lenders and Dealers

Increased sales volume. LPP allows automotive lenders to add financing solutions and increase underwriting and credit protection solutions that we believe enable such automotive lenders to make more near-prime and non-prime loans with attractive risk return profiles. We believe LPP also allows dealers to sell more vehicles to near-prime and non-prime borrowers by enabling them to make loans to borrowers with additional risk profiles. LPP also helps automotive lenders and dealers make loans on additional vehicles, including financing on older model vehicles, higher mileage used vehicles and on after-market product sales. Used vehicle sales increased in the United States for five consecutive years from 2016 to 2020.

•

Ability to finance older model year vehicles. LPP underwriting allows automotive lenders to advance loans on used vehicles up to nine model years old, compared to four to seven model years under traditional automotive loan models, helping expand the sales reach of dealers.

•

Ability to finance higher mileage vehicles. Many automotive lenders limit mileage on eligible vehicles to 100,000 miles or less. LPP underwriting guidelines allow automotive lenders to underwrite loans for maximum mileage of 150,000 or less, enabling automotive lenders to finance the purchase of vehicles with higher mileage than is generally available in the market, expanding the sales reach of dealers.

•

Higher allowance for after-market product sales. A material profit center for auto dealers is the profit on sale of after-market products such as Guaranteed Asset Protection insurance, or insurance covering the difference between the loan balance and insurance proceeds when a vehicle is damaged, vehicle warranties and extended service plans. Automotive lenders generally impose a maximum limit on the amount of after-market products that can be included in the loan balance. Based on Open Lending’s experience with many automotive lenders, LPP maximum limit on after-market products that can be included in the loan balance is higher, allowing dealers the opportunity to make higher profits. If the automotive lender has a significant flow of direct to consumer auto loans, they also have the ability to sell these products and generate incremental fee income from higher after-market product sales.

Higher risk-adjusted return on assets. In an effort to manage risk, most automotive lenders concentrate their loan portfolios in super prime and prime auto loans. Automotive lenders’ appetite for these loans results in a very efficient market where competition is expressed through interest rates. For automotive lenders that do not have size and scale, the result is a compressed return on assets on their super prime and prime loan portfolios. The near-prime and non-prime segment is much less efficient and consumer behavior is driven more by monthly loan payments than interest rates. Consequently, LPP attempts to enable automotive lenders to generate higher returns on assets and equity than traditional prime and super prime portfolios with a risk profile buttressed by credit protection from highly rated insurers. Additionally, many of the loans generated using LPP have already been processed and denied through the automotive lender’s LOS. The automotive lenders already incur costs for processing such loans and LPP enables such lenders to convert the loss on a denied loan into an earning asset on its books.

Loss mitigation on near-prime and non-prime loans. Near-prime and non-prime auto loans carry more risk and higher losses than super prime and prime auto loans. The default insurance coverage offered to Open Lending’s customers transfers the vast majority of the risk and increased losses to the insurers.

Higher loan advance rates. LPP may enable higher loan advances relative to vehicle value on auto loans. This allows automotive dealers and lenders to get internal approvals more often on requested loan structures instead of receiving counter-offers at lower loan advance rates.

Seamless integration. Open Lending designs its LPP to be easily integrated into the LOS of the financial institutions and existing automotive lenders to enable its customers to facilitate loans and sales using the LPP. This frictionless onboarding makes consumer point-of-sale financing available for dealers and automotive lenders of all sizes.

Enhanced borrower experience. Utilizing LPP, automotive lenders can serve more borrowers and meet a broader range of their financing needs.

Value Proposition to Insurers

Access to our proprietary technology and merchant network. Over the past two decades, Open Lending has built and refined its technology to deliver significant value to automotive lenders and dealers. Open Lending believes its insurer partners would require significant time and investment to build such a technology solution and lender network themselves.

No customer acquisition cost and limited operating expenses. LPP alleviates the need for its insurance carriers to bear any marketing, software development or technology infrastructure costs to insure loans. In addition, by providing claims administration services to the carriers, the insurers have far less administrative burden in servicing the policies.

Unique risk with significant underwriting profitability. Auto loan default coverage is a relatively unique line of insurance for insurers and, historically, Open Lending’s insurers have experienced significant underwriting profitability.

Value Proposition for Borrowers

Lower interest rates. Given the costs and financial goals Open Lending’s automotive lenders target and the specific risk posed by each loan, the goal of LPP is to find the lowest interest rate possible for the borrowers. LPP finds the appropriate risk-based interest rate for each loan application.

Lower payments. Near-prime and non-prime borrowers are more sensitive to monthly payment requirements than interest rates. By allowing longer loan terms, LPP may lead to lower monthly payments for consumers. By eliminating or reducing down payments and lower monthly payments, LPP lowers borrowing costs and gives borrowers more disposable income.

Reduction or elimination of loan down payments. Automotive lenders that use LPP typically have higher loan advance rates relative to vehicle value than most other automotive lenders that do not use LPP, which Open Lending believes eliminates or materially reduces the down payment required of borrowers.

Our Business Model

Open Lending generates revenue of approximately 5% of the balance on each loan originated. Revenue is comprised of fees paid by automotive lenders for the use of LPP to underwrite loans; fees paid by Open Lending’s insurers for claim administration services; and, profit-sharing with insurers providing insurance protection to automotive lenders. Therefore, revenue is comprised of three streams: program fee, administration fee and insurance profit participation. The first two streams provide a fee-based revenue for the loans processed through LPP and the third stream is based on an underwriting profit share paid over the term of the loan. Nearly 70% of the expected revenue is collected by Open Lending in the first 12 months after loan origination, with the balance comprised of administration fees and underwriting profit share that are realized over the remaining life of the loan.

LPP fees vary as a percentage of the loan amount and average approximately $470 per loan, and are recognized upfront upon receipt of the loan by the consumer. The program fee is either paid in one single payment in the month following the month of certification of the loan or in equal monthly payments over the first 12 months following loan certification. Administration fees are collected for claims management performed by Open Lending’s subsidiary, IAS. Administration fees are 3% of monthly insurance premium for as long as a loan remains outstanding. The administration fee is recognized monthly as received and decreases over time as the loan amortizes. The profit share represents Open Lending’s participation in the underwriting profit of the Lenders Protection Program. Open Lending receives 72% of the aggregate monthly insurance underwriting profit on each insurer’s portfolio, calculated as the monthly premium earned by the carrier less the carrier’s expenses and incurred losses. The underwriting profit on each loan is earned or received over its life with the majority earned in the first twelve months of the loan.

Open Lending’s flagship product has been tested through various economic cycles, including the economic downturn in 2008, enabling highly accurate risk pricing and credit decision-making with minimized loss ratios. Open Lending’s proprietary risk models have predicted the probability of default with greater than 99% accuracy for all loan applications submitted since 2010.

In addition, Open Lending has not historically had concentration risk in its client base, given that its lending clients are distributed across the country with Open Lending’s top 10 clients consistently accounting for approximately 30% of total program fees over the last three years. With the future certified loan volume Open Lending anticipates from OEM Captives, Open Lending does anticipate concentration risk for some period into the future. Open Lending expects to have significant concentration in its largest automotive lender relationships for the foreseeable future and anticipates that its business will experience significant concentration with OEM Captives throughout 2021.

Open Lending’s digital, success-based offering enables an efficient, low-cost distribution model and offers frictionless setup with minimal startup costs to automotive lenders. Compensation to Open Lending’s distribution partners is based on a percentage of the program fees it actually collects and, therefore, is entirely success based. For the fiscal years ended December 31, 2020, 2019 and 2018, the aggregate compensation paid by Open Lending to its distribution partners was $3.0 million, $2.4 million and $1.4 million, respectively. Open Lending’s integration with many LOS systems, some of which also act as resellers, further helps drive client generation and recruitment at minimal additional costs. Open Lending focuses on lenders with over $100 million in automotive loan assets and Open Lending has more than tripled its client base since 2013.

Open Lending’s Partners

Open Lending’s lending partners include credit unions, regional banks, automotive OEM Captives and non-bank auto finance companies. Open Lending has additional partners that provide auto loan sourcing and loan fulfillment services to its automotive lenders. These companies obtain a substantial proportion of their auto purchase or auto refinance applications from internet-based auto selling, buying or consumer credit management sites. Open Lending is also in discussions with additional banks and OEM Captives, with which Open Lending may partner in the future. Open Lending currently partners with AmTrust and CNA as its two insurance carriers.

Competition

Competition for Open Lending occurs at two levels: (1) competition to sign and maintain automotive lenders; and (2) competition to fund near-prime and non-prime auto loans.

Competition to enroll and maintain automotive lenders. For LPP, which combines lending enablement, risk analytics, near-prime and non-prime auto loan performance data, real-time loan decisioning, risk-based pricing and auto loan default insurance, Open Lending does not believe there are any direct competitors. The credit bureaus provide customized risk models for underwriting and most LOS provide for custom underwriting rules and loan underwriting, while third-party lending-as-a-service companies provide turn-key LOS. Most automotive lenders have some minority portion of their auto loan portfolios in near-prime and non-prime loans, however, these near-prime and non-prime loans are generally at lower loan advance rates, shorter loan terms, limited to newer model years of vehicles and lower mileage maximums. A very limited number of national banks and sub-prime lenders underwrite and originate near-prime and non-prime loans with the characteristics of the LPP portfolio.

Competition to fund near-prime and non-prime auto loans. The near-prime and non-prime lending market is highly fragmented and competitive. Open Lending faces competition from a diverse landscape of consumer lenders, including traditional banks and credit unions, as well as alternative technology-enabled lenders like LendingClub Corporation, Square, Inc., Social Finance, Inc., Avant, LLC, Prosper Funding LLC and Credit Acceptance Corporation, among others. Many of Open Lending’s competitors are (or are affiliated with) financial institutions with the capacity to hold loans on their balance sheets. These would include money center banks, super-regional banks, regional banks, OEM Captives, finance companies and sub-prime lenders. Some of these competitors offer a broader suite of products and services than Open Lending does, including retail banking solutions, credit and debit cards and loyalty programs.

Government Regulation

Open Lending operates in a heavily regulated industry that is highly focused on consumer protection. Statutes, regulations and practices that have been in place for many years may be changed, and new laws have been, and may continue to be, introduced to address real and perceived problems in the financial services industry in general and automotive lending in particular. These laws and how they are interpreted continue to evolve.

The regulatory framework to which Open Lending is subject includes U.S. federal, state and local laws, regulations and rules. U.S. federal, state and local governmental authorities, including state financial services and insurance agencies, have broad oversight and supervisory authority over Open Lending’s business. Federal and state agencies also have broad enforcement powers over Open Lending, including powers to investigate Open Lending’s business practices and broad discretion to deem particular practices unfair, deceptive, abusive or otherwise not in accordance with the law.

Open Lending’s business requires compliance with several regulatory regimes, including some applicable to consumer lending. In particular, the laws which Open Lending may be subject to directly or indirectly include:

•	state laws and regulations that impose requirements related to loan disclosures and terms, credit discrimination, and unfair or deceptive business practices;

•

the Truth-in-Lending Act, and its implementing Regulation Z, and similar state laws, which require certain disclosures to borrowers regarding the terms and conditions of their loans and credit transactions;

•

Section 5 of the Federal Trade Commission Act, which prohibits unfair and deceptive acts or practices in or affecting commerce, and Section 1031 of the Dodd-Frank Act, which prohibits UDAAP, in connection with any consumer financial product or service;

•

the Equal Credit Opportunity Act, and its implementing Regulation B, which prohibit creditors from discriminating against credit applicants on the basis of race, color, sex, age, religion, national origin, marital status, the fact that all or part of the applicant’s income derives from any public assistance program or the fact that the applicant has in good faith exercised any right under the Federal Consumer Credit Protection Act or any applicable state law;

•

the FCRA, and its implementing Regulation V, as amended by the Fair and Accurate Credit Transactions Act, which promotes the accuracy, fairness and privacy of information in the files of consumer reporting agencies;

•

the Fair Debt Collection Practices Act, and its implementing Regulation F, the Telephone Consumer Protection Act, as well as state debt collection laws, all of which provide guidelines and limitations concerning the conduct of debt collectors in connection with the collection of consumer debts;

•	the Bankruptcy Code, which limits the extent to which creditors may seek to enforce debts against parties who have filed for bankruptcy protection;

•

the GLBA, and the California Consumer Protection Act, which include limitations on the disclosure of nonpublic personal information by financial institutions about a consumer to nonaffiliated third parties, in certain circumstances requires financial institutions to limit the use and further disclosure of nonpublic personal information by nonaffiliated third parties to whom they disclose such information and requires financial institutions to disclose certain privacy policies and practices with respect to information sharing with affiliated and nonaffiliated entities as well as to safeguard personal customer information, and other privacy laws and regulations;

•

the rules and regulations promulgated by the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the National Credit Union Administration, as well as state banking regulators;

•

the Servicemembers Civil Relief Act, which allows active duty military members to suspend or postpone certain civil obligations so that the military member can devote his or her full attention to military duties;

•

the Electronic Fund Transfer Act, and Regulation E promulgated thereunder, which provide disclosure requirements, guidelines and restrictions on the electronic transfer of funds from consumers’ bank accounts;

•

the Electronic Signatures in Global and National Commerce Act, and similar state laws, particularly the Uniform Electronic Transactions Act, which authorize the creation of legally binding and enforceable agreements utilizing electronic records and signatures; and

•	the Bank Secrecy Act, which relates to compliance with anti-money laundering, customer due diligence and record-keeping policies and procedures.

Open Lending is also subject to state insurance, insurance brokering, insurance agency regulations, third-party administration company statutes and similar statutes.

The number and complexity of these laws, and vagaries in their interpretations, present compliance and litigation risks from inadvertent error and omissions which Open Lending may not be able to eliminate from its operation or activities. The laws, regulations and rules described above are subject to legislative, administrative and judicial interpretation, and some of these laws and regulations have been infrequently interpreted or only recently enacted. Infrequent interpretations of these laws and regulations or an insignificant number of interpretations of recently-enacted laws and regulations can result in ambiguity with respect to permitted conduct under these laws and regulations. Any ambiguity under the laws and regulations to which Open Lending is subject may lead to regulatory investigations or enforcement actions and private causes of action, such as class-action lawsuits, with respect to Open Lending’s compliance with applicable laws and regulations.

Certain states have adopted laws regulating and requiring licensing by parties that engage in certain activity regarding consumer finance and insurance transactions, including facilitating and assisting such transactions in certain circumstances. Furthermore, certain states and localities have also adopted laws requiring licensing for consumer debt collection or servicing. Open Lending must comply with state licensing requirements to conduct its business. LPP is licensed as a property and casualty insurance agency and regulated by the insurance regulator in each state in which Open Lending operates. All Lenders Protection sales personnel are individually licensed as property and casualty insurance agents in each state in which they operate. In those states where it is required, IAS is licensed as a third-party administration agent and is regulated by the insurance regulator in each state in which Open Lending operates.

Open Lending is also supervised by regulatory agencies under U.S. law. From time to time, Open Lending may receive examination requests that require Open Lending to provide records, documents and information relating to its business operations. State attorneys general, state licensing regulators, and state and local consumer protection offices have authority to investigate consumer complaints and to commence investigations and other formal and informal proceedings regarding Open Lending’s operations and activities.

Employees and Human Capital Resources

As of December 31, 2020, Open Lending employed approximately 104 employees, with substantially all located in Texas. None of Open Lending’s employees is currently represented by a labor union or has terms of employment that are subject to a collective bargaining agreement. Open Lending considers its relationships with its employees to be good and has not experienced any work stoppages.

We encourage and support the growth and development of our employees. Continual learning and career development is advanced through ongoing performance and development conversations with employees, internally developed training programs, customized corporate training engagements and educational reimbursement programs.

The safety, health and wellness of our employees is a top priority. The COVID-19 pandemic presented a unique challenge with regard to maintaining employee safety while continuing successful operations. Through teamwork and the adaptability of our management and staff, we were able to transition, over a short period of time, approximately 95% of our employees to effectively working from remote locations and ensure a safely-distanced working environment for employees performing customer facing activities at branches and operations centers. All employees are asked to not come to work when they experience signs or symptoms of a possible COVID-19 illness and have been provided additional paid time off to cover compensation during such absences. On an ongoing basis, we further promote the health and wellness of our employees by strongly encouraging work-life balance, offering flexible work schedules, reimbursing certain childcare costs, keeping the employee portion of health care premiums to a minimum and sponsoring various wellness programs.

MANAGEMENT

Management and Board of Directors

The following persons serve as our executive officers, key management members and directors.

Name	Age	Position
Executive Officers:
John J. Flynn	65	Chairman, Director and Chief Executive Officer
Ross M. Jessup	57	Director, President and Chief Operating Officer
Charles D. Jehl	52	Chief Financial Officer
Key Management:
Sarah Lackey	38	Chief Technology Officer
Matthew R. Roe	37	Chief Revenue Officer
Matthew Stark	48	General Counsel
Kenneth E. Wardle	46	Chief Risk Officer
Non-Employee Directors:
Adam H. Clammer	50	Director
Eric A. Feldstein	61	Director
Blair J. Greenberg	37	Director
Shubhi Rao	54	Director
Jessica Snyder	49	Director
Gene Yoon	45	Director
Brandon Van Buren	37	Director

Executive Officers

John Flynn serves as the Chief Executive Officer of Open Lending. Mr. Flynn served as President of Open Lending from April 2000 to August 2020 and as a member of its Board of Managers since 2000. Mr. Flynn also currently serves as President and Chief Executive Officer of Lenders Protection, LLC since 2003 and as President of Insurance Administrative Services, LLC since 2011, each a wholly owned subsidiary of Open Lending. Mr. Flynn previously served as Chief Executive Officer at Washington Gas Light Federal Credit Union in Springfield, VA from 1983 to 1994, and as Senior Vice President of Sales and Marketing for Good2cu.com, LLC from 1999 to 2000. In addition, Mr. Flynn formerly led marketing at The Equitable (Equitable Holdings, Inc.) from 1997 to 1999, where he spearheaded the design and execution of the firm’s national marketing program for the credit union industry. Mr. Flynn is the Co-founder of Objective Advisors, Inc., a registered investment advisory firm dedicated to providing objective financial management services exclusively to credit unions and banks nationwide, where he served as a Board Member from 1995 to 2018; Co-founder of The Finest Federal Credit Union, which serves the police and law enforcement agencies of New York City, where he served as Advisor from 2014 to 2019. Mr. Flynn holds a Bachelor of Arts degree in Accounting from Bloomsburg University. We believe Mr. Flynn is qualified to serve as President and Chief Executive Officer and a member of our Board of Managers due to his more than forty years of experience working in the credit union, banking and financial services industry.

Ross Jessup serves as the President and Chief Operating Officer of Open Lending. Mr. Jessup has served as Chief Financial Officer of Open Lending from April 2000 until August 2020 and as a member of its Board of Managers since 2000. Mr. Jessup also serves as Chief Financial Officer and Chief Operations Officer of Lenders Protection, LLC, a wholly-owned subsidiary of Open Lending since April 2000. Prior to Open Lending, Mr. Jessup worked at the Jessup Group from 1998-2000, Montgomery Jessup & Co. from 1991-1998 and in public accounting at Arthur Anderson LLP from 1985-1991. Mr. Jessup is a Certified Public Accountant licensed in the state of Texas and a member of the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants. Mr. Jessup holds a Bachelor of Arts degree in Accounting from the University of Mississippi. We believe Mr. Jessup is qualified to serve as Chief Financial Officer and Chief Operations Officer and a member of our Board of Managers due to his over thirty years of experience in corporate finance, accounting, leadership and operations.

Charles D. Jehl has served as the Chief Financial Officer of Open Lending since August 28, 2020. Prior to his appointment, Mr. Jehl served as a consultant to the Company since April 2020. From 2015 through 2019, Mr. Jehl served as Chief Financial Officer and Treasurer of Forestar Group Inc., a New York Stock Exchange listed company (“Forestar Group”). Prior to that, Mr. Jehl served in other executive positions with Forestar Group, including Chief Accounting Officer from 2005—2013. Jehl is a Certified Public Accountant licensed in the state of Texas and a member of the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants. He holds a Bachelor of Arts degree in Accounting from Concordia University at Austin.

Key Management

Sarah Lackey has served as the Chief Technology Officer since August 28, 2020. Prior to her appointment as Chief Technology Officer, Ms. Lackey served as the Company’s Senior Vice President of IT Operations since November 2019, and in various other roles in the Company’s technology department since 2016. Prior to Open Lending, Ms. Lackey served as Vice President and co-owner of SJB Industries DBA Bates Painting. Previously, she spent over 10 years at Hewlett-Packard in software engineering. She holds a Bachelor’s degree in Computer Science from Texas A&M University.

Matt Roe has served as the Chief Revenue Officer of Open Lending since October 2019 and serves as the Chief Revenue Officer of the Company. Mr. Roe has been with Open Lending since 2007, and has worked in a variety of roles across the marketing, implementation, operations, finance and IT systems divisions, including as Marketing Manager from September 2010 to April 2016, National Accounts Manager from January 2013 to December 2016, Regional Vice President of Sales from April 2016 to October 2017 and Senior Vice President from October 2017 to October 2019. Mr. Roe has more than ten years of experience working with the Open Lending marketing, account management, sales and product teams. Mr. Roe holds a Bachelor of Arts degree from Texas State University.

Matthew S. Stark has served as the General Counsel of Open Lending since January 2021. Prior to his appointment, Mr. Stark served as General Counsel and Senior Vice President of Forestar Group Inc., a New York Stock Exchange listed company. Prior to that, Mr. Stark served as the Assistant General Counsel of David Weekley Homes and as the Senior Regional Counsel of KB Home, a publicly-traded national homebuilder. Mr. Stark holds a B.A. in History from the University of Utah and a J.D. from the University of Texas School of Law.

Kenneth Wardle has served as the Chief Risk Officer of Open Lending since July 2019 and serves as the Chief Risk Officer of the Company. Mr. Wardle previously worked as Chief Operating Officer for Horizon Digital Finance Holdings, Inc. from May 2018 to July 2019; Chief Executive Officer of Jet Business Loans, LLC from July 2015 to June 2017; Co-founder and Executive Vice President of Exeter Finance Corporation, a company that specializes in subprime auto financing, from August 2006 to December 2014; and in leadership roles at AmeriCredit Corporation (now GM Financial) from November 2005 to August 2006 and Drive Financial, LP (now Santander Consumer, USA) from October 2004 to November 2005. Mr. Wardle’s experience spans key functions within the lending industry including portfolio and risk management, financial operations, research analytics, credit analysis, information technology, compliance and corporate reporting. Mr. Wardle holds a Bachelor of Business Administration degree from Texas Wesleyan University and an MBA from Texas Christian University.

Non-Employee Directors

Adam H. Clammer has been Nebula’s Co-Chairman, Co-Chief Executive Officer, and a Director since inception. Mr. Clammer is a Founding Partner of True Wind Capital, a private equity fund manager focused on the technology industry, where he serves on the Investment Committee and is responsible for all aspects of managing the firm. Prior to founding True Wind Capital in 2015, Mr. Clammer was with KKR, a global investment manager, which he joined in 1995. At KKR, Mr. Clammer co-founded and led the Global Technology Group from 2004 to 2013, was a senior member of the Healthcare Group, and participated in investments across multiple industries. He served on public company boards as a director of AEP Industries (NASDAQ: AEPI), a manufacturer of flexible plastic packaging films, from 1999 to 2004, a director of Zhone Technologies

(NASDAQ: ZHNE), a provider of communications network equipment, from 2002 to 2006, a director of MedCath (NASDAQ: MDTH), a cardiovascular services provider, from 2002 to 2008, a director of Jazz Pharmaceuticals (NASDAQ: JAZZ), a biopharmaceutical company, from 2004 to 2007, a director of Avago, now Broadcom (NASDAQ: AVGO), a designer of analog semiconductors, from 2005 to 2013, a director of NXP (NASDAQ: NXPI), a manufacturer of semiconductor chips, from 2007 to 2010, and a director of Eastman Kodak (NYSE: KODK), a provider of imaging products and services, from 2009 to 2011. Mr. Clammer served on several private company boards including Aricent, GoDaddy, and TASC among others, as well as a member of the operating committee of SunGard Data Systems. Mr. Clammer currently serves as Chairman of the Board of The Switch, a video solutions service provider, since 2016, as Chairman of the Board of ARI Network Services, a sales-focused software and marketing services provider, since 2017 and as a director of Pegasus Transtech (“Transflo”), a software and solutions provider to the transportation industry, since 2017. Prior to joining KKR, Mr. Clammer worked in the Mergers & Acquisitions group at Morgan Stanley in New York and Hong Kong from 1992 to 1995. He holds a B.S. in Business Administration from the University of California, Berkeley and an M.B.A. from Harvard Business School, where he was a Baker Scholar. We believe Mr. Clammer is qualified to serve as a member of the board of directors because of his experience in the financial sector.

Eric A. Feldstein has served on our board of directors since August 28, 2020. Prior to joining New York Life Insurance Company, Mr. Feldstein served as the Chief Financial Officer of Health Care Service Corporation from 2016 to 2019. From 2010 to 2016, he served as an Executive Vice President with American Express. Mr. Feldstein began his career in finance with General Motors where he held a variety of roles with increasing responsibility. He served as Treasurer from 1997 to 2002, and subsequently served as CEO of GMAC Financial Services from 2002-2008. Mr. Feldstein holds a Bachelor of Arts from Columbia University and Master of Business Administration from Harvard University. We believe Mr. Feldstein is qualified to serve as a member of the board of directors because of his extensive public company experience.

Blair Greenberg has served as a member on the Board of Managers of Open Lending since March 2016 until June 2020 and is now a member of our board of directors. Mr. Greenberg is also a partner at Bregal Sagemount (Bregal Investments, Inc.) and has been with the fund since January 2013. Prior to Bregal Sagemount, Mr. Greenberg worked at Technology Crossover Ventures (TCMI, Inc.) (“TCV”) from July 2006 to January 2013, where he focused on investing in technology and financial services companies. Prior to TCV, Mr. Greenberg worked for UBS Investment Bank (UBS Group AG) (“UBS”) in the Financial Institutions Group from July 2004 to June 2006. At UBS, Mr. Greenberg focused on mergers & acquisitions and capital raising transactions for financial technology, asset management, and specialty finance companies. Mr. Greenberg received a Bachelor of Sciences in Business Administration with a concentration in Finance from the Kelley School of Business at Indiana University Bloomington, and an MBA with concentrations in Finance, Management & Strategy, and Marketing from the Kellogg School of Management at Northwestern University. We believe that Mr. Greenberg is qualified to serve as a member of our Board of Managers based on his extensive experience in the technology and financial services industry.

Shubhi Rao has served on our board of directors since August 5, 2020. She was vice president, treasurer and officer of Alphabet from 2016 to 2018 and group treasurer of Tesco PLC in London from 2014 to 2016. Ms. Rao began her career in finance at Ford Motor Company. She held several leadership roles within the Treasurer’s office including assistant treasurer of Ford of Europe. Shubhi is a mother, wife, fundraiser and serves on the boards of think tanks—International Center for Research on Women and Center for Global Development. She is also the honorary member of the executive advisory council for the Federal Reserve Bank of San Francisco. Shubhi earned her B.S. in Computer Science Engineering from Michigan State University and a MBA from the University of Michigan, Ann Arbor. We believe Ms. Rao is qualified to serve as a member of the board of directors because of her extensive public company experience.

Jessica Snyder has served on our board of directors since August 5, 2020. Ms. Snyder is the president and chief executive officer of GuideOne Insurance Company. Previously, she was senior vice president—Commercial and Specialty Lines at State Auto Insurance Companies. Jessica held several other positions during her tenure at State

Auto, including chief operating officer and chief financial officer of the company’s specialty subsidiary, and senior vice president of Specialty. Prior to joining State Auto, Jessica was a member of a three-person team that raised the capital for the formation and start-up operations of Rockhill Holdings, a niche property and casualty business that was purchased by State Auto in 2009. She was also the chief financial officer for Citizens Property Insurance Corporation. In 2016, Jessica was named one of Insurance Business’ Elite Women of the Year.

Ms. Snyder earned her bachelor’s degree in accounting from the University of Wisconsin and her Master of Business Administration from the University of Florida. We believe Ms. Snyder is qualified to serve as a member of the board of directors because of her extensive experience in the financial services sector.

Gene Yoon has been the Managing Partner of Bregal Sagemount since 2012 as a member on the Board of Managers of Open Lending since 2016 to June 2020 and is now a member of our board of directors. Prior to founding Bregal Sagemount in 2012, he was the Head of Private Equity for the Americas Special Situations Group at Goldman Sachs from 2007 to 2012, where he focused on middle market growth equity investing. Before Goldman Sachs, Mr. Yoon served as a Partner at Great Hill Partners, a private equity firm specializing in the media, communications, technology, and business services sectors from 2001 to 2007. Earlier in his career, Mr. Yoon was Director of Corporate Development at Geocast Network Systems, Inc., a venture-backed technology infrastructure provider from 1999 to 2001. Mr. Yoon began his career at Donaldson, Lufkin & Jenrette in investment banking from 1997 to 1999. Mr. Yoon holds both a Bachelors in Economics and an MBA from The Wharton School at the University of Pennsylvania. We believe that Mr. Yoon is qualified to serve as a member of our Board of Managers based on his extensive experience in the financial sector.

Brandon Van Buren is a Partner at True Wind Capital and has been with the fund since October 2017 and has served as a member of our board of directors since June 2020. From August 2014 to September 2017, Mr. Van Buren was a Principal at Google Capital, Alphabet Inc.’s private investment arm, where he led growth equity investments within the technology, media, and telecommunications sectors. Prior to joining Google, Mr. Van Buren was with Kohlberg Kravis Roberts & Co., a global investment manager, from 2010 to 2012 where he executed leveraged buyout transactions within the technology space. Mr. Van Buren has served as a director of Zix Corporation (NASDAQ: ZIXI) since February 2019. Mr. Van Buren holds a Bachelor of Science degree in Business Administration with concentrations in Finance and Accounting from California Polytechnic State University, San Luis Obispo and a Masters of Business Administration from Harvard Business School where he was a Baker Scholar. We believe Mr. Van Buren is qualified to serve as a member of the board of directors because of his experience in the financial sector.

Corporate Governance

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders following the Business Combination. Notable features of this corporate governance include:

•

independent director representation on our audit, compensation and nominating and corporate governance committees, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

•	at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC.

Election of Officers

Each executive officer serves at the discretion of our board of directors and holds office until his or her successor is duly appointed or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Board Composition

Our board of directors consists of nine directors. Each of our directors will continue to serve as a director until the election and qualification of his or her successor or until his or her earlier death, resignation or removal. The authorized number of directors may be changed by resolution of our board of directors. Vacancies on our board of directors can be filled by resolution of our board of directors.

Our board of directors is divided into three classes, each serving staggered, three-year terms:

•

our Class I directors are Mr. Van Buren, a designee of the Nebula Holdings, LLC, and Mr. Yoon, a designee of the Bregal Sagemount I, L.P., and Eric A. Feldstein with terms expiring at the first annual meeting of stockholders following the date of this prospectus;

•

our Class II directors are Mr. Clammer, a designee of the Nebula Holdings, LLC, and Mr. Greenberg, a designee of the Bregal Sagemount I, L.P., and Shubhi Rao with terms expiring at the second annual meeting of stockholders following the date of this prospectus; and

•

our Class III directors are Mr. Flynn, Open Lending’s Chief Executive Officer, and Ross Jessup, Open Lending’s President and Chief Operating Officer, both of whom are designees of Open Lending’s founders, and Jessica Snyder with terms expiring at the third annual meeting of stockholders following the date of this prospectus.

Each of Nebula, Bregal Sagemount I, L.P.and Open Lending are entitled to designate certain number of directors for five years following the Closing subject to certain stock ownership requirements. Open Lending will have the right to appoint one additional director to each of the classes set forth above.

As a result of the staggered board, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms.

Independence of our Board of Directors

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our board of directors has determined that the board of directors will meet independence standards under the applicable rules and regulations of the SEC and the listing standards of NASDAQ. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the sections titled “Certain Open Lending Relationships and Related Party Transactions” and “Certain Nebula Relationships and Related Person Transactions.”

Board Committees

Our board of directors has three standing committees: an audit committee; a compensation committee; and a nominating and corporate governance committee. Each of the committees will report to the board of directors as it deems appropriate and as the board of directors may request. The expected composition, duties and responsibilities of these committees are set forth below. In the future, our board of directors may establish other committees, as it deems appropriate, to assist it with its responsibilities. For so long as Nebula has a right to nominate a director to our board of directors, each of our compensation committee and the nominating and corporate governance committee shall include one of the directors nominated by Nebula.

Audit Committee

Eric A. Feldstein, Shubhi Rao, and Jessica Snyder serve as members of the audit committee, with Ms. Snyder serving as the chair. The audit committee provides assistance to our board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent registered public accounting firm and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The audit committee also oversees the audit efforts of our independent registered public accounting firm and takes those actions as it deems necessary to satisfy itself that the independent registered public accounting firm is independent of management. Subject to phase-in rules and a limited exception, the rules of NASDAQ and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Our audit committee will meet the requirements for independence of audit committee members under applicable SEC and NASDAQ rules. All of the members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. In addition, Mr. Greenberg qualifies as our “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K.

Our board of directors has adopted a new written charter for the audit committee, which is available on our website. The information on our website is not intended to form a part of or be incorporated by reference into this prospectus.

Compensation Committee

Adam H. Clammer, Blair J. Greenberg, and Shubhi Rao on the Company’s compensation committee, with Mr. Greenberg serving as the chair. The compensation committee will determine our general compensation policies and the compensation provided to our officers. The compensation committee will also make recommendations to our board of directors regarding director compensation. In addition, the compensation committee will review and determine unit-based compensation for our directors, officers, employees and consultants and will administer our equity incentive plans. Our compensation committee will also oversee our corporate compensation programs. Each member of our compensation committee will be independent, as defined under the NASDAQ listing rules, and satisfies NASDAQ’s additional independence standards for compensation committee members. Each member of our compensation committee is a non-employee director (within the meaning of Rule 16b-3 under the Exchange Act).

Our board of directors has adopted a new written charter for the compensation committee, which is available on our website. The information on our website is not intended to form a part of or be incorporated by reference into this prospectus.

Nominating and Corporate Governance Committee

Adam H. Clammer, Jessica Snyder and Gene Yoon serve on the Company’s nominating and corporate governance committee, with Mr. Yoon serving as the chair. The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of the board. In addition, the nominating and corporate governance committee will be responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the board of directors concerning corporate governance matters. Each member of our nominating and corporate governance committee will be independent as defined under the NASDAQ listing rules.

Our board of directors has adopted a new written charter for the nominating and corporate governance committee, which is available on our website. The information on our website is not intended to form a part of or be incorporated by reference into this prospectus.

Role of Our Board of Directors in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, and our audit committee will have the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee will also have the responsibility to review with management the process by which risk assessment and management is undertaken, monitor compliance with legal and regulatory requirements, and review the adequacy and effectiveness of our internal controls over financial reporting. Our nominating and corporate governance committee will be responsible for periodically evaluating our company’s corporate governance policies and systems in light of the governance risks that our company faces and the adequacy of our company’s policies and procedures designed to address such risks. Our compensation committee will assess and monitor whether any of our compensation policies and programs is reasonably likely to have a material adverse effect on our company.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past. None of the members of our compensation committee has at any time during the prior three years been one of our officers or employees.

Code of Ethics

Our board of directors has adopted a code of ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our code of ethics is available on our website.

We intend to disclose future amendments to certain provisions of our code of ethics, or waivers of certain provisions as they relate to our directors and executive officers, at the same location on our website or in public filings. The information on our website is not intended to form a part of or be incorporated by reference into this prospectus.

EXECUTIVE COMPENSATION

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which requires compensation disclosure for its principal executive officer and its two other most highly compensated executive officers.

This section discusses the material components of the executive compensation program offered to the executive officers of the Company who are our “named executive officers” for 2020. Such executive officers consist of the following persons, referred to herein as our named executive officers, or the NEOs:

•	John J. Flynn, our Chief Executive Officer;

•	Ross M. Jessup, our President and Chief Operating Officer; and

•	Charles D. Jehl, our Chief Financial Officer.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt could vary significantly from our historical practices and currently planned programs summarized in this discussion.

2020 Summary Compensation Table

The following table presents information regarding the compensation awarded to, earned by, or paid to our named executive officers for services rendered to us, in all capacities, during the fiscal years ended December 31, 2020 and December 31, 2019, as applicable.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
John J. Flynn,	2020	417,670	2,325,966	1,087,956	532,159	34,273	4,398,024
Chief Executive Officer	2019	400,000	141,662		220,000	25,200	786,862
Ross M. Jessup,	2020	417,670	2,288,466	777,107	569,659	27,329	4,080,231
President and Chief Operating Officer	2019	400,000	141,662		220,000	25,200	786,862
Charles D. Jehl(6)	2020	136,430	125,000	616,198	427,245	142,101	1,446,973
Chief Financial Officer

(1)

Amounts reported represent amounts paid as base salary and commission payments. During 2020, both Mr. Flynn and Mr. Jessup voluntarily consented to temporary reductions in their base salaries as part of cost-containment actions in connection with the COVID-19 pandemic. The salaries of Mr. Flynn and Mr. Jessup were increased in 2020 in connection with new employment agreements described in more detail below under the heading “—Executive Employment Agreements.”

(2)

Amounts reported represent $2,058,125 in transaction bonuses in connection with the Business Combination to each of Messrs. Flynn and Jessup and $267,841, $230,341 and $125,000, respectively, for each of Messrs. Flynn, Jessup and Jehl in discretionary bonus amounts in excess of the stretch threshold paid out as annual cash incentive bonuses, as disclosed in the “—Non-Equity Incentive Compensation” column and described in more detail below under the heading “—Annual Cash Bonuses.”

(3)

Amounts reported represent the aggregate grant date fair value of the restricted stock units granted during fiscal 2020 under our 2020 Stock Option and Incentive Plan, or the 2020 Plan, as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Such grant date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the grant date fair values are set forth in the notes to our consolidated financial statements included in elsewhere in this prospectus. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the directors.

(4)

Amounts reported for 2020 reflect annual cash incentive bonuses, which were awarded based on achievement of corporate performance goals in 2020 and paid in 2021. The 2020 annual cash incentive bonus determinations are described in more detail below under the heading “—Annual Cash Bonuses.”

(5)

Amounts reported for 2020 reflect (i) $8,550, $8,550 and $2,101, respectively, for each of Messrs. Flynn, Jessup and Jehl in 401(k) safe harbor matching contributions made by us, (ii) for Mr. Jehl, consulting fees of $140,000 paid in connection with services provided by him to us prior to commencement of his employment, (iii) $3,545 and $4,010, respectively, for each of Messrs. Flynn and Jessup in key man life insurance premiums, (iv) $9,548 and $2,725, respectively, for each of Messrs. Flynn and Jessup in country club dues and (v) $12,630 and $12,044, respectively, in auto allowances for Messrs. Flynn and Jessup.

(6)	Mr. Jehl joined the Company on August 28, 2020. Prior to joining the Company, Mr. Jehl provided certain consulting services to the Company from April 10, 2020 to August 27, 2020.

Narrative Disclosure to Summary Compensation Table

Executive Employment Agreements

Employment Agreement with Mr. Flynn

The Company entered into an employment agreement with John J. Flynn, or, as amended, the Flynn Employment Agreement, effective as of August 28, 2020, in which Mr. Flynn will serve as the Chairman and Chief Executive Officer of the Company. Mr. Flynn will have an initial base salary of $500,000 per year, subject to periodic review and adjustment by the board of directors. Commencing in the fiscal year 2021, Mr. Flynn is eligible to receive cash incentive compensation as determined by the board of directors and the compensation committee, subject to the terms of any applicable incentive compensation plan that may be in effect from time to time. Pursuant to the First Amendment to the Flynn Employment Agreement, effective November 5, 2020, Mr. Flynn received a grant of 38,580 restricted stock units on November 5, 2020, or the Flynn Time-Based Grant. The Flynn Time-Based Grant will vest over three years and nine months from November 5, 2020 and shall be fully vested no later than November 5, 2024.

The Flynn Employment Agreement further describes the payments and benefits to which Mr. Flynn would be entitled upon termination of his employment under certain circumstances. Specifically, if Mr. Flynn’s employment is terminated either by the Company without “cause” or by Mr. Flynn for “good reason” (each as defined in the Flynn Employment Agreement), Mr. Flynn will be entitled to receive an amount equal to 24 months of pay at the Flynn Compensation Rate (as defined in the Flynn Employment Agreement), paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months, subject to Mr. Flynn’s execution of a release of claims in favor of the Company. For a period of up to 18 months, the Company will also pay to the group health plan provider, the COBRA provider or Mr. Flynn a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to Mr. Flynn if he had remained employed by the Company, subject to Mr. Flynn’s continued copayment of premium amounts at the active employees’ rate.

The Flynn Employment Agreement also provides for certain payments and benefits following a “change in control” (as defined in the Flynn Employment Agreement) of the Company. If during the 12-month period following the occurrence of a change in control Mr. Flynn’s employment is terminated by either the Company without “cause” or by Mr. Flynn for “good reason,” Mr. Flynn will be entitled to receive a lump-sum payment equal to one and one-half times the Flynn Compensation Rate plus the greater of Mr. Flynn’s annual cash bonus for the then-current year or the target annual cash bonus in effect immediately prior to the change of control. The Company will also pay to the group health plan provider, the COBRA provider or Mr. Flynn a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to Mr. Flynn if he had remained employed by the Company for a period of up to 18 months, subject to Mr. Flynn’s copayment of premium amounts at the active employees’ rate. If any such payments or benefits would be subject to the excise tax imposed by Section 4999 of the Code, such payments shall be reduced so that the sum of these payments shall be $1.00 less than the amount at which Mr. Flynn becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction will only occur if it would result in Mr. Flynn receiving a higher after tax amount than he would receive if such payments were not subject to such reduction.

Employment Agreement with Mr. Jessup

The Company entered into an employment agreement with Ross M. Jessup, or, as amended, the Jessup Employment Agreement, effective as of August 28, 2020, in which Mr. Jessup will serve as the President and Chief Operating Officer of the Company. Mr. Jessup will have an initial base salary of $500,000 per year, subject to periodic review and adjustment by the board of directors. Commencing in the fiscal year 2021, Mr. Jessup is eligible to receive cash incentive compensation as determined by the board of directors and the compensation committee of the board of directors, subject to the terms of any applicable incentive compensation plan that may be in effect from time to time. Pursuant to the First Amendment to the Jessup Employment Agreement, effective November 5, 2020, Mr. Jessup received a grant of 27,557 restricted stock units on November 5, 2020, or the Jessup Time-Based Grant. The Jessup Time-Based Grant will vest over three years and nine months beginning November 5, 2020 and shall be fully vested no later than November 5, 2024.

The Jessup Employment Agreement further describes the payments and benefits to which Mr. Jessup would be entitled upon termination of his employment under certain circumstances. Specifically, if Mr. Jessup’s employment is terminated either by the Company without “cause” or by Mr. Jessup for “good reason” (each as defined in the Jessup Employment Agreement), Mr. Jessup will be entitled to receive an amount equal to 24 months of pay at the Jessup Compensation Rate (as defined in the Jessup Employment Agreement), paid out in substantially equal installments in accordance with the Company’s payroll practice over 6 months, subject to Mr. Jessup’s execution of a release of claims in favor of the Company. For a period of up to 18 months, the Company will also pay to the group health plan provider, the COBRA provider or Mr. Jessup a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to Mr. Jessup if he had remained employed by the Company, subject to Mr. Jessup’s continued copayment of premium amounts at the active employees’ rate.

The Jessup Employment Agreement also provides for certain payments and benefits following a “change in control” (as defined in the Jessup Employment Agreement) of the Company. If during the 12-month period following the occurrence of a change in control Mr. Jessup’s employment is terminated by either the Company without “cause” or by Mr. Jessup for “good reason,” Mr. Jessup will be entitled to receive a lump-sum payment equal to one and one-half times the Jessup Compensation Rate plus the greater of Mr. Jessup’s annual cash bonus for the then-current year or the target annual cash bonus in effect immediately prior to the change of control. The Company will also pay to the group health plan provider, the COBRA provider or Mr. Jessup a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to Mr. Jessup if he had remained employed by the Company for a period of up to 18 months, subject to Mr. Jessup’s copayment of premium amounts at the active employees’ rate. If any such payments or benefits would be subject to the excise tax imposed by Section 4999 of the Code, such payments shall be reduced so that the sum of these payments shall be $1.00 less than the amount at which Mr. Jessup becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction will only occur if it would result in Mr. Jessup receiving a higher after tax amount than he would receive if such payments were not subject to such reduction.

Employment Agreement with Mr. Jehl

The Company entered into an employment agreement with Charles D. Jehl, or, as amended, the Jehl Employment Agreement, effective as of August 28, 2020, in which Mr. Jehl will serve as the Chief Financial Officer and Treasurer of the Company. Mr. Jehl will have an initial base salary of $375,000 per year, subject to periodic review and adjustment by the board of directors. Mr. Jehl will be eligible to receive cash incentive compensation as determined by the board of directors and the compensation committee of board of directors, subject to the terms of any applicable incentive compensation plan that may be in effect from time to time. Pursuant to the First Amendment to the Jehl Employment Agreement, effective November 5, 2020, Mr. Jehl received a grant of 16,534 restricted stock units on November 5, 2020, or the Jehl Time-Based Grant. The Jehl Time-Based Grant will vest over three years and nine months beginning November 5, 2020 and shall be fully vested no later than November 5, 2024.

The Jehl Employment Agreement further describes the payments and benefits to which Mr. Jehl would be entitled upon termination of his employment under certain circumstances. Specifically, if Mr. Jehl’s employment is terminated either by the Company without “cause” or by Mr. Jehl for “good reason” (each as defined in the Jehl Employment Agreement), Mr. Jehl will be entitled to receive an amount equal to 24 months of pay at the Jehl Compensation Rate (as defined in the Jehl Employment Agreement), paid out in substantially equal installments in accordance with the Company’s payroll practice over 6 months, subject to Mr. Jehl’s execution of a release of claims in favor of the Company. For a period of up to 12 months, the Company will also pay to the group health plan provider, the COBRA provider or Mr. Jehl a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to Mr. Jehl if he had remained employed by the Company, subject to Mr. Jehl’s continued copayment of premium amounts at the active employees’ rate.

The Jehl Employment Agreement also provides for certain payments and benefits following a “change in control” (as defined in the Jehl Employment Agreement) of the Company. If during the 12-month period following the occurrence of a change in control Mr. Jehl’s employment is terminated by either the Company without “cause” or by Mr. Jehl for “good reason,” Mr. Jehl will be entitled to receive a lump-sum payment equal to the Jehl Compensation Rate plus the greater of Mr. Jehl’s annual cash bonus for the then-current year or the target annual cash bonus in effect immediately prior to the change of control. The Company will also pay to the group health plan provider, the COBRA provider or Mr. Jehl a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to Mr. Jehl if he had remained employed by the Company for a period of up to 12 months, subject to Mr. Jehl’s copayment of premium amounts at the active employees’ rate. If any such payments or benefits would be subject to the excise tax imposed by Section 4999 of the Code, such payments shall be reduced so that the sum of these payments shall be $1.00 less than the amount at which Mr. Jehl becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction will only occur if it would result in Mr. Jehl receiving a higher after tax amount than he would receive if such payments were not subject to such reduction.

Base Salaries

Each of our named executive officers receives a base salary which has been established by our compensation committee or board of directors, as applicable, taking into account each individual’s role, responsibilities, skills, and experience. Base salaries for our named executive officers are reviewed annually by our compensation committee or board of directors, as applicable, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

For the year ended December 31, 2020, the annual base salaries for each of Messrs. Flynn, Jessup, and Jehl were $500,000, $500,000, and $375,000, respectively.

Annual Cash Bonuses

In November 2020, we adopted a Senior Executive Cash Incentive Bonus Plan, or the Bonus Plan. Each of our named executive officers is eligible to earn an annual cash incentive bonus based on company and individual achievement of performance targets established by our compensation committee or board of directors, as applicable, in their discretion. The payment targets will be related to financial and operational measures or objectives with respect to our company, or corporate performance goals, as well as individual performance objectives. Each executive officer who is selected to participate in the Bonus Plan will have a target bonus opportunity set for each performance period. The bonus formulas will be adopted in each performance period by the compensation committee and communicated to each executive.

For 2020, each of Messrs. Flynn, Jessup, and Jehl were eligible to earn a target bonus amount, which reflects a percentage of their annual base salaries, of 80%, 80%, and 80%, respectively. In addition, the percentage of annual base salaries for Messrs. Flynn, Jessup and Jehl is subject to increase upon attainment of stretch performance up to 125% of their respective annual base salaries.

The corporate performance goals will be measured at the end of each performance period after our financial reports have been published or such other appropriate time as the compensation committee determines. If the corporate performance goals and individual performance objectives are met, payments will be made as soon as practicable following the end of each performance period, but not later than March 15 after the end of the fiscal year in which such performance period ends. Subject to the rights contained in any agreement between the executive officer and us, an executive officer must be remain in a service relationship with us on the bonus payment date to be eligible to receive a bonus payment.

With respect to fiscal year ended December 31, 2020, approximately 85% of each named executive officer’s bonus was based on achievement of company revenue and EBITDA targets and the remaining approximately 15% of the bonus was based on achievement of individual goals established for and agreed to by the applicable executive. For fiscal year ended December 31, 2020, performance was in excess of target and reached certain stretch thresholds resulting in Messrs. Flynn, Jessup and Jehl receiving 106%, 114% and 114% of their respective annual base salaries. The bonuses paid to each named executive officer for the fiscal year ended December 31, 2020 are set forth above in the “Summary Compensation Table” in the column entitled “Non-Equity Incentive Plan Compensation.”

The board also has the discretion to grant additional discretionary bonuses to our named executive officers on a case-by-case basis. Any discretionary bonuses awarded to a named executive officer for the fiscal year ended December 31, 2020 are set forth above in the Summary Compensation Table in the column entitled “Bonus.”

Equity Compensation

Equity-based compensation is an integral part of our overall compensation program. Providing named executive officers with the opportunity to create significant wealth through stock ownership is a powerful tool to attract and retain highly-qualified executives, achieve strong long-term stock price performance, align our executives’ interests with those of our stockholders and provide a means to build real ownership in the Company. In addition, the vesting feature of our equity grants contributes to executive retention.

During the fiscal year ended December 31, 2020, we granted restricted stock units to each of our named executive officers, as shown in more detail in the “Outstanding Equity Awards at Fiscal Year-End 2020” table below.

2020 Stock Option and Incentive Plan

Our 2020 Stock Option and Incentive Plan, or the 2020 Plan, was adopted by our board of directors in June 10, 2020 and our stockholders in June 9, 2020. The 2020 Plan provides flexibility to our compensation committee to use various equity-based incentive awards as compensation tools to motivate our workforce.

We have reserved 9,693,750 shares of our common stock, or the Initial Limit, for the issuance of awards under the 2020 Plan. The 2020 Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2021, by 4% of the outstanding number of shares of our common stock on the immediately preceding December 31, or the Annual Increase. This number is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.

The shares we issue under the 2020 Plan will be authorized but unissued shares or shares that we reacquire. The shares of common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without any issuance of stock, expire or are otherwise terminated (other than by exercise) under the 2020 Plan will be added back to the shares of common stock available for issuance under the 2020 Plan.

The maximum aggregate number of shares that may be issued in the form of incentive stock options may not exceed the Initial Limit cumulatively increased on January 1, 2021, and on each January 1 thereafter by the lesser of (i) the Annual Increase for such year or (ii) 14,540,625 shares of common stock.

The grant date fair value of all awards made under our 2020 Plan and all other cash compensation paid by us to any non-employee director in any calendar year may not exceed $750,000.

The 2020 Plan is administered by our compensation committee. Our compensation committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2020 Plan. Persons eligible to participate in the 2020 Plan are those full or part-time employees, non-employee directors and consultants of the Company and its affiliates, as selected from time to time by our compensation committee in its discretion.

The 2020 Plan permits the granting of both options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code, or the Code, and options that do not so qualify. The option exercise price of each option is determined by our compensation committee but may not be less than 100% of the fair market value of our common stock on the date of grant. The term of each option will be fixed by our compensation committee and may not exceed ten years from the date of grant. Our compensation committee determines at what time or times each option may be exercised.

Our compensation committee may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of common stock or cash, equal to the value of the appreciation in our stock price over the exercise price. The exercise price of each stock appreciation right may not be less than 100% of the fair market value of the common stock on the date of grant. The term of each stock appreciation right will be fixed by our compensation committee and may not exceed ten years from the date of grant. Our compensation committee will determine at what time or times each stock appreciation right may be exercised.

Our compensation committee may award restricted shares of common stock and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment or service relationship with us through a specified vesting period. Our compensation committee may also be permitted to grant shares of common stock that are free from any restrictions under the 2020 Plan. Unrestricted stock may be granted to participants in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such participant.

Our compensation committee may grant cash bonuses under the 2020 Plan to participants, subject to the achievement of certain performance goals.

The 2020 Plan provides that upon the effectiveness of a “sale event,” as defined in the 2020 Plan, an acquirer or successor entity may assume, continue or substitute outstanding awards under the 2020 Plan. To the extent that awards granted under our 2020 Plan are not assumed or continued or substituted by the successor entity, except as may be otherwise provided in the relevant award certificate, all awards with time-based vesting, conditions or restrictions will become fully vested and nonforfeitable as of the effective time of the sale event, and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a sale event in the compensation committee’s discretion or to the extent specified in the relevant award certificate. Upon the effective time of the sale event, all outstanding awards granted under the 2020 Plan will terminate to the extent not assumed, continued or substituted for. In the event of such termination, individuals holding options and stock appreciation rights will be permitted to exercise such options and stock appreciation rights (to the extent exercisable) within a specified period of time prior to the sale event. In addition, in connection with the termination of the 2020 Plan upon a sale event, we may make or provide for a payment, in cash or in kind, to participants holding vested and exercisable options and stock appreciation rights equal to the difference between the per share cash consideration payable to stockholders in the sale event and the exercise price of the options or stock appreciation rights and we may make or provide for a payment, in cash or in kind, to participants holding other vested awards.

Our board of directors may amend or discontinue the 2020 Plan and our compensation committee is permitted to amend the exercise price of options and amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose but no such action may adversely affect rights under an award without the holder’s consent. Certain amendments to the 2020 Plan will require the approval of our stockholders.

No awards will be granted under the 2020 Plan after the date that is 10 years from the date of stockholder approval.

Employee benefit plans

Our named executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, group life and accidental death and dismemberment insurance plans, in each case, on the same basis as all of our other employees. We also maintain a 401(k) plan for the benefit of its eligible employees, including the named executive officers, as discussed in the section below entitled “—401(k) plan.”

401(k) plan

We maintain a retirement savings plan, or 401(k) plan, that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Under the Lenders Protection, LLC Employee 401(k) Plan, or the 401(k) Plan, eligible employees may defer eligible compensation subject to applicable annual contribution limits imposed by the Code. Our employees’ pre-tax contributions are allocated to each participant’s individual account and participants are immediately and fully vested in their contributions. Under the provisions of the 401(k) Plan, we make a safe harbor nonelective contribution equal to 3% of each participant’s compensation and may make discretionary matching contributions, as well as profit sharing contributions, as determined by management in its discretion. The 401(k) Plan is intended to be qualified under Section 401(a) of the Code with the 401(k) Plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan. The Company made safe harbor non-elective contributions of $377,724 to the 401(k) Plan during the year ended December 31, 2020.

Pension benefits

We do not maintain any pension benefit or retirement plans other than the 401(k) Plan.

Nonqualified deferred compensation

We do not maintain any nonqualified deferred compensation plans.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table summarizes the outstanding equity plan awards for each named executive officer as of December 31, 2020.

	Share Awards
Name	Grant Date	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)(1)
John J. Flynn	11/5/2020	38,580	(4)	1,348,757
Ross M. Jessup	11/5/2020	27,557	(2)	963,393
Charles D. Jehl	11/5/2020 11/5/2020	16,534 5,317	(2) (6)	578,029 185,883

(1)	Amounts reported are based on the fair market value of our common stock as of December 31, 2020, the last trading day, which was $34.96 per share.
(2)

On November 5, 2020, each of our named executive officers was granted an award of restricted stock units under our 2020 Plan, which vest as follows: 25% of the shares vest on the first anniversary of the Grant Date and the remainder vest in equal quarterly installments thereafter such that the award shall be fully vested three (3) years and nine (9) months following the Grant Date, subject to the named executive officer’s continued service through each such vesting date. In the event that the named executive officer is terminated without “cause” or resigns for “good reason,” in each case within 12 months following a “sale event” (as defined in the 2020 Plan), 100% of the unvested restricted stock units will accelerate and vest immediately.

(6)

In connection with Mr. Jehl’s hiring in 2020, he was granted a special new hire grant of restricted stock units on November 5, 2020 under our 2020 Plan. Those restricted stock units vest as follows: 33% of the shares vest on the first anniversary of the Grant Date and the remainder vest in equal quarterly installments thereafter such that the award shall be fully vested upon the third anniversary of the Grant Date, subject to Mr. Jehl’s continued service through each such vesting date. In the event that Mr. Jehl is terminated without “cause” or resigns for “good reason,” in each case within 12 months following a “sale event” (as defined in the 2020 Plan), 100% of the unvested restricted stock units will accelerate and vest immediately.

Additional Narrative Disclosure

Director Compensation

The following table presents the total compensation for each person who served as a non-employee member of our board of directors during the year ended December 31, 2020. Other than as set forth in the table and described more fully below, we did not pay any compensation, make any equity awards or non-equity awards to or pay any other compensation to any of the non-employee members of our board of directors in 2020. We reimburse non-employee members of our board of directors for reasonable travel expenses. During the fiscal year ended December 31, 2020, Mr. Flynn, our Chairman and Chief Executive Officer, and Mr. Jessup, our President and Chief Operating Officer, were members of our board of directors, as well as employees, and thus received no additional compensation for their service as a director. Messrs. Flynn and Jessup’s compensation for service as employees is presented in the “Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)(3)	Total ($)
Adam H. Clammer	—	—	—
Eric A. Feldstein(4)	17,120	49,970	67,090
Blair J. Greenberg	—	—	—
Shubhi Rao(5)	20,245	49,970	70,215
Jessica Snyder(6)	26,318	49,970	76,288
Gene Yoon	—	—	—
Brandon Van Buren	—	—	—

(1)

Amounts reported represent the aggregate grant date fair value of the restricted stock units granted during fiscal 2020 under our 2020 Plan as computed in accordance with FASB ASC 718. Such grant date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the grant date fair values are set forth in the notes to our consolidated financial statements included in elsewhere in this prospectus. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the directors.

(2)

Notwithstanding the respective restricted stock unit vesting schedules, all the restricted stock units are subject to full accelerated vesting upon a “sale event” (as defined in our Director Compensation Policy)

(3)

As of December 31, 2020, each of our Outside Directors other than Investor Directors (as such terms are defined below) held approximately $50,000 in restricted stock units (their initial restricted stock unit award granted in accordance with our Director Compensation Policy). These restricted stock units will vest on November 5, 2021, the first anniversary of the grant date, subject to the director’s continued service through such date.
(4)	Mr. Feldstein joined our board of directors on August 28, 2020.
(5)	Ms. Rao joined our board of directors on August 5, 2020.
(6)	Ms. Snyder joined our board of directors on August 5, 2020.

On November 5, 2020, our board of directors approved the Non-Employee Director Compensation Policy, or Director Compensation Policy. The Policy is designed to enable the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries, or Outside Directors. Members of the board of directors who are employed by or otherwise affiliated with any private equity firm or company which is an investor in the Company, or Investor Directors, are not be eligible to receive any cash retainers or other form of compensation in connection with their service on the Board.

Cash Retainers

Under the Director Compensation Policy, Outside Directors (other than Investor Directors) will be eligible to receive cash retainers (which will be pro-rated based on the number of actual days served by the director on the board of directors or applicable committee during such calendar quarter or year) as set forth below:

Annual Retainer for Board Membership
Annual service on the board of directors	$50,000
Additional Annual Retainer for Committee Membership
Audit Committee Chair	$15,000
Compensation Committee Chair	$10,000
Nominating and Corporate Governance Committee Chair	$10,000

Committee chair retainers are in addition to retainers for members of the board of directors. No additional compensation will be paid for attending any Board meetings or other individual committee meetings of the Board.

Initial Grants

In addition, the Policy provides for an initial, one-time restricted stock unit award, or Initial Award, with a Value (as defined in the Policy) of $50,000 to each new Outside Director (other than an Investor Director) upon his or her election to the Board, which shall vest in full on the first anniversary of the date of grant. All vesting shall cease if the director resigns from the Board or otherwise ceases to serve as a director of the Company and the Initial Award will be forfeited. If a new Outside Director joins the Board on a date other than the date of the Annual Meeting of Stockholders of the Company, then such Outside Director will be granted a pro-rata portion of the Initial Award based on the time between such Outside Director’s appointment and the next Annual Meeting (provided, that for any Outside Director who served on the Board during the calendar year the Policy is adopted, no such proration shall apply to the Initial Award). Grants shall occur as soon as administratively practicable following such Outside Director’s appointment to the Board.

Annual Grants

Further, on each date of each Annual Meeting following November 5, 2020, each continuing Outside Director (other than an Investor Director), other than a director receiving an Initial Award, will receive an annual restricted stock unit award, or Annual Award, with a Value of approximately $50,000, which shall vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting. All vesting shall cease if the director resigns from the Board or otherwise ceases to serve as a director of the Company, unless the Board determines that the circumstances warrant continuation of vesting. All outstanding Initial Awards and Annual Awards held by an Outside Director shall become fully vested and nonforfeitable upon a Sale Event (as defined in the 2020 Plan).

We will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors for their attendance at meetings of the Board or any committee thereof.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Open Lending

The following is a description of each transaction since January 1, 2019 and each currently proposed transaction in which:

•	Open Lending has been or is to be a participant;

•	the amount involved exceeded or exceeds $120,000; and

•

any of Open Lending’s directors, executive officers, or holders of more than 5% of Open Lending’s capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or material interest.

Agreements with Stockholders

Investor Rights Agreement

In connection with the Business Combination, Open Lending entered into an investor rights agreement with the NAC Investors and Company Investors, as defined in schedule 1 to the investor rights agreement, BRP Hold 11, Inc. and Open Lending Corporation.

Agreement with Bregal Sagemount I, L.P.

Bregal Sagemount I, L.P. is the beneficial owner of units in Open Lending. Bregal Investments, Inc. is the investment advisor to Bregal Sagemount I, L.P.. Mr. Yoon is a Managing Partner and Mr. Greenberg is a partner at Bregal Investments, Inc. and both serve on Open Lending’s board of directors on behalf of Bregal Sagemount I, L.P. Pursuant to a Class B Unit Incentive Plan agreement. Bregal Investments, Inc. received 40,000 profit interest units in 2019.

Repurchase Agreement

On March 29, 2021, we entered into a stock repurchase agreement (the “Repurchase Agreement”) with the selling stockholders pursuant to which we have agreed to purchase $20.0 million of common stock from the selling stockholders at the price at which the shares of common stock are sold to the public in this offering, less the underwriting discount and commissions (the “Repurchase”). Closing of the Repurchase is conditioned on, and is expected to occur immediately after, the completion of this offering and is subject to other customary closing conditions. Any shares bought in the Repurchase will thereafter be cancelled. We currently intend to use cash on hand to fund the Repurchase.

Loans to Executive Officers

On March 25, 2020, Ross Jessup borrowed $6,000,000 from Open Lending in accordance with a specified promissory note. Such promissory note was paid in full by Mr. Jessup on March 30, 2020, with proceeds received as a result of a non-liquidating distribution paid by Open Lending to its unitholders.

Director Relationships

Certain of our directors serve on Open Lending’s board of directors as representatives of entities which beneficially hold 5% or more of Open Lending’s capital stock.

Executive Officer and Director Compensation

Open Lending has granted management incentive units to Open Lending’s executive officers and certain of its directors. See the sections titled “Executive Compensation—Outstanding Equity Awards at 2019 Fiscal Year End” and “Executive Compensation—Director Compensation” for a description of these options.

Limitation of Liability and Indemnification of Officers and Directors

In connection with the Business Combination, Open Lending entered into indemnification agreements with each of Open Lending’s directors and executive officers, the form of which is attached as an exhibit to the registration statement of which this prospectus is a part. The indemnification agreements and Open Lending’s amended and restated certificate of incorporation and amended and restated bylaws require Open Lending to indemnify its directors and officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Related Person Transactions

Our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between the Company and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. The written charter of our audit committee provides that our audit committee shall review and approve in advance any related party transaction.

Review and Approval of Review and Approval of Related Person Transactions

In connection with the Business Combination, we adopted a formal written policy for the review and approval of transactions with related persons. Such policy requires, among other things, that:

•	The audit committee shall review the material facts of all related person transactions.

•

In reviewing any related person transaction, the committee will take into account, among other factors that it deems appropriate, whether the related person transaction is on terms no less favorable to us than terms generally available in a transaction with an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

•

In connection with its review of any related person transaction, we shall provide the committee with all material information regarding such related person transaction, the interest of the related person and any potential disclosure obligations of ours in connection with such related person transaction.

•	If a related person transaction will be ongoing, the committee may establish guidelines for our management to follow in its ongoing dealings with the related person.

DESCRIPTION OF CAPITAL STOCK

Your rights as our stockholders are governed by Delaware law and our charter and bylaws. We urge you to read the applicable provisions of Delaware law and our forms of charter and bylaws carefully and in their entirety because they describe your rights as a holder of shares of our common stock.

In connection with the Business Combination, we amended and restated our certificate of incorporation and bylaws. The following is a description of the material terms of, and is qualified in its entirety by, our charter and bylaws, as currently in effect.

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Our authorized capital stock consists of 550,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. No shares of preferred stock are currently issued. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election or removal of directors. The holders of our common stock do not have cumulative voting rights in the election of directors. Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. The common stock will not be subject to further calls or assessment by us. There will be no redemption or sinking fund provisions applicable to the common stock. All shares of our common stock that will be outstanding at the time of the completion of the offering will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may authorize and issue in the future.

We have approximately 126 million shares of common stock outstanding.

Preferred Stock

Our charter authorizes our board of directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by NASDAQ, the authorized shares of preferred stock will be available for issuance without further action by you. Our board of directors may determine, with respect to any series of preferred stock, the powers including preferences and relative participations, optional or other special rights, and the qualifications, limitations or restrictions thereof, of that series, including, without limitation:

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium for their common stock over the market price of the common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our common stock by restricting dividends on our common stock, diluting the voting power of our common stock or subordinating the liquidation rights of our common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock. We have no current plans to issue any series of preferred stock.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus”, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Declaration and payment of any dividend is subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors our board of directors may consider relevant.

We have no current plans to pay dividends on its common stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. Because Open Lending Corporation is a holding company and has no direct operations, it will only be able to pay dividends from funds it receive from its subsidiaries. In addition, our ability to pay dividends will be limited by covenants in our existing indebtedness and may be limited by the agreements governing other indebtedness that we or our subsidiaries incur in the future.

Annual Stockholder Meetings

Our bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our board of directors. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Transfer Agent

The registrar and transfer agent for the shares of our common stock is American Stock Transfer & Trust Company, LLC. We have agreed to indemnify American Stock Transfer & Trust Company, LLC in its roles as transfer agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Anti-Takeover Effects of Our Charter and Bylaws and Certain Provisions of Delaware Law

Our charter and bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of our common stock held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares.

However, the listing requirements of NASDAQ, which would apply if and so long as our common stock remains listed on NASDAQ, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

Our board of directors may generally issue preferred shares on terms calculated to discourage, delay or prevent a change of control of the Company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

Classified Board of Directors

Our charter provides that our board of directors is divided into three classes of directors, with each director serving a three-year term. As a result, approximately one-third of our board of directors is elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors. Our charter and bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, alterations to the number and terms of directors requires the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of capital stock generally entitled to vote, voting together as a single class, and the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class.

Removal of Directors; Vacancies

Under the DGCL, unless otherwise provided in our charter, a director serving on a classified board may be removed by the stockholders only for cause. Our charter provides that directors may be removed with or without cause only by the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of capital stock then entitled to vote at an election of directors, voting together as a single class, subject to the rights, if any, of any series of preferred stock then outstanding to elect directors and to remove any director whom the holders of any such series have the right to elect.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the charter specifically authorizes cumulative voting. Our charter does not authorize cumulative voting.

Special Stockholder Meetings

Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of preferred stock then outstanding, special meetings of the stockholders of the Company may be called only by the board of directors acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Company.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice relating to business other than the nomination of a director to our board of directors, must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. To be timely, a stockholder’s notice relating to the nomination of a director to our board of directors shall be received by the secretary of the Company at our principal executive offices not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of such special meeting and of the person(s) nominated for election by the board of directors. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Consent of Stockholders in Lieu of Meeting

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our charter provides otherwise.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum Selection

Our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for any state law claim for (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of or based on a breach of a fiduciary duty owed by any director, officer or other employee of ours to us or our stockholders; (3) any action asserting a claim pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws; or (4) any action asserting a claim governed by the internal affairs doctrine. In addition, our amended and restated bylaws provide that any person or entity purchasing or otherwise acquiring any interest in shares of our common stock is deemed to have notice of and consented to the Delaware forum provision. The Delaware forum provision will not apply to any causes of action arising under the Securities Act or the Exchange Act. Unless we consent in writing to the selection of an alternative forum, the United States District Court for the Western District of Texas shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived its compliance with federal securities laws and the rules and regulations thereunder.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our charter includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of the Company and its stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Our bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in our charter and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

SHARES ELIGIBLE FOR FUTURE SALE

The Company currently has 550,000,000 shares of common stock authorized and 126,803,096 shares of common stock outstanding. All of the shares of our common stock that were issued in connection with the Business Combination are freely transferable by persons other than by our “affiliates” or Nebula’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. Prior to the Business Combination, there was no public market for shares of our common stock.

Rule 144

All of our equity shares that are currently outstanding, other than those equity shares that were issued in connection with the Business Combination and the shares registered in this offering, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, a person (or persons whose shares are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of the Company and has beneficially owned the Company’s restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about the Company. Persons who are affiliates of the Company and have beneficially owned the Company’s restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•	1% of the then outstanding equity shares of the same class which will equal approximately 1,260,000 shares of our common stock; or

•	the average weekly trading volume of our common stock of the same class during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of our under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is generally not available for the resale of securities initially issued by shell companies or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

While we were formed as a shell company, since the completion of the Business Combination we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases equity shares from us in connection with a compensatory stock plan or other written agreement that was executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

In connection with the Business Combination, certain persons and entities holding membership units of Open Lending and certain persons and entities holding Founder Shares entered into the Investor Rights Agreement. Pursuant to the terms of the Investor Rights Agreement, the Company is obligated to file, after it becomes eligible to use Form S-3 or its successor form, a shelf registration statement to register the resale by the parties of the shares of our common stock issued in connection with the Business Combination. The Investor Rights Agreement also provides the parties with demand, “piggy-back” and Form S-3 registration rights, subject to certain minimum requirements and customary conditions.

Form S-8 Registration Statement

On November 27, 2020 we filed a registration statements on Form S-8 under the Securities Act, to register the shares of common stock issued or issuable under the Open Lending Corporation 2020 Stock Option and Incentive Plan. The Form S-8 registration statement became effective automatically upon filing. The shares of registered common stock can be sold in the public market upon issuance, subject to Rule 144 limitations applicable to affiliates and vesting restrictions. See the section titled “Executive Compensation” for a description of our equity compensation plans.

Lock-up Agreements

We, our directors, our executive officers and the selling stockholders have agreed, subject to certain exceptions, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock for a period of 60 days after the date of the final prospectus relating to this offering.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information known to the Company regarding the beneficial ownership of Company common stock as of March 26, 2021 by:

•	each person known to the Company to be the beneficial owner of more than 5% of outstanding Company common stock;

•	each of the Company’s executive officers and directors;

•	all executive officers and directors of the Company as a group; and

•	the selling stockholders.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Company stock issuable upon exercise of options and warrants currently exercisable within 60 days are deemed outstanding solely for purposes of calculating the percentage of total voting power of the beneficial owner thereof.

The beneficial ownership of Company common stock is based on 126,803,096 shares of Company common stock outstanding as of March 12, 2021.

Unless otherwise indicated, the Company believes that each person named in the table below has sole voting and investment power with respect to all shares of Company common stock beneficially owned by them.

Except as otherwise noted below, the address for persons listed in the table is c/o Open Lending Corporation, 1501 S. MoPac Expressway, Suite 450, Austin, Texas 78746.

			Assuming No Exercise of Underwriter’s Option to Purchase Additional Shares			Assuming Full Exercise of Underwriter’s Option to Purchase Additional Shares
	Securities Beneficially Owned Prior to the Offering and Repurchase	Securities Being Sold in the Repurchase(2)	Securities Being Offered in the Offering	Securities Beneficially After Offering and Repurchase		Securities Being Offered in the Offering	Securities Beneficially Owned After the Offering and Repurchase
Name and Address of Beneficial Owner (1)	Shares of Common Stock	Shares of Common Stock	Shares of Common Stock	Shares of Common Stock	%	Shares of Common Stock	Shares of Common Stock	%
Greater than 5% Stockholders:
Bregal Sagemount I, LP(3)	14,906,028	277,162	3,840,427	10,788,439	9%	4,418,538	10,210,328	8%
Nebula Holdings, LLC(4)	12,111,329	225,197	3,120,394	8,765,738	7%	3,590,116	8,296,016	7%
Named Executive Officers and Directors:
John J. Flynn	3,339,600	11,780	163,220	3,164,600	3%	187,790	3,140,030	2%
Ross M. Jessup	3,803,782	12,789	177,210	3,631,783	3%	203,887	3,587,106	3%
Charles D. Jehl	—	—	—	—	—	—	—	—
Adam H. Clammer(4)	12,111,329	—	—	8,765,738	7%	—	8,296,016	7%
Eric A. Feldstein	—	—	—	—	—	—	—	—
Blair J. Greenberg(3)	14,933,244	—	—	10,788,439	9%	—	10,210,328	8%
Shubhi Rao	—	—	—	—	—	—	—	—
Jessica Snyder	—	—	—	—	—	—	—	—
Gene Yoon(3)	14,933,244	—	—	10,788,439	9%	—	10,210,328	8%
Brandon Van Buren(4)	—	—	—	—	—	—	—	—
All current directors and executive officers as a group (13 persons)	34,187,955
Other Selling Stockholders:
Bregal Investments(3).	27,216	1,832	25,384	—	—	—	—	—
Keith Jezek.	668,365	12,427	172,199	483,739	*	198,120	457,817	*
Estate of Frank Kern.	18,323	85	1,165	17,073	*	1,165	17,073	*

*	Less than 1%
(1)	Unless otherwise noted, the business address of each of these shareholders is c/o Open Lending Corporation, 1501 S. MoPac Expressway, Suite 450, Austin, TX 78746.
(2)

Solely for the purpose of this table, the shares being sold in the Repurchase are calculated based on closing price of the Company’s shares of common stock on March 26, 2021 of $36.95. Pursuant to the terms of the Stock Repurchase Agreement, actual shares sold in the Repurchase will be calculated based on the price at which the shares of common stock are sold to the public in this offering, less the underwriting discount.

(3)

Bregal Sagemount I, L.P., is the record holder of the 14,906,028 shares. Bregal Investments, Inc. is the record holder of 27,216 shares. Gene Yoon is the managing director, and Blair Greenberg is a director, of Bregal Investments, Inc., which is the registered investment advisor of Bregal Sagemount I, L.P. As such, they may be deemed to have or share beneficial ownership of the Common Stock held directly by Bregal Sagemount I, L.P and Bregal Investments, Inc. The business address of Bregal Sagemount I, L.P. is Second Floor, Windward House, La Route De La Liberation, St. Helier, Jersey, Y9, JE2 BQ, Channel Islands. The business address of Bregal Investments, Inc. is 277 Park Avenue, 29th Floor New York, NY 10172.

(4)

Nebula Holdings, LLC is the record holder of the shares reported herein. True Wind Capital, L.P. is the managing member of Nebula Holdings, LLC. Mr. Clammer is a managing member of True Wind Capital GP, LLC, the General Partner of True Wind Capital, L.P. As such, he may be deemed to have or share beneficial ownership of the Common Stock held directly by Nebula Holdings, LLC. Mr. Clammer disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address of Nebula Holdings, LLC is Four Embarcadero Center, Suite 2100, San Francisco, CA 94111.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of our shares of common stock. This discussion applies only to holders who hold our common stock as capital assets for U.S. federal income tax purposes and who are acquiring our common stock in this offering.

This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors (such as the effects of Section 451 of the Internal Revenue Code of 1986, as amended (the “Code”)), including but not limited to:

•	financial institutions or financial services entities;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the U.S.;

•	persons that actually or constructively own five percent or more of our voting shares;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to our common stock;

•	persons holding our common stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities; and

•	tax-exempt entities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our common stock through such entities. If a partnership (or other entity or arrangement classified as a partnership or other pass-through entity for United States federal income tax purposes) is the beneficial owner of our common stock, the United States federal income tax treatment of a partner or member in the partnership or other pass-through entity generally will depend on the status of the partner or member and the activities of the partnership or other pass-through entity. If you are a partner or member of a partnership or other pass-through entity holding our common stock, we urge you to consult your own tax advisor.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. EACH PROSPECTIVE INVESTOR IN OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY UNITED STATES FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of common stock who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury regulations to be treated as a U.S. person.

Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) in respect to our common stock to U.S. holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. Holders—Gain or Loss on Sale or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale or Other Taxable Disposition of Common Stock. Upon a sale or other taxable disposition of our common stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock so disposed of exceeds one year. If the holding period requirements are not satisfied, any gain on a sale or taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its common stock so disposed of. A U.S. holder’s adjusted tax basis in its common stock generally will equal the U.S. holder’s acquisition cost for the common stock less, in the case of a share of common stock, any prior distributions treated as a return of capital.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our shares of common stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules generally should be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our common stock who or that is for U.S. federal income tax purposes:

•	a non-resident alien individual (other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates);

•	a foreign corporation; or

•	an estate or trust that is not a U.S. holder.

but does not include an individual who is present in the U.S. for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our common stock.

Taxation of Distributions. In general, any distributions we make to a Non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes, and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of such dividends at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders—Gain on Sale or Other Taxable Disposition of Common Stock” below.

The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Gain on Sale or Other Taxable Disposition of Common Stock. A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale or other taxable disposition of our common stock, unless:

•

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

•

we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our common stock. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our common stock will be subject to tax at generally applicable U.S. federal income tax rates. We will be a United States real property holding corporation at any time that the fair market value of our “United States real property interests” as defined in the Code and applicable Treasury Regulations equals or exceeds 50% of the aggregate fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business. We believe that we are not, and do not anticipate becoming in the foreseeable future, a United States real property holding corporation.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid additional information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on our common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other Non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Prospective investors should consult their tax advisers regarding the effects of FATCA on their investment in our common stock.

UNDERWRITING

The company, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC are the representatives (the “Representatives”) of the underwriters.

Underwriters	Number of Shares
Deutsche Bank Securities Inc.
Goldman Sachs & Co. LLC

Morgan Stanley & Co. LLC

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters will have an option to buy up to approximately 1,125,000 additional shares from the selling stockholders to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Paid by the Selling Stockholders	No Exercise	Full Exercise
Per Share		$	$
Total		$	$

Shares sold by the underwriters to the public will be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $                per share from the public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We, our directors and executive officers and the selling stockholders have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 60 days after the date of the final prospectus relating to this offering. The lock-up agreements are subject to specified exceptions.

The restrictions described in the paragraph above relating to the Company do not apply to:

•	shares to be sold pursuant to the underwriting agreement;

•

the issuance by the Company of shares of common stock upon the conversion or exchange of convertible or exchangeable securities outstanding as of the date of the underwriting agreement and described herein;

•	the filing of any registration statement on Form S-8 relating to our existing equity plans described in this Registration Statement;

•	shares issued pursuant to existing employee stock option plans;

•	shares issued upon the conversion or exchange of outstanding convertible or exchangeable securities;

•	up to 10% of our outstanding securities issued in connection with mergers, acquisitions or commercial or strategic transactions; and

•	the Repurchase by the Company, as described in this Registration Statement.

The restrictions described in the paragraph above relating to officers, directors and the selling stockholders do not apply, subject in certain cases to various conditions to:

(i) as a bona fide gift or gifts or as charitable contributions, provided that the donee or donees thereof agree to be bound in writing by the restrictions of the lock-up agreement;

(ii) to any trust, partnership, limited liability company or other entity primarily for the direct or indirect benefit of the lock-up party or the immediate family of the lock-up party, provided that the transferee agrees to be bound in writing by the restrictions of the lock-up agreement, and provided further that any such transfer shall not involve a disposition for value;

(iii) by will or the laws of intestate succession, provided that the transferee agrees to be bound in writing by the restrictions in the lock-up agreement, and provided further that any such transaction shall not involve a disposition for value and that no filing under Section 16(a) of the Exchange Act (other than a Form 5), reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the lock-up period;

(iv) if the lock-up party is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate of the lock-up party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the lockup party or affiliates of the lock-up party, or (B) as part of a distribution, transfer or disposition without consideration by the lock-up party to its equity holders, provided that the transferee agrees to be bound in writing by the restrictions of the lock-up agreement, and provided further that any such transaction shall not involve a disposition for value and that no filing under Section 16(a) of the Exchange Act (other than a Form 5), reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the lock-up period;

(v) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of our capital stock involving a change of control of more than 50% of total voting power of our voting securities; provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the lock-up party’s shares of common stock shall remain subject to the provisions of the lock-up agreements;

(vi) pursuant to an order of a court or regulatory agency, provided that no filing by the lock-up party or the transferee under the Exchange Act, or other public announcement, shall be voluntarily made in connection with any such transfer, and if the lock-up party is required to file a report under Section 16(a) of the Exchange Act related thereto during the lock-up period, such report shall disclose that such transfer was pursuant to an order of a court or regulatory agency;

(vii) by operation of law, such as pursuant to a final qualified domestic order or in connection with a divorce settlement, provided that the transferee agrees to be bound in writing by the restrictions of the lock-up agreement, and provided further that any such transaction shall not involve a disposition for value and that no filing under Section 16(a) of the Exchange Act (other than a Form 5), reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the lock-up period;

(viii) in connection with the shares to be sold by the lock-up party in connection with this offering and in connection with the repurchase of shares by the Company from certain stockholders described in this Registration Statement;

(ix) to establish or modify a written plan meeting the requirements of Rule 10b5-1 of the Exchange Act that does not provide for the sale or transfer of shares during the lock-up period, and provided that to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the lock-up party regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no sales or transfers of shares may be made under such plan during the lock-up period;

(x) by pledging, hypothecating or otherwise granting a security interest in shares of Common Stock or securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock to one or more lending institutions as collateral or security for any margin loan and any transfer upon foreclosure upon such shares of Common Stock or such securities; provided, however, any such pledge, hypothecation or grant of security interest shall be on terms consistent with any customary margin loan, and that the locked-up party shall provide the Representatives with written notice prior to entering into such margin loan; or

(xi) with the prior written consent of the Representatives.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of the Company’s common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of the Company’s common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Company’s common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on NASDAQ, in the over-the-counter market or otherwise.

The Company and the selling stockholders estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.05 million. We have also agreed to reimburse the underwriters for certain FINRA-related expenses incurred by them in connection with the offering in an amount up to $35,000. The underwriters have also agreed to reimburse us for certain of our expenses incurred with respect to this offering.

We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. Certain of the underwriters may sell the common stock offered hereby through their respective affiliates or selling agents.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

European Economic Area

In relation to each Member State of the European Economic Area (each a Relevant State), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that the shares may be offered to the public in that Relevant State at any time:

(a) to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of representatives for any such offer; or

(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the shares shall require us or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the Shares which has been approved by the Financial Conduct Authority, except that the shares may be offered to the public in the United Kingdom at any time:

(a) to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Section 86 of the FSMA.

provided that no such offer of the shares shall require the Issuer or any Manager to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in

Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person that is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

LEGAL MATTERS

The validity of the shares of our common stock offered by this prospectus will be passed upon by Goodwin Procter LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP.

EXPERTS

The consolidated financial statements of Open Lending Corporation at December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Nebula and Subsidiaries as of December 31, 2019, 2018 and 2017, and for each year in the periods ended December 31, 2019, 2018, and for the period from October 2, 2017 (inception) through December 31, 2017, have been included herein in reliance upon the report of WithumSmith+Brown, PC, independent registered public accounting firm, (which includes an explanatory paragraph relating to the ability of Nebula and Subsidiaries to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1, including exhibits, under the Securities Act, with respect to the common stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

Open Lending also maintains an Internet website at www.openlending.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special shareholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Open Lending Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Open Lending Corporation (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

Adoption of New ASU 2014-09

As discussed in Note 2 and Note 11 to the consolidated financial statements, the Company changed its method of accounting for revenue recognition in 2019 due to the adoption of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606).

Adoption of ASU No. 2016-02

As discussed in Note 2 to the consolidated financial statements, the Company changed its method for accounting for leases in 2020 due to the adoption of ASU No. 2016-02, Leases (Topic 842).

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2020.

Austin, Texas

March 16, 2021

OPEN LENDING CORPORATION

Consolidated Balance Sheets

(In thousands, except for number of shares and par value per share amounts)

	December 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$101,513	$7,676
Restricted cash	2,635	2,222
Accounts receivable	4,352	3,767
Current contract assets	50,386	29,782
Prepaid expenses	1,873	479
Other current assets	2,018	205
Deferred transaction costs	—	1,081

Total current assets	162,777	45,212
Property and equipment, net	1,201	299
Operating lease right-of-use assets, net	5,733	—
Non-current contract assets	38,956	33,169
Deferred tax asset, net	85,218	—
Other non-current assets	124	506

Total assets	$294,009	$79,186

Liabilities and stockholders’ equity (deficit)
Current liabilities
Accounts payable	3,442	1,337
Accrued expenses	3,033	2,006
Income tax payable	1,640	—
Current notes payable	4,888	2,484
Other current liabilities	4,005	2,366

Total current liabilities	17,008	8,193
Non-current notes payable, net of debt issuance costs	152,859	829
Non-current operating lease liabilities	5,138	—
Other non-current liabilities	92,382	—

Total liabilities	$267,387	$9,022
Commitments and contingencies—See Note 15
Redeemable convertible Series C preferred units, 0 and 14,278,603 units issued and outstanding as of December 31, 2020 and 2019, respectively; aggregate liquidation preference of $0 and $40,089,539 as of December 31, 2020 and 2019, respectively	—	304,943
Stockholders’ equity (deficit)
Preferred stock, $0.01 par value; 10,000,000 shares authorized and 0 shares issued and outstanding as of December 31, 2020 and 2019, respectively	—	—
Common stock, $0.01 par value; 550,000,000 shares authorized, 128,198,185 shares issued and 126,803,096 shares outstanding as of December 31, 2020, and 37,631,052 shares issued and outstanding as of December 31, 2019	1,282	376
Additional paid-in capital	491,246	7,626
Accumulated deficit	(428,406)	(242,781)
Treasury stock at cost, 1,395,089 shares at December 31, 2020, and 0 shares at December 31, 2019	(37,500)	—

Total stockholders’ equity (deficit)	26,622	(234,779)

Total liabilities and stockholders’ equity (deficit)	$294,009	$79,186

See accompanying Notes to the Consolidated Financial Statements

OPEN LENDING CORPORATION

Consolidated Statements of Operations and Comprehensive Income (Loss)

(In thousands, except for number of shares and per share amounts)

	Year Ended December 31,
	2020	2019	2018
Revenue
Program fees	$43,995	$36,667	$25,044
Profit share	60,392	53,038	24,835
Claims administration service fees	4,505	3,142	2,313

Total revenue	108,892	92,847	52,192
Cost of services	9,786	7,806	4,603

Gross profit	99,106	85,041	47,589
Operating expenses
General and administrative	32,584	13,774	12,125
Selling and marketing	7,841	7,482	6,188
Research and development	1,964	1,170	802

Operating income	56,717	62,615	28,474
Change in fair value of contingent consideration	(131,932)	—	—
Interest expense	(11,601)	(322)	(341)
Interest income	202	24	13
Other income (expense)	(4,377)	197	170

Income (loss) before income taxes	(90,991)	62,514	28,316
Provision (benefit) for income taxes	6,573	(30)	37

Net income (loss) and comprehensive income (loss)	$(97,564)	$62,544	$28,279

Preferred distribution to redeemable convertible Series C preferred units	(40,689)	(11,058)	(9,066)
Accretion to redemption value of redeemable convertible Series C preferred units	47,537	(163,425)	(63,311)

Net loss attributable to common stockholders	$(90,716)	$(111,939)	$(44,098)

Net loss and comprehensive loss per common share
Basic and diluted net loss per share	$(1.09)	$(2.97)	$(1.17)
Weighted average basic and diluted shares of common stock outstanding	82,908,772	37,631,052	37,631,052

See accompanying Notes to the Consolidated Financial Statements

OPEN LENDING CORPORATION

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

(In thousands, except for number of shares and units)

	Redeemable Convertible Series C Preferred		Common Units		Series A and B Preferred Units		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Treasury Stock	Total Stockholders’ Equity (Deficit)
	Units	Amount	Units	Amount	Units	Amount	Shares	Amount	Amount	Amount	Amount	Amount
Balance as of December 31, 2017	21,906,852	$78,207	22,073,571	$3,011	29,058,266	$478	—	$—	$—	$(78,358)	$—	$(74,869)
Retroactive application of the recapitalization	(7,628,249)	—	(22,073,571)	(3,011)	(29,058,266)	(478)	37,631,052	376	3,113	—	—	—

Balance as of December 31, 2017, as adjusted	14,278,603	78,207	—	—	—	—	37,631,052	376	3,113	(78,358)	—	(74,869)
Fair value adjustment of redemption option	—	63,311	—	—	—	—	—	—	—	(63,311)	—	(63,311)
Share-based compensation	—	—	—	—	—	—	—	—	2,529	—	—	2,529
Distribution to Open Lending, LLC unitholders	—	—	—	—	—	—	—	—	—	(26,420)	—	(26,420)
Net income	—	—	—	—	—	—	—	—		28,279	—	28,279

Balance as of December 31, 2018	14,278,603	141,518	—	—	—	—	37,631,052	376	5,642	(139,810)	—	(133,792)
ASC 606 Transition Adjustment	—	—	—	—	—	—	—	—		32,768	—	32,768
Fair value adjustment of redemption option	—	163,425	—	—	—	—	—	—	—	(163,425)	—	(163,425)
Share-based compensation	—	—	—	—	—	—	—	—	1,984	—	—	1,984
Distribution to Open Lending, LLC unitholders	—	—	—	—	—	—	—	—	—	(34,858)	—	(34,858)
Net income	—	—	—	—	—	—	—	—		62,544	—	62,544

Balance as of December 31, 2019	14,278,603	304,943	—	—	—	—	37,631,052	376	7,626	(242,781)	—	(234,779)
Fair value adjustment of redemption option	—	(47,537)	—	—	—	—	—	—	—	47,537	—	47,537
Distribution to Open Lending, LLC unitholders	—	—	—	—	—	—	—	—	—	(135,598)	—	(135,598)
Recapitalization transaction, net of transaction costs	(14,278,603)	(257,406)	—	—	—	—	54,218,857	542	242,001	—	—	242,543
Deferred tax asset	—	—	—	—	—	—	—	—	1,874	—	—	1,874
Fair value of contingent consideration	—	—	—	—	—	—	—	—	(347,089)	—	—	(347,089)
Share-based compensation plan	—	—	—	—	—	—	—	—	2,828	—	—	2,828
Stock warrant exercise	—	—	—	—	—	—	9,160,776	92	105,257	—	—	105,349
Issuance of earn out shares	—	—	—	—	—	—	23,750,000	238	419,606	—	—	419,844
Release of lock up shares	—	—	—	—	—	—	3,437,500	34	59,143	—	—	59,177
Share repurchase	—	—	—	—	—	—	(1,395,089)	—	—	—	(37,500)	(37,500)
Net loss	—	—	—	—	—	—	—	—	—	(97,564)	—	(97,564)

Balance as of December 31, 2020	—	$—	—	$—	—	$—	126,803,096	$1,282	$491,246	$(428,406)	$(37,500)	$26,622

See accompanying Notes to the Consolidated Financial Statements

OPEN LENDING CORPORATION

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2020	2019	2018
Cash flows from operating activities
Net income (loss)	$(97,564)	$62,544	$28,279
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Share-based compensation	2,828	1,984	2,529
Depreciation and amortization	1,768	105	80
Change in fair value of contingent consideration	131,932	—	—
Deferred income taxes	4,734	—	—
Non-cash interest expense	—	92	30
Changes in assets & liabilities
Accounts receivable	(585)	(1,829)	(443)
Unbilled revenue	—	—	(2,612)
Contract assets	(26,391)	(21,714)	—
Operating lease right-of-use assets	(548)	—	—
Prepaid expenses	(313)	(830)	(540)
Other current and non-current assets	(1,431)	(481)	(140)
Accounts payable	2,105	583	378
Accrued expenses	1,027	896	184
Income tax payable	1,640	—	—
Operating lease liabilities	(280)	—	—
Other current and noncurrent liabilities	5,718	412	856

Net cash provided by operating activities	24,640	41,762	28,601

Cash flows from investing activities
Purchase of property and equipment	(1,196)	(99)	(106)

Net cash used in investing activities	(1,196)	(99)	(106)

Cash flows from financing activities
Repayments of notes payable	(6,521)	(2,500)	(2,500)
Proceeds from issuance of long-term debt	170,000	—	—
Payment on debt issuance cost	(10,061)	—	—
Distributions to Open Lending, LLC unitholders	(135,598)	(42,401)	(18,876)
Proceeds from stock warrant exercises	105,349	—	—
Share repurchase	(37,500)	—	—
Recapitalization transaction, net of transaction costs	(14,863)	—	—

Net cash provided by (used in) financing activities	70,806	(44,901)	(21,376)

Net change in cash and cash equivalents and restricted cash	94,250	(3,238)	7,119
Cash and cash equivalents and restricted cash at the beginning of the year	9,898	13,136	6,017

Cash and cash equivalents and restricted cash at the end of the year	$104,148	$9,898	$13,136

Supplemental disclosure of cash flow information:
Interest paid	$10,444	$320	$346
Income tax paid (refunded), net	144	(40)	37
Right of use assets obtained in exchange for lease obligations	5,362	—	—
The following presents the classification of cash, cash equivalents and restricted cash within the consolidated balance sheets:
Cash and cash equivalents	$101,513	$7,676	$11,072
Restricted cash	2,635	2,222	2,064

Total	$104,148	$9,898	$13,136

Non-cash investing and financing:
Change in fair value of redeemable convertible Series C preferred units	$(47,537)	$163,425	$63,311
Conversion of preferred stock to common stock	257,406	—	—
Distributions accrued but not paid	—	—	7,544

See accompanying Notes to the Consolidated Financial Statements

1.	Description of Business

Open Lending Corporation, headquartered in Austin, Texas, provides loan analytics, risk-based loan pricing, risk modeling, and automated decision technology for automotive lenders throughout the United States of America which allows each lending institution to book incremental non-prime and near-prime automotive loans out of their existing business flow. The Company also operates as a third-party administrator that adjudicates insurance claims and refunds on those automotive loans.

Nebula Acquisition Corporation (“Nebula”), our predecessor, was originally incorporated in Delaware on October 2, 2017 as a special purpose acquisition company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On June 10, 2020 (the “Closing Date”), Nebula consummated a business combination (the “Business Combination”) pursuant to that certain Business Combination Agreement, dated as of January 5, 2020 (as amended by that certain Amendment No. 1 and Waiver, dated as of March 18, 2020, that certain Amendment No. 2 and Consent, dated as of March 26, 2020, that certain Amendment No. 3, dated as of May 13, 2020, and that certain amendment No. 4, dated as of June 9, 2020, the “Business Combination Agreement”) by and among Nebula, Open Lending, LLC, a Texas limited liability company, BRP Hold 11, Inc., a Delaware corporation (“Blocker”), the Blocker’s sole stockholder, Nebula Parent Corp., a Delaware Corporation (“ParentCo”), NBLA Merger Sub LLC, a Texas limited liability company, NBLA Merger Sub Corp., a Delaware corporation, and Shareholder Representative Services LLC, a Colorado limited liability company, as the Securityholder Representative.

Immediately upon the completion of the Business Combination and the other transactions contemplated by the Business Combination Agreement (the “Transactions”, and such completion, the “Closing”), Open Lending, LLC became a wholly-owned subsidiary of ParentCo, and, ParentCo changed its name to Open Lending Corporation. The Company is now listed on NASDAQ under the symbol “LPRO”.

Unless the context otherwise requires, “we,” “us,” “our,” “Open Lending,” and the “Company” refers to Open Lending Corporation, the combined company and its subsidiaries following the Business Combination. “Open Lending, LLC” and “Nebula” refers to Open Lending, LLC and Nebula Acquisition Corporation prior to the Closing Date. Refer to Note 3 for further discussion on the Business Combination.

The Company has evaluated how it is organized and managed and has identified only one operating segment. All of the Company’s operations and assets are in the United States, and all of its revenues are attributable to United States customers.

2.	Summary of Significant Accounting and Reporting Policies

a) Basis of presentation and consolidation

The accompanying consolidated financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and include the accounts of Open Lending and all its subsidiaries that are directly or indirectly owned or controlled by the Company. All intercompany transactions and balances have been eliminated upon consolidation. Certain prior year amounts, such as deferred transaction costs, have been reclassified to conform to the December 31, 2020 balance sheet presentation.

The Business Combination is accounted for as a reverse recapitalization as Open Lending, LLC was determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). The determination is primarily based on the evaluation of the following facts and circumstances:

•	the pre-combination unitholders of Open Lending, LLC hold the majority of voting rights in the Company;

•	the pre-combination unitholders of Open Lending, LLC have the right to appoint the majority of the directors of the Company;

•	senior management of Open Lending, LLC became the senior management of the Company; and

•	operations of Open Lending, LLC comprise the ongoing operations of the Company.

In connection with the Business Combination, all outstanding units of Open Lending, LLC were converted into common stock of the Company, par value $0.01 per share, representing a recapitalization, and the net assets of Nebula were acquired at historical cost, with no goodwill or intangible assets recorded. Open Lending, LLC was deemed to be the predecessor of the Company, and the consolidated assets and liabilities and results of operations prior to the Closing are those of Open Lending, LLC. The shares and corresponding capital amounts and net income (loss) per share available to common stockholders, prior to the Business Combination, have been retroactively restated as shares reflecting the exchange ratio established in the Business Combination Agreement. The number of Series C preferred units in mezzanine equity was also retroactively restated in shares reflecting the exchange ratio, and the carrying amount of the Series C Preferred Units is based on the fair value of its redemption amount on each reporting date. All Series C Preferred Units were converted to the Company’s common stock on the closing date of the Business Combination.

b) Coronavirus outbreak

The outbreak of the novel coronavirus (“COVID-19”) that was declared a pandemic by the World Health Organization on March 11, 2020 and declared a National Emergency by the President of the United States on March 13, 2020, has led to adverse impacts on the U.S. and global economies and created uncertainty regarding potential impacts on our operating results, financial condition and cash flows. The extent of the impact of the COVID-19 pandemic on our operational and financial performance will depend on certain developments, including the duration and continued spread of the disease, the impact on our revenues which are generated with automobile lenders and insurance company partners and driven by consumer demand for automobiles and automotive loans, extended closures of businesses, rising unemployment and the overall impact on our customer behavior, all of which are uncertain and cannot be predicted. We are diligently working to ensure that we can continue to operate with minimal disruption, mitigate the impact of the pandemic on our employees’ health and safety, and address potential business interruptions on ourselves and our customers. We believe that the COVID-19 pandemic, the mitigation efforts and the resulting economic impact have had, and may continue to have, an overall adverse effect on our business, results of operations and financial condition. We have seen a reduction in loan applications and certified loans throughout most of 2020. As consumers and lenders have adjusted to the pandemic, application and certification levels have increased, but are not back to pre-pandemic levels when comparing existing lending institutions to the same lending institution’s prior year performance. Lenders’ forbearance programs, government stimulus packages, extended unemployment benefits and other government assistance via the Cares Act passed on March 27, 2020 have resulted in a reduction in expected defaults since the onset of the pandemic. As these programs’ accessibility diminishes, defaults may increase. The potential increase in defaults may impact our revenues and subsequent recovery as the automotive finance industry and overall economy recover. We continue to closely monitor the current macro environment, particularly the impact of the recent COVID-19 pandemic on monetary and fiscal policies.

c) Emerging growth company

The Company is an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act (“JOBS Act”). As such, the Company is eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements.

The Company will remain an emerging growth company until the earliest of (i) the Company is deemed to be a “large accelerated filer” as defined in the Exchange Act, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year, (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of its common stock in its initial public offering.

d) Use of estimates and judgements

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates, and those differences may be material. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively.

Some significant items subject to such estimates and assumptions include, but are not limited to, profit share revenue recognition and the corresponding impact on contract asset, the recognition of the valuations of share-based compensation arrangements, valuation of contingent consideration, and assessing the realizability of deferred tax assets. These estimates, although based on actual historical trend and modeling, may potentially show significant variances over time.

In connection with the estimation of profit share revenue recognition and the related contract asset under Accounting Standards Update (“ASU”) 2014-9, Revenue from Contracts with Customers (Topic 606) (“ASC 606”), we use forecasts of loan-level earned premium and insurance claim payments. These forecasts are driven by the projection of loan defaults, prepayments and default severity rates. These assumptions are based on our observations of the historical behavior for loans with similar risk characteristics. The assumptions also take into consideration the forecast adjustments under various macroeconomic conditions, including the potential impact from the COVID-19 pandemic, and the current mix of the underlying portfolio of our insurance partners. As the Company closely monitors the development of the pandemic and its ongoing impact on Open Lending’s business, management has accordingly adjusted these assumptions during the year ended December 31, 2020 as a result of changes in facts and circumstances and general market conditions derived from the COVID-19 pandemic.

e) Income taxes

The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax laws and rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured as the largest amount that is greater than 50% likely of being realized.

The Company records potential interest and penalties related to an underpayment of income taxes as other expenses and penalties included within other income (expenses) in the consolidated statements of operations and comprehensive income (loss).

f) Cash and cash equivalents

Cash and cash equivalents consists of cash held in checking and savings accounts. The Company considers all highly liquid investments with original or remaining maturities of three months or less at the date of purchase to be cash equivalents. We determine the appropriate classification of the Company’s cash and cash equivalents at the time of purchase.

g) Restricted cash

Restricted cash relates to deposits held in a financial institution for the processing of automated clearing house transactions and funds held on behalf of insurance partners to settle insurance claims. As a third-party administrator of insurance claims and refund adjudication, the Company collects funds from insurance partners which are intended to be used to settle insurance claims and process funds on behalf of the insurance partners. The balance of the funds held on behalf of insurance partners was $2.6 million and $2.2 million at December 31, 2020 and 2019 respectively; there is an offsetting liability that is included in “Other current liabilities” on the accompanying consolidated balance sheets.

h) Accounts receivable

Accounts receivable includes program fees billed to the customers, for which payments are expected to be received within 30 days from billing. The program fees are assessed at the time when the customer uses LPP to certify consumer loans and are billed either as an upfront fee or in twelve (12) equal installments. The Company bills the customers for the upfront fee in the month the service is provided and for the monthly installment fee over twelve (12) months. Amounts collected on trade accounts receivable are included in net cash provided by operating activities in the consolidated statement of cash flows. The Company does not maintain an allowance for doubtful accounts for estimated losses with respect to its accounts receivable portfolio due to the short time frame within which the receivable amounts are settled by the customers and there is not any historical evidence of credit losses on trade accounts receivable. The Company does not have any off-balance-sheet credit exposure related to its customers. There have not been any charge-offs against the Company’s accounts receivable portfolio for the periods presented.

i) Property and equipment

Property and equipment acquired by the Company are recorded at cost, less accumulated depreciation, and impairment losses, if any. Major additions and improvements are capitalized while maintenance and repairs that do not improve or extend the useful life of the respective asset are expensed as incurred. Depreciation, which is presented within the general and administrative expense caption, is calculated using the straight-line method based on the estimated useful lives of the assets. The estimated useful lives of property and equipment ranges from three to eight years. The assets are reviewed for impairment whenever events or changes in circumstances indicate that the amount recorded may not be recoverable, and if not recoverable based on the assets’ expected undiscounted cash flows, an impairment is recognized to the extent that the carrying amount exceeds the fair value.

Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the assets.

j) Fair value measurements

The Company uses valuation approaches that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market.

When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•

Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices), for substantially the full term of the asset or liability.

•

Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

k) Revenue recognition

The Company’s revenue is derived from program fees from lending institutions, profit share on the production of insurance contracts for third party insurance carriers and claims administration service for those same insurance carriers. Revenues are recognized when control of the promised services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. Upon the adoption of ASC 606, where the Company’s performance obligations have been completed, but the final amount of transaction price is unknown, we estimate the amount of the transaction price we expect to be entitled to under the Company’s customer contracts. We recognize subsequent adjustments to an estimated transaction price upon the receipt of additional information or final settlement, whichever occurs first. Prior to the adoption of ASC 606, we recognized revenue when persuasive evidence or an arrangement existed, services had been rendered, transaction price had been determinable and collectability had been reasonably assured.

For program fees, we provide customers (i.e. automotive lending institutions) with access to and use of the Company’s Lenders Protection Program (“LPP”), which is a Software as a Service platform that facilitates loan decision making and automated underwriting by third-party lenders and the issuance of credit default insurance through third-party insurance providers. For each loan processed through the platform, the Company receives a usage fee based on a percentage of the original principal balance of the loan covered under the LPP. The program fee arrangements are assessed at the time the platform usage occurs and is either paid upfront or over a twelve (12) month installment basis.

Profit share is derived from the Company agency relationship with third-party insurance providers whereby it facilitates the underwriting and issuance of credit default insurance for its lender customers through the contracted third-party insurance providers. With the adoption of ASC 606 on January 1, 2019, the Company recognizes profit share based on the amount of cash flows it expects to receive from the insurance company over the term of the underlying insured loan. Prior to 2019, the Company recognized revenue when the promised services had been rendered, the profit share amount became determinable and collectability was assured.

For the insurance policies issued through the Company’s program, the Company provides adjudication services for insurance claims on the third-party insurer’s policies for auto loans processed through the Lenders Protection Program. The Company earns a monthly service fee which is calculated by the third-party insurance providers as 3% of the monthly net insurance premium collected over the life of the underlying loan. Revenue is recognized as the service is provided over the term of the adjudication contract with the insurance carrier.

Refer to Note 11, “Revenue” for additional information regarding the nature and timing of the Company’s revenue.

l) Research and development costs

Research and development costs consist primarily of compensation and benefits of employees engaged in the ongoing development of a lending enablement platform for the automotive finance market, called Lenders Protection Program platform.

m) Debt issuance costs

Debt issuance costs incurred in connection with the issuance of notes payable are capitalized and amortized to interest expense in accordance with the related debt agreement. Debt issuance costs are included as a reduction in non-current notes payable, net of debt issuance cost in the accompanying consolidated balance sheets.

n) Deferred transaction costs

Investment banking, legal, accounting and other professional fees directly attributable to the issuance of equity in connection with Business Combination were capitalized within deferred transaction costs on the consolidated balance sheet as of December 31, 2019 and reclassified to additional paid-in capital upon issuance of shares on the Closing Date of the transaction.

o) Share-based compensation

The Company grants share-based equity awards to its employees and board of directors. The Company accounts for the share-based equity awards in accordance with ASC 718, Compensation – Stock Compensation, which establishes accounting for share-based awards exchanged for employee services and requires the Company to expense the estimated fair value of these awards over the requisite service period. Determining the appropriate fair value model and calculating the fair value of the share-based awards at the date of grant requires management judgement. The Company uses the closing price of the publicly traded common stock on the grant date as fair value of restricted stock units, and utilizes the Monte Carlo valuation model to estimate the fair value of the profit interests and the Black-Scholes option pricing model to estimate the fair value of employee stock options. These pricing models require the use of input assumptions, including expected volatility, expected life, expected dividend yield, and expected risk-free rate of return. The expected life of the awards was estimated using the “Simplified Method” that utilizes the midpoint between the vesting date and the end of the contractual term. The risk-free interest rate assumption is based on observed interest rates appropriate for the terms of awards. The expected volatility was based on the average of implied and observed historical volatility of comparable companies as we do not have enough history as a public company. Changes in these assumptions can materially affect the estimate of the awards fair value. The Company expects to issue shares upon stock options exercise from treasury stock.

At December 31, 2020, the outstanding share-based equity awards vest based on service conditions only and have a graded vesting schedule. The Company recognizes compensation expense for vested awards in the consolidated statements of operations and comprehensive income, net of actual forfeitures in the period they occur, on a straight-line basis over the requisite service period. Share-based compensation expense related to vested awards is allocated to cost of services, general and administrative, selling and marketing, and research and development, based on the functional responsibilities of the awarded share holder in the consolidated statements of operations and comprehensive income.

p) Contingent consideration

As part of the Business Combination, Open Lending, LLC unitholders and certain Nebula equity holders were entitled to additional consideration in the form of shares of the Company’s common stock to be issued when the Company’s common stock price achieved certain market share price milestones within specified periods following the Closing. In addition, the Nebula sponsors were restricted to transfer a portion of their founder shares unless market share price targets were achieved within the specified period.

Pursuant to the guidance under ASC 815, Derivatives and Hedging, the contingent consideration was classified as a Level 3 fair value measurement liability, and the increase or decrease in the fair value during the reporting period was recognized as expense or income accordingly. The fair value of the contingent consideration was estimated using the Monte Carlo simulation of the stock prices based on historical and implied market volatility. The fair value of the contingent consideration on each vesting date (i.e. the date when each respective share price performance milestone was achieved) was based on the closing share price of the Company’s publicly traded stock on the vesting date.

The Company’s contingent consideration was settled in July and August of 2020. Refer to Note 9, “Contingent Consideration” for additional information regarding the nature and timing of the Company’s contingent consideration.

q) Treasury stock

The Company accounts for treasury stock under the cost method and includes treasury stock as a component of stockholders’ equity (deficit).

r) Net income (loss) per share

The Company computes net income (loss) per share using the two-class method required for participating securities. The two-class method requires income available to common stockholders for the period to be allocated between common stock and participating securities based upon their respective rights to receive distributions as if all income for the period had been distributed.

Prior to the Business Combination, the Company’s pre-merger LLC membership structure included common units and convertible preferred units which were regarded as participating securities. When calculating the net income (loss) per share for the presented periods, the Company has retroactively restated the number of common and preferred units issued and outstanding prior to June 10, 2020 to the number of shares of common stock into which they were converted, based on the exchange ratio established in the Business Combination Agreement.

In accordance with the Company’s pre-merger LLC membership structure, holders of the redeemable convertible preferred units would be entitled to distributions in preference to common stockholders, at specified rates, if declared. The Company also recognized adjustments to redemption amount of the redeemable convertible preferred units similar to a distribution, in temporary equity. Any remaining net income would then be distributed to the holders of common stock and non-redeemable convertible preferred units on a pro-rata basis assuming conversion of all convertible preferred units into common stock in the event that the Company had profits to be allocated to the stockholders. However, the redeemable convertible preferred units did not contractually require the holders of such participating instruments to participate in the Company’s losses. As such, net losses for the periods presented were allocated to common stock only.

The Company’s basic net income (loss) per share is calculated by dividing net income (loss) attributable to common stockholders by the weighted-average number of shares of common shares outstanding for the period, without consideration of potentially dilutive securities. The diluted net income (loss) per share is calculated by giving effect to all potentially dilutive securities outstanding for the period using the treasury stock method or the if-converted method based on the nature of such securities. Diluted net income (loss) per share is the same as basic net income (loss) per share in periods when the effects of potentially dilutive shares of common stock are anti-dilutive.

s) Concentrations of revenue and credit risks

The Company’s top ten customers accounted for an aggregate of 38% of the Company’s total program fee revenue in 2020, with the top customer accounting for 13% of total program fee revenue. The Company’s business relationships with its two insurance partners generate 55% of the Company’s total revenue, with the top insurance partner accounting for approximately 70% of the total profit share revenue. We expect to have significant concentration in our Original Equipment Manufacturing (“OEM”) customers for the foreseeable future. In the event that one or more of our other significant customers terminate their relationships with us, or elect to utilize an alternative source for financing, the number of loans originated through the Open Lending platform would decline, which would materially adversely affect our business and, in turn, our revenue.

Financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents, restricted cash and accounts receivable to the extent of the amounts recorded on the balance sheets.

Cash and cash equivalents are deposited in commercial analysis and savings accounts at two financial institutions, both with high credit standing. Restricted cash relates to funds held by the Company on behalf of the insurance carriers, delegated for the use of insurance claim payments. Restricted cash are deposited in commercial analysis accounts at one financial institution. At times, such deposits may be in excess of the Federal Deposit Insurance Corporation insurance limits of $250,000 per institution. The Company has not experienced any losses on its deposits of cash and cash equivalents and management believes the Company is not exposed to significant risks on such accounts.

The Company’s accounts receivables are derived from revenue earned from customers. The Company performs credit evaluations of its customers’ financial condition. As of December 31, 2020, and December 31, 2019, there was no allowance for doubtful accounts. At December 31, 2020, the Company had one customer that represented 19% of the Company’s accounts receivable. At December 31, 2019, the Company had one customer that represented 22% of the Company’s accounts receivable.

t) Recently issued accounting pronouncements not yet adopted

In December 2019, the FASB released ASU 2019-12, which affects general principles within Topic 740, Income Taxes. The amendments of ASU 2019-12 are meant to simplify and reduce the cost of accounting for income taxes. The amendments in ASU 2019-12 are effective for public business entities for fiscal years beginning after December 15, 2020, including interim periods therein. Early adoption of the standard is permitted, including adoption in interim or annual periods for which financial statements have not yet been issued. The Company does not expect adoption of the new standard to have a material impact on its consolidated Financial Statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments, which provides guidance regarding the measurement of credit losses on financial instruments. The new guidance replaces the incurred loss impairment methodology in the current guidance with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to determine credit loss estimates. This ASU will be effective for the Company commencing after December 15, 2022. The Company is in the process of assessing the impact of this ASU on our consolidated financial statements and disclosures.

Although there are several other new accounting pronouncements issued or proposed by the FASB, which we have adopted or will adopt, as applicable, the Company does not believe any of these accounting pronouncements has had or will have a material impact on its consolidated financial position or results of operations.

u) Recently adopted new accounting standards

On January 1, 2019, the Company adopted ASU 2014-19 and all related amendments (ASC 606) and applied its provisions to all uncompleted contracts using the modified retrospective method. The Company recognized the cumulative effect of initially applying ASC 606 as an adjustment to increase the opening balance of retained earnings by $32.8 million. The comparative information for prior periods has not been adjusted and continues to be reported under the accounting standards in effect for those periods. See Note 11, “Revenue” for further information related to adoption of the new revenue standard, including the Company’s updated revenue accounting policies and accounting policies for costs to obtain and fulfill a contract with a customer.

On January 1, 2020, we adopted ASU 2016-2, Leases (“Topic 842”) using the alternative modified retrospective transition method and elected practical expedients which allowed us to account for the lease and non-lease components as a single component. For non-lease components that are variable payments (i.e. common area maintenance and utilities) not based on an index or a rate or bounded by a minimum payment provision per the lease agreement, we expense such variable payments as incurred. In addition, we elected not to reassess whether any expired or existing contracts contain leases, the corresponding lease classification and initial direct costs. The practical expedients were applied across our lease portfolios.

We recognized operating lease right-of-use (“ROU”) asset and operating lease liabilities for operating leases with initial terms greater than 12 months. ROU assets represent our right to use an asset for the lease term, while lease liabilities represent our obligation to make lease payments. Operating lease ROU assets and liabilities are recognized based on the present value of lease payments over the lease term at the lease commencement date. Refer to Note 4, “Leases” for additional information on the Company’s lease accounting policy and the impact of Topic 842 on the operating lease for our current office space which commenced under ASC 842 on September 1, 2020.

3. Business Combination

On June 10, 2020, Nebula consummated a business combination with Open Lending, LLC pursuant to the Business Combination Agreement. Pursuant to ASC 805, for financial accounting and reporting purposes, Open Lending, LLC was deemed the accounting acquirer and Nebula was treated as the accounting acquiree, and the Business Combination was accounted for as a reverse recapitalization. Accordingly, the Business Combination was treated as the equivalent of Open Lending, LLC issuing equity for the net assets of Nebula, accompanied by a recapitalization. Under this method of accounting, the consolidated financial statements of Open Lending, LLC are the historical financial statements of Open Lending Corporation. The net assets of Nebula were stated at historical costs, with no goodwill or other intangible assets recorded in accordance with U.S. GAAP, and are consolidated with Open Lending, LLC’s financial statements on the Closing Date. The shares and net income (loss) per share available to holders of the Company’s common stock, prior to the Business Combination, have been retroactively restated as shares reflecting the exchange ratio established in the Business Combination Agreement.

As a result of the Business Combination, Open Lending, LLC’s unitholders received aggregate consideration of approximately $1.0 billion, which consists of (i) $328.8 million in cash at the closing of the Business Combination, net of transaction expenses, (ii) $135.0 million in cash distribution from debt issued in March 2020, and (iii) 51,909,655 shares of common stock valued at $10.00 per share, totaling $519.1 million. In addition, Open Lending, LLC’s unitholders were entitled to receive additional contingent consideration of up to an aggregate of 22,500,000 shares if the price of the Company’s common stock trading on the NASDAQ meets certain thresholds following the Business Combination. All contingent consideration shares were issued or released during the three months ended September 30, 2020. See Note 9 “Contingent Consideration” for additional information.

In connection with the Business Combination, the Company incurred direct and incremental costs of approximately $55.5 million related to the equity issuance, consisting primarily of investment banking, legal, accounting and other professional fees, which were recorded to additional paid-in capital as a reduction of proceeds. In addition, the Company incurred $9.1 million in transaction bonuses paid to key employees and directors and $2.2 million in non-cash share-based compensation expense due to the accelerated vesting of Open Lending, LLC’s legacy share-based compensation plan. The transaction bonuses and the accelerated share-based compensation expense are included in general and administrative expense on our consolidated statement of operations and comprehensive income (loss) for the year ended December 31, 2020. See Note 12 “Share-Based Compensation” for additional information.

4. Leases

The Company determines if an arrangement is a lease, or contains a lease, at the inception of the arrangement and evaluates whether the lease is an operating lease or a finance lease at the commencement date. The Company recognizes ROU lease assets and lease liabilities for operating and finance leases with initial terms greater than 12 months. Lease liabilities are calculated as the present value of fixed payments not yet paid at the measurement date and variable lease payments which are not based on an index or a rate, such as common area maintenance fees, taxes and insurance, are expensed as incurred. ROU assets represent our right to use an asset for the lease term, while lease liabilities represent our obligation to make lease payments. The ROU assets for operating and finance leases and liabilities are recognized based on the present value of fixed lease payments over the lease term at the lease commencement date. Since the interest rate implicit in the Company’s leases is not readily determinable, we use our incremental borrowing rate, which is estimated as the interest rate paid to borrow on a collateralized basis over a similar term, to determine the present value of our lease payments.

Operating lease ROU assets are recognized net of any lease prepayments and incentives. Lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Operating lease expense is recognized on a straight-line basis over the lease term.

Open Lending executed a noncancellable operating lease agreement with G&I VII Barton Skyway LP, a Delaware limited partnership (“Landlord”) to lease its current office space located at 1501 South MoPac Expressway, Suite 450, Austin, Texas 78746 for a period of 100 months starting on October 1, 2020. The Company moved into the new office space on September 1, 2020 for a period of 101 months, which is considered as the lease commencement date and period under ASC 842. The Company does not have a lease payment due until four months after the stated commencement date per the agreement. The lease provides us with an extension option for a period of 60 months beyond the end of the initial term, subject to specific conditions outlined in the agreement. Prior to its move-in to the new office, the Company had an operating lease agreement for its office space at 901 S. MoPac Expressway, Bldg. 1, Austin, Texas 78746, which ended on September 30, 2020.

For the years ended December 31, 2020, 2019 and 2018, the Company recorded the following lease expenses:

	Year Ended December 31,
	2020	2019	2018
	(in thousands)
Operating lease expense	$640	$380	$380
Variable lease payment	$289	$250	$229

Total lease expense	$929	$630	$609

Additional information related to the operating lease for the period the Company adopted ASC 842 is as follows:

Year Ended December 31, 2020
(in thousands)
Cash paid for operating leases included in operating cash flows	$828
Operating lease ROU assets obtained in exchange for new lease liabilities	5,362

Total	$6,190

Weighted-average remaining lease term—operating lease (in years)	8.08
Weighted-average discount rate—operating lease	7.72%

The balance of our operating lease ROU asset and operating lease liability as of December 31, 2020 is summarized below. The current and non-current lease liabilities are reflected in other current liabilities and non-current operating lease liabilities, respectively, on our consolidated balance sheets:

At December 31, 2020
(in thousands)
Operating lease right-of-use asset	$5,911
Accumulated amortization	(178)

Net Operating lease right-of-use assets, net	$5,733

Lease liability, current	$364
Lease liability, non-current	5,138

Total operating lease liability	$5,502

The maturities of lease liabilities are as follows:

At December 31, 2020
(in thousands)
2021	$774
2022	869
2023	894
2024	920
2025	945
Thereafter	3,073

Total undiscounted liabilities	7,475
Less: Interest	1,973

Present value of lease liabilities	$5,502

5. Property and Equipment, Net

Property and equipment consisted of the following:

	At December 31,
	2020	2019
	(in thousands)
Leasehold improvements	$276	$247
Furniture and equipment	1,077	391

Total cost of property and equipment	1,353	638
Less: accumulated depreciation	(152)	(339)

Total property and equipment, net	$1,201	$299

Total depreciation expense was $0.3 million, $0.1 million and $0.1 million for the years ended December 31, 2020, 2019 and 2018, respectively, and is recognized within general and administrative expenses within the consolidated statements of operations and comprehensive income.

6. Accrued Expenses

Accrued expenses consisted of the following:

	At December 31,
	2020	2019
	(in thousands)
Accrued employee expenses	$2,796	$1,757
Other	237	249

Total accrued expenses	$3,033	$2,006

Accrued employee expenses consist of accrued bonuses, commissions, and paid time off.

7. Other Current Liabilities

Other current liabilities consisted of the following:

	At December 31,
	2020	2019
	(in thousands)
Third-party claims administration liability	$2,591	$2,182
Tax refund due to pre-merger unitholder	862	—
Current operating lease liability	364	—
Other	188	184

Total other current liabilities	$4,005	$2,366

Third-party claims administration liability represents cash deposits held on behalf of insurance partners to settle insurance claims. Tax refunds due to pre-merger unitholder reflects estimated tax refunds due to a unitholder of the pre-merger entity. Current operating lease liability represents the Company’s current operating lease liability for its corporate headquarters in Austin, Texas.

8. Notes Payable

Prior to the Business Combination, Open Lending, LLC was party to a credit agreement which provided for $12.5 million in aggregate principal amount of promissory note (“the Note”). The Note was repaid in full in March of 2020 with proceeds of a Term Loan funded through our Credit Agreement described below.

The Company is the borrower under that certain Credit Agreement, dated as of March 11, 2020, among Open Lending, LLC, UBS AG, Stamford Branch, as administrative agent, the lenders from time to time party thereto and the other parties thereto, as amended, the Credit Agreement. Pursuant to the Credit Agreement, the lenders thereto funded a term loan (“Term Loan”) in a principal amount of $170.0 million, which was used primarily to fund a non-liquidation distribution to its unitholders, repay the Note and provide cash reserves. The obligations of Open Lending under the Credit Agreement are guaranteed by all of its subsidiaries and secured by substantially all of the assets of Open Lending and its subsidiaries, in each case, subject to certain customary exceptions. The current maturity date for the Credit Agreement is March 2027. The term loan bears interest at a rate of LIBOR plus 6.50% (subject to a LIBOR floor of 1%) or the base rate plus 5.50%. For the year ended December 31, 2020, the stated interest rate was 7.50%. The Credit Agreement contains a maximum total net leverage ratio financial covenant that is tested quarterly and is calculated based on the ratio of the Company’s Adjusted EBITDA (as defined in the Credit Agreement) to funded indebtedness. The maximum total net leverage ratio begins at 4.75 to 1.0 and then gradually decreases from year-to-year down to 2.5 to 1.0 on or after June 30, 2026.

On December 7, 2020, Open Lending, LLC entered into the Second Amendment of the Credit Agreement (the “Second Amendment”) which permits a one-time restricted payment in an amount not to exceed $37.5 million on or prior to January 31, 2021, subject to customary conditions.

The annual effective interest rate of the Term Loan after giving effect to the amortization of financing costs is 8.9%.

The Company’s outstanding Notes Payable consists of the following:

	At December 31,
	2020	2019
	(in thousands)
Note payable	$—	$3,334
Term loan	166,813	—
Less: debt issuance costs	(9,066)	(21)
Less: current portion of notes payable	(4,888)	(2,484)

Non-current notes payable, net of debt issuance costs	$152,859	$829

Future Principal Payments of Debt

The future scheduled principal payments of debt as of December 31, 2020 were as follows:

Principal Payments
(in thousands)
2021	$4,888
2022	5,100
2023	7,650
2024	8,500
2025	8,500
Thereafter	132,175

Total	$166,813

As of December 31, 2020 and for each period presented, we were in compliance with all debt covenants.

9. Contingent Consideration

As part of the Business Combination, Open Lending, LLC unitholders and certain Nebula equity holders were entitled to additional consideration in the form of shares of the Company’s common stock to be issued when the

Company’s common stock price achieved certain market share price milestones within specified periods following the Closing. In addition, a portion of the Nebula sponsors’ shares were subject to transfer restrictions unless market share price targets were achieved within the specified period.

Pursuant to the guidance under ASC 815, Derivatives and Hedging, the contingent consideration was classified as a Level 3 fair value measurement liability, and the increase or decrease in the fair value during the reporting period was recognized as expense or income accordingly. The fair value of the contingent consideration on the Closing Date and each subsequent reporting period was estimated using the Monte Carlo simulation of the stock prices based on historical and implied market volatility. The fair value of the contingent consideration on each vesting date (i.e. the date when each respective share price performance milestone was achieved) was based on the closing share price of the Company’s publicly traded stock on the vesting date.

Founders Shares Subject to Transfer Restrictions

Immediately following the consummation of the Business Combination, 3,437,500 shares of common stock issued and outstanding held by Nebula Holdings, LLC and its affiliates were subject to transfer restrictions (the “Lock-up Shares”). The holder of the Lock-up Shares could not sell, transfer or otherwise dispose of their respective shares until the respective lock-up provisions were achieved as described further below. The Lock-up Shares had full ownership rights including the right to vote and receive dividends and other distributions thereon. The Lock-up Shares would be released from the transfer restrictions upon achieving certain market share price milestones as follows:

1)

The 3,437,500 shares would be released from the lock-up restriction and no longer subject to forfeiture if the daily volume weighted average price (“VWAP”) of the Company’s common stock was greater than or equal to $12.00 for one-half of the Lock-up Shares and $14.00 per share for one-half of the Lock-up Shares, respectively, for 20 trading days over a 30-trading day period at any time within seven years after the Closing.

2)	The Lock-up shares would be released from the lock-up restrictions on the date the Company underwent a change of control as defined in the Business Combination Agreement.

Contingently Issuable Shares

Pursuant to the Business Combination Agreement, Open Lending, LLC’s unitholders would be able to receive up to 22,500,000 shares of common stock (the “Contingency Consideration”) contingent upon achieving certain market share price milestones within a period of 42 months post Business Combination. The Company would issue 7,500,000 shares of common stock when each of the following conditions was met, respectively:

1)	the VWAP was greater than or equal to $12.00 over any 20 trading days within any 30-trading day period prior to or as of the 24th month of the Closing;

2)	the VWAP was greater than or equal to $14.00 over any 20 trading days within any 30-trading day period prior to or as of the 30th month of the Closing; and

3)	the VWAP was greater than or equal to $16.00 over any 20 trading days within any 30-trading day period prior to or as of the 42nd month of the Closing;

In connection with the Business Combination, certain Nebula equityholders would be able to receive up to 1,250,000 earn-out shares of common stock (the “Earn-out Consideration”) contingent upon achieving certain market share price milestones within a period of 30 months post Business Combination. The Company would issue 625,000 shares of common stock when each of the following conditions is met, respectively:

1)	the VWAP was greater than or equal to $12.00 over any 20 trading days within any 30-trading day period prior to or as of the 24th month of the Closing; and

2)	the VWAP was greater than or equal to $14.00 over any 20 trading days within any 30-trading day period prior to or as of the 30th month of the Closing;

The Contingency Consideration and the Earn-out Consideration shares would vest immediately in the event of a change of control as defined in the Business Combination Agreement.

Settlement of Contingent Consideration

On July 10, 2020, the daily VWAP of the Company’s common stock had been greater than $12.00 per share for 20 trading days within a 30-trading day period, which triggered the vesting of 7,500,000 Contingency Consideration shares and 625,000 Earn-out Consideration shares. On July 15, 2020, the daily VWAP of the Company’s common stock had been greater than $14.00 per share for 20 trading days within a 30-trading day period, which triggered the vesting of an additional 7,500,000 Contingency Consideration shares and 625,000 Earn-out Consideration shares. On August 11, 2020, the daily VWAP of the Company’s common stock had been greater than $16.00 per share for 20 trading days within a 30-trading day period, which triggered the vesting of an additional 7,500,000 Contingency Consideration shares.

In addition, upon achievement of the daily VWAP milestones of both $12.00 per share and $14.00 per share discussed above, 3,437,500 Lock-up Shares were released from the lock-up restrictions and the holders of these shares were no longer restricted from selling and/or transferring the shares.

In the three months ended September 30, 2020, 27,187,500 shares of common stock were issued or released in connection with these milestone achievements. Immediately prior to each vesting, the carrying amount of the contingent consideration liability on the balance sheet was marked to market, and the change of fair value was recorded in the statements of operations and comprehensive income (loss). Upon vesting, the contingent consideration liability was reclassified to equity, the vested shares were issued and recorded as common stock at a par value of $0.01 per share, and the incremental fair value amount was recorded as additional paid-in capital.

A reconciliation of changes in the liability related to contingent consideration during the year ended December 31, 2020 follows:

(in thousands)
Fair value at June 10, 2020	$347,089
Change in fair value	131,932
Reclassification of shares to equity	(479,021)

Fair value at December 31, 2020	$—

Upon inception, the initial estimated fair value of contingent consideration on June 10, 2020 of $347.1 million was recorded as a long-term liability in our consolidated balance sheet. The increase in contingent consideration fair value of $131.9 million during the year ended December 31, 2020 was recorded as a change in fair value of contingent consideration in the statements of operations and comprehensive income (loss). With the vesting of the contingent consideration shares during the year ended December 31, 2020, the contingent consideration liability was reclassified to equity, and accordingly $0.3 million was recorded to common stock and $478.7 million was recorded to additional paid-in capital.

10. Stockholders’ Equity (Deficit)

On June 11, 2020, Open Lending Corporation’s common stock began trading on the NASDAQ under the symbol “LPRO”. Pursuant to the terms of the Amended and Restated Certificate of Incorporation, the Company is authorized and has available for issuance the following shares and classes of capital stock, each with a par value of $0.01 per share: (i) 550,000,000 shares of common stock; (ii) 10,000,000 shares of preferred stock.

Immediately following the Business Combination, there were 91,849,909 shares of common stock with a par value of $0.01, and 9,166,659 warrants outstanding. As discussed in Note 3 Business Combination, the Company has retroactively adjusted the shares issued and outstanding prior to June 10, 2020 to give effect to the exchange ratio established in the Business Combination Agreement to determine the number of shares of common stock into which they were converted.

In connection to the Business Combination, on July 1, 2020, the Company filed a Registration Statement on Form S-1 to register 52,916,659 shares of common stock for the issuance by the Company of (i) up to an aggregate of 23,750,000 shares of our common stock that may be issued as earn-out consideration upon certain triggering events and (ii) 9,166,659 shares of our common stock that may be issued upon exercise of warrants to purchase common stock at an exercise price of $11.50 per share of common stock, herein referenced as public warrants.

Underwritten Public Offering

On December 14, 2020, we completed an underwritten public offering of 9,500,000 shares of our common stock at a public offering price of $28.00 per share. All shares were sold by existing stockholders, including Nebula Holdings, LLC and its affiliates, Bregal Sagemount and certain executive officers of the Company. The selling stockholders also granted the underwriters a 30-day option to purchase up to 1,425,000 additional shares of common stock. We did not sell any shares and did not receive any of the proceeds of the offering.

Share Repurchase

Pursuant to a Stock Repurchase Agreement, dated as of December 7, 2020, between Open Lending and the selling stockholders, we purchased from the selling stockholders an aggregate number of 1,395,089 shares of our common stock totaling $37.5 million at the same per share price paid by the underwriters to the selling stockholders in the offering. The $37.5 million stock repurchase was recorded to treasury stock in December of 2020.

Common Stock

In conjunction with the Business Combination, Nebula obtained commitments from certain investors (collectively, the “PIPE Investors”) to purchase shares of Nebula Class A common stock, which were converted into 20,000,000 Private Investment in Public Entity (“PIPE”) shares for a purchase price of $10.00 per share. Of the 20,000,000 PIPE shares, 11,500,000 shares were held by other institutional investors and 8,500,000 shares were held by Nebula Holdings, LLC and its affiliates. On the Closing Date, the Company had 91,849,909 shares of common stock outstanding, which excluded 3,437,500 shares issued and outstanding that were subject to certain lock-up and forfeiture arrangements pursuant to the Founder Support Agreement, dated as of January 5, 2020 (as amended by that certain Amendment No.1, dated March 18, 2020, and that certain Amendment No.2, dated May 13, 2020), by and among Nebula, ParentCo, Open Lending, LLC, Nebula Holdings, LLC, Adam H. Clammer, James H. Greene, Jr ., Rufina Adams, David Kerko, Frank Kern, James C. Hale and Ronald Lamb.

During the twelve months December 31, 2020, the Company issued a total of 32,910,776 shares of common stock related to contingent consideration and exercised warrants, released 3,437,500 shares of common stock from lock-up restrictions, and repurchased 1,395,089 shares of common stock during our underwritten offering in December of 2020. As a result of these events, Company’s outstanding common stock increased from 91,849,909 on the Closing Date to 126,803,096 shares as of December 31, 2020.

Preferred Stock

As of December 31, 2019, Open Lending, LLC had 29,058,266 shares of no par value Series A and Series B preferred units outstanding and 21,906,852 shares of redeemable convertible Series C preferred units, all of which were convertible on a 1:1 basis with Open Lending, LLC common units. As a result of their redemption feature, the Series C preferred units were classified as temporary equity outside of Open Lending, LLC’s permanent equity and valued at their redemption amount at period end, which was $304.9 million, and $141.5 million at December 31, 2019 and 2018, respectively. Upon the Closing, the preferred units outstanding were converted into common stock of the Company at the exchange rate established in the Business Combination Agreement, par value $0.01 per share.

As of December 31, 2019, the outstanding preferred units of Open Lending, LLC were as follows:

	Series	Units Authorized	Units Issued and Outstanding	Per Unit Liquidation Preference	Aggregate Liquidation Preference	Per Unit Initial Conversion Price
		(In thousands, except unit and per unit data )
Non-Redeemable Preferred Units	A	9,941,227	9,941,227	$0.50	$4,971	$0.25
Non-Redeemable Preferred Units	B	19,117,039	19,117,039	$0.50	$9,559	$0.25
Redeemable Preferred Units	C	21,906,852	21,906,852	$1.83	$40,090	$1.83

		50,965,118	50,965,118

The number of preferred units presented on the Balance Sheet and Statement of Stockholders Equity (Deficit) as of December 31, 2019 has been retroactively restated to reflect conversion to Open Lending Corporation’s common stock as a result of the Business Combination. The rights, preferences and privileges of both the redeemable and non-redeemable preferred units were as follows:

Voting Rights

Each holder of preferred unit was entitled to the number of votes equal to the number of common units into which each preferred unit is convertible.

Non-liquidation Distribution

The holders of preferred units were entitled to receive distributions. Such distributions are payable when and if declared by the Board of Directors. The holders of Series C Preferred Units were entitled to receive distributions prior and in preference, to any payment of any distribution to other preferred units and common units. Specifically, the holders of Series C Preferred Units were entitled to receive a preferred return equal to 2.5% per annum, accruing daily, on the Series C Contribution Amount, as defined as the “Preferred Return”, until such time as the holders of Series C Preferred Units receive Preferred Return distributions totaling an aggregate of $100 million. Distributions declared in excess of the Preferred Return for Series C preferred units would be distributed among the holder of preferred units and common units pro rata on an as-converted basis (including the Series C Preferred Units). The distributions declared by the Board of Directors and made to the preferred units in 2020, 2019 and 2018 are provided in the below table.

Distributions	Non-Redeemable Preferred Units		Redeemable Preferred Units
	Series A	Series B	Series C
	(in thousands)
For the years ended December 31,
2018	$3,500	$6,789	$9,066
2019	$4,813	$9,252	$11,058
2020	$18,098	$34,802	$40,689

Conversion

Each preferred unit was convertible, at the option of the holder, according to a conversion ratio, which was subject to adjustment for dilutive unit issuance. The total number of common units into which the preferred units could be converted was determined by dividing the initial conversion price by the then-applicable conversion price, as shown in the table above. Preferred Units could not be reissued upon conversion to common units. Open Lending, LLC had reserved sufficient common units for issuance upon conversion of preferred units.

The Series A and Series B Preferred Units would automatically convert to common units if (1) at any time the Open Lending, LLC effected an underwritten public offering, or (2) on the date upon which 80% of the respective Series A or Series B Preferred Units had been converted to Common Units.

The Series C Preferred Units automatically converted into common units at the then-applicable conversion price if any time (1) Open Lending, LLC effected an initial public offering with aggregate proceeds of no less than $75 million and the price paid by public was no less than $4.56 per unit, or (2) upon the written election of a Series C Preferred Units majority.

Redemption

At the election of a Series C Preferred Units majority, as defined, each of the Series C Preferred Units was subject to redemption at a price per unit equal to the greater of (a) the Series C Liquidation Preference Payment (as defined in the below section) and (b) the fair market value of the Class A Common Units into which such Series C Preferred Units was convertible, at any time between June 23, 2020 and December 15, 2021. Series A and Series B Preferred Units were not redeemable by the Company or the holders. The redemption feature caused the Series C Preferred Unit to be classified as temporary equity outside of the Company’s permanent equity. The Company valued its Series C Preferred Units at their redemption amount at period end, which was $304.9 million and $141.5 million at December 31, 2019 and 2018, respectively. During the year ended December 31, 2020, the redemption rights were removed from the Series C redeemable convertible preferred units upon conversion to Class A common stock as a result of the Business Combination, and as such, the Company no longer has outstanding convertible preferred stock on its balance sheets.

Liquidation

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the assets of the Company would be paid and distributed first to creditors. The Series C Preferred Units rank senior to the Series A and Series B Preferred Units, and the Series A and Series B Preferred Units ranked senior to the common units. The Series C Preferred Units would receive an amount equal to the sum of the unpaid portion of the Preferred Return and $1.8259 per Series C Preferred Unit, plus all declared and unpaid distributions (the “Series C Liquidation Preference Payment”), payable in preference and priority to any payments made to holders of the then outstanding Series A and Series B Preferred Units and Common Units. The holders of Series A and Series B Preferred Units would receive an amount equal to $0.50 per preferred unit plus all declared and unpaid distributions (the “Series A and Series B Liquidation Preference Payments”), payable in preference and priority to any payments made to holders of the then outstanding common units.

Public Warrants

Upon the Closing, there were 9,166,659 outstanding public warrants to purchase shares of the Company’s common stock that were issued by Nebula with other consideration prior to the Business Combination. The warrants were set to expire on June 10, 2025, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Each whole warrant entitled the holder to purchase one whole share of the Company’s common stock at a price of $11.50 per share, subject to adjustments. The warrants were exercisable 30 days after the completion of the Business Combination. Once the public warrants became exercisable, the Company had the right to redeem the outstanding warrants in whole and not in part at a price of $0.01 per warrant (the “Redemption Price”) upon a minimum of 30 days’ prior written notice of redemption, if and only if the last sale price of the Company’s common stock matched or exceeded $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sent the notice of redemption to the warrant holders (“Redemption Right”).

On September 11, 2020, the Company provided notice of redemption that all public warrants may be exercised by the holders thereof until 5:00 p.m. New York City time on October 13, 2020 (the “Redemption Date”). Any public warrants that remained unexercised following 5:00 p.m. New York City time on October 13, 2020 would no longer be exercisable and would be redeemed by the Company at the Redemption Price.

During the year ended December 31, 2020, 9,160,776 public warrants were exercised by the holders from which the Company received $105.3 million in cash proceeds.

Dividend

Any decision to declare and pay dividends in the future will be made at the sole discretion of Open Lending Corporation’s Board of Directors and will depend on, among other things, results of operations, cash requirements, financial condition, contractual restrictions and other factors that Open Lending Corporation’s Board of Directors may deem relevant. In addition, the Company’s ability to pay dividends will be limited by covenants in its existing indebtedness and may be limited by the agreements governing other indebtedness that it or its subsidiaries incur in the future.

11. Revenue

The Company accounts for a contract with a customer when both parties have approved the contract and are committed to perform their respective obligations, each party’s rights and payment terms can be identified, the contract has commercial substance, and it is probable the Company will collect substantially all of the consideration it is entitled to. Revenue is recognized when, or as, performance obligations are satisfied by transferring control of a promised product or service to a customer.

Revenue From Contracts With Customers

The Company generates revenue primarily by providing services to lending institutions and insurance carriers. The following is a description of the principal activities from which the Company generates revenue.

Revenue from contracts with lending institutions

Program fees are derived from contracts with automotive lenders. Through the Company’s proprietary Lenders Protection Program, we enable automotive lenders to make loans that are insured against certain credit losses from defaults. The Company generates program fee revenue from our proprietary, cloud-based software platform that enables automotive lenders, OEM captive finance companies and other financial institutions (collectively “lending institutions”) to approve loans to traditionally underserved non-prime or near-prime borrowers.

The Company receives program fees for providing loan decision-making analytics solutions and automated issuance of credit default insurance with third-party insurance providers. The Company’s performance obligation is complete when a loan is certified through LPP and is issued by the lending institution. Program fee contracts contain a single performance obligation, which consist of a series of distinct services that are substantially the same with the same pattern of transfer to customers.

Program fees are based on a percentage of the initial principal amount of the loans processed by the Company. There are two types of payment arrangements: 1) a single pay program fee is due based on the volume of loans originated by the lending institution in a calendar month; or 2) a monthly pay program fee is due in equal monthly installments within 12 months of loan origination.

We bill the customer for an amount calculated based on the actual number of loans processed in a calendar month, which corresponds directly with the value of service transferred to the customer in that month.

Revenue from contracts with insurance carriers

We have producer agreements with two insurance carriers from which we earn profit-share revenue and claims administration service fees.

In the profit share arrangement, the Company facilitates placement of credit default insurance policies with lending institutions on behalf of our insurance partners. Profit share revenue represents our participation in the underwriting profit of our third-party insurance partners who provide lenders with credit default insurance on loans the automotive lenders make using our LPP. We receive a percentage of the aggregate monthly insurance underwriting profit. Monthly insurance underwriting profit is calculated as the monthly earned premium less expenses and losses (including reserves for incurred but not reported losses), with losses accrued and carried forward for future profit share calculations. The Company fulfills its performance obligation upon placement of the insurance, at which point the Company is entitled to the profit share of all future net premiums earned by the insurance carrier on the policy.

To determine the profit share revenue, we use forecasts of loan-level earned premium and insurance claim payments. These forecasts are driven by the projection of loan defaults, prepayments and severity rates. These assumptions are based on our observations of the historical behavior for loans with similar risk characteristics. The assumptions also take consideration of the forecast adjustments under various macroeconomic conditions and the current mix of the underlying portfolio of our insurance partners. To the extent these assumptions change, our profit share revenue will be adjusted.

In accordance with ASC 606, Revenue from Contracts with Customers, at the time of the placement of a policy by an insurance company, we estimate the variable consideration based on undiscounted expected future profit share to be received from the insurance carriers, and we apply economic stress factors in our forecast to constrain our estimation of transaction price to an amount that we believe that a significant reversal in the cumulative amount of revenue is not probable of occurring when the uncertainty is resolved.

Claims administration service fees are generated from us acting as a third-party administrator to process and adjudicate the credit default insurance claims on behalf of the insurance companies. In this arrangement, the performance obligation to provide claims administration services is generally satisfied over time, with the customer simultaneously receiving and consuming the benefits as we satisfy our performance obligations.

Contract Balances

Contract assets balances for the periods indicated below were as follows:

	Contract Assets
	Profit Share	TPA Fee	Program Fee	Total
	(in thousands)
Beginning balance as of January 1, 2019	$37,734	$438	$3,088	$41,260
Increase of contract assets due to new business generation	48,181	3,142	36,667	87,990
Adjustment of contract assets due to estimation of revenue from performance obligations satisfied in previous periods	4,857	—	—	4,857
Receivables transferred from contract assets upon billing the lending institutions	—	—	(34,746)	(34,746)
Payments received from insurance carriers	(33,405)	(3,005)	—	(36,410)

Ending balance as of December 31, 2019	57,367	575	5,009	62,951
Increase of contract assets due to new business generation	62,032	4,505	43,995	110,532
Adjustment of contract assets due to estimation of revenue from performance obligations satisfied in previous periods	(1,640)	—	—	(1,640)
Receivables transferred from contract assets upon billing the lending institutions	—	—	(43,661)	(43,661)
Payments received from insurance carriers	(34,582)	(4,258)	—	(38,840)

Ending balance as of December 31, 2020	$83,177	$822	$5,343	$89,342

Changes in our contract assets primarily result from the timing difference between our performance and the customer’s payment. We fulfill our obligation under a contract with a customer by transferring services in exchange for consideration from the customer. We recognize contract assets when we transfer services to a customer, recognize revenue for amounts not yet billed, and the right to consideration is conditional on something other than the passage of time. Accounts receivables are recorded when the customer has been billed or the right to consideration is unconditional.

For performance obligations satisfied in previous periods, we evaluate and update our profit share revenue forecast on a quarterly basis and adjust contract asset accordingly. In 2020 and 2019, contract asset adjustments attributable to profit share revenue forecast adjustments was $(1.6) million and $4.9 million.

During the first six months of 2020, the Company recorded a $(13.0) million reduction in its contract asset estimate due to lowered expectations on anticipated profit share revenue from loans certified in previous periods, primarily as a result of changes in facts and circumstances arising from the COVID-19 pandemic. During the final six months of 2020, the profit share related to historical vintages as a result of better-than-expected performance of the portfolio due to enhanced underwriting standards and corresponding lower-than-expected defaults and claims, yielded an $11.3 million increase in the Company’s contract asset estimate. The net impact was a $(1.6) million reduction in the Company’s contract asset estimate as of December 31, 2020.

As of December 31, 2020 and 2019, contract asset consisted of $50.4 million and $29.8 million, respectively, as the current portion to be received within one year and $39.0 million and $33.2 million, respectively, in the long-term portion to be received beyond one year.

Contract Costs

The fulfilment costs associated with our contracts with customers do not meet the criteria for capitalization and therefore are expensed as incurred.

Disaggregation of Revenues

We disaggregate revenues by revenue source (i.e. program fee, profit share and claims administration service fee), and the level of disaggregation is presented in the consolidated statements of operations and comprehensive income (loss).

ASC 606 Adoption Transition Adjustment

We applied ASC 606 on January 1, 2019 using the modified retrospective method for all contracts in effect but not completed as of the date of the adoption. As a result of the modified retrospective method, the following adjustments were made to the consolidated balance sheet as shown in the below selected condensed consolidated balance sheet line items as of January 1, 2019.

	Ending Balance as of December 31, 2018	Adjustments due to ASC 606	Opening Balance as of January 1, 2019
	(in thousands)
Assets
Current assets	$24,455	$9,847	$34,302
Non-current assets	429	22,921	23,349
Liabilities
Current liabilities	13,845	—	13,844
Non-current liabilities	3,313	—	3,313
Equity
Accumulated deficit	$(139,810)	$32,768	$(107,042)

Impact of ASC 606 on Net Revenue and Balance Sheet

As the Company adopted the new revenue guidance ASC 606 under the modified retrospective method, the Company is required to present what the Company’s revenues would have been under the previous revenue guidance (ASC 605). The following table compares net revenue for the periods presented to the pro forma amounts had the previous ASC 605 guidance been in effect for the year ended December 31, 2019:

	Year ended December 31, 2019
	Balances without new revenue standard	Effect of change	As reported
	(in thousands)
Program fee	$36,667	$—	$36,667
Profit share	33,807	19,231	53,038
Claims administration service fee	3,142	—	3,142

Total revenue, net	$73,616	$19,231	$92,847

	Year ended December 31, 2019
	Pro forma as if ASC 605 was in effect	Effect of change	As reported
	(in thousands)
Assets
Unbilled revenue	$10,793	$(10,793)	$—
Current contract assets	—	29,782	29,782

Total current assets	10,793	18,989	29,782
Non-current contract assets	—	33,169	33,169

Total	$10,793	$52,158	$62,951

12. Share-Based Compensation

Class B Common Unit Incentive Plan (the “Class B Plan”)

Prior to the closing of the Business Combination, Open Lending, LLC maintained a Class B Common Unit Incentive Plan, which was a form of long-term compensation that provided for the issuance of Class B common units to service providers for purposes of retaining them and enabling such individuals to participate in the long-term growth and financial success of Open Lending, LLC. The Class B common units were a special class of common units structured to qualify as “profits interest” for tax purposes. The aggregated amount of Class B common units was limited to 14,241,344, with the aggregate number of Class B common units available for issuance to non-employees not to exceed 995,039.

The Class B common units issued under the Class B Plan generally vest, subject to continued services to Open Lending LLC and its subsidiaries, based on a 3-year or 3.25-year vesting schedule, with 25% of the units vesting on the grant date and equal quarterly vesting installments thereafter. In connection with the Business Combination, the Board of Managers of Open Lending, LLC approved a modification to the awards granted under the Class B Plan to allow accelerated vesting of all granted units immediately prior to the Business Combination. On the date of the Closing, the Class B common units were converted into shares of common stock of Open Lending Corporation on the exchange ratio established in the Business Combination Agreement, and the accelerated vesting of 571,983 awards resulted in $2.2 million of non-cash share-based compensation expense.

A summary of the status of the Class B common units award activity for the years ended December 31, 2020. 2019 and 2018 is presented in the table below. The number of Class B common units that vested during the years ended December 31, 2020, 2019 and 2018 was 929,160, 1,496,521 and 1,814,594, respectively. There were 0, 0 and 2,813 units forfeited in the years ended December 31, 2020, 2019 and 2018 respectively.

	Granted Units	Vested Units	Non-vested units
Balance as of January 1, 2018	12,814,203	9,891,696	2,922,507
Granted	1,317,768	—	1,317,768
Vested	—	1,814,594	(1,814,594)
Forfeiture	(2,813)	(2,813)	—

Balance as of December 31, 2018	14,129,158	11,703,477	2,425,681
Granted	—	—	—
Vested	—	1,496,521	(1,496,521)
Forfeiture	—	—	—

Balance as of December 31, 2019	14,129,158	13,199,998	929,160
Granted	—	—	—
Vested	—	929,160	(929,160)
Forfeiture	—	—	—

Balance as of June 10, 2020	14,129,158	14,129,158	—
Conversion to common stock upon Business Combination	(14,129,158)	(14,129,158)	—

Balance as of December 31, 2020	—	—	—

The grant date fair value of the Class B Plan share-based awards was based on a waterfall model set-up using the Monte-Carlo simulation framework, with inputs for the equity value of Open Lending, LLC, expected equity volatility, expected term of the awards, risk-free interest rate and expected preferred and common distributions.

The equity value of the Open Lending, LLC was determined by applying certain weightings to the income approach (specifically discounted cash flow method) and market approaches (i.e. guideline comparable company method, guideline transaction method, change in market capitalization method, and/or change in market multiples method). The selected weightings for each of these approaches was determined based on the relative reliability of the indicated equity value. As Open Lending, LLC did not have publicly traded equity, the expected equity volatility for Open Lending, LLC was estimated by reference to the average historical and implied volatilities of comparable companies calculated using the Merton model. The industry peer group used in the market approaches and in the volatility calculations included small, mid, and/or large capitalization companies in industries similar to Open Lending, LLC and taking into account the similarity in business model, size, stage of lifecycle, and financial leverage. The expected term represented the period of time based on an expected liquidity event (i.e. merger or IPO). The risk-free interest rate used in the analysis was based on the U.S. Treasury yield for a term consistent with the selected term.

	Class B1(b)	Class B2(a)	Class B2(b)	Class B2(c)	Class B2(d)
Grant Date	January 31, 2016	December 1, 2016	November 22, 2017	March 15, 2018	August 6, 2018
Equity Valuation Date	January 31, 2016	January 31, 2016	December 31, 2017	December 31, 2017	August 6, 2018
Volatility	45%	45%	40%	40%	40%
Term	4.92	4.92	3.00	3.00	2.40
Risk Free Rate	1.3%	1.3%	2.0%	2.0%	2.7%
Exit Date	December 31, 2020	December 31, 2020	December 31, 2020	December 31, 2020	December 31, 2020
DLOM—Common	13%	13%	18%	18%	14%
Grant Date Fair Value	$0.75	$0.57	$2.85	$2.85	$4.00

The fair value of the Class B award units that vested during the years ended December 31, 2020, 2019 and 2018 was $2.7 million, $2.0 million and $2.5 million respectively.

During the years ended December 31, 2020, 2019 and 2018, share based compensation expense related to the Class B plan was allocated to cost of services, general and administrative, selling and marketing, research and development, generally based on the functional responsibilities of the awarded unit holders of Open Lending, LLC (except the $2.2 million share-based compensation expense due to accelerated vesting in relation to the Business Combination, which was recognized fully in general and administrative) in the accompanying consolidated statements of operations and comprehensive income as follows:

	Year Ended December 31,
	2020	2019	2018
	(in thousands)
Cost of services	$123	$100	$108
General and administrative	2,425	1,798	2,275
Selling and marketing	81	62	153
Research and development	46	24	36

Total	$2,675	$1,984	$2,572

2020 Stock Option and Incentive Plan (the “2020 Plan”)

On June 9, 2020, Nebula’s stockholders approved the 2020 Plan. The 2020 Plan provides for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock units and other stock or cash-based awards. The Company has initially reserved 9,693,750, approximately 10% of the number of shares of its common stock outstanding upon the closing, as the “Initial Limit” for the issuance of awards under the 2020 Plan. The 2020 Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2021, by 4% of the outstanding number of shares of the Company’s common stock on the immediately preceding December 31, or the “Annual Increase.” This limit is subject to adjustment in the event of a stock split, stock dividend or other change in the Company’s capitalization.

The following table provides information related to the incentive stock options and restricted stock awards granted during the year ended December 31, 2020:

	Restricted Stock Units		Stock Options
	Number of Awards	Weighted Average Fair Value at Grant Date	Number of Awards	Weighted Average Exercise Price
Outstanding as of December 31, 2019	—	$—	—	$—
Granted	109,920	28.20	199,764	33.56
Vested/Exercised	—	—	—	—
Forfeited	—	—	—	—

Outstanding as of December 31, 2020	109,920	$28.20	199,764	$33.56

The outstanding stock options vest, subject to the continued employment of the grantees, in equal annual installments over four years following the grant date. The contractual term for the exercisability of the stock options is ten years from the grant date. The outstanding restricted stock units are service-based only and vest based on schedules as set forth in the respective award agreements, generally over four years.

The aggregate intrinsic value of outstanding stock options at December 31, 2020 was as follows:

Intrinsic Value of Stock Options
(in thousands)
Vested and exercisable	$—
Unvested	280
Total outstanding	$280

The share-based compensation expense of the equity awards granted under the 2020 Plan was recognized based on the grant date fair value and amortized over each award’s vesting period using the straight-line attribution approach. The Company used the closing price of its publicly traded common stock on the grant date of the restricted stock units awards to calculate the fair value. The Company estimated the fair value of each stock option on the date of grant using a Black–Scholes option-pricing model, applying the following assumptions:

Grant date	12/30/2020
Strike price	$33.56
Expected life(a)	6.25
Weighted average time to vest(b)	2.50
Expected dividend yield(c)	—
Expected volatility rate(d)	50.00%
Risk-free interest rate(e)	0.55%
Weighted average option grant date fair value	$15.51

(a).

The expected life was estimated using the “Simplified Method” which utilizes the midpoint between the vesting date and the end of the contractual term. The Company used the simplified method due to the lack of sufficient historical exercise data to provide a reasonable basis upon which to otherwise estimate the expected life of the stock options.

(b).	The weighted average time to vest was calculated using the “Simplified Method” by applying 25% to each vesting years.
(c).	At the grant date, no dividends were expected to be paid over the contractual term of the stock options granted, based on the Company’s dividend policy, resulting in the use of a zero dividend rate.
(d).	The expected volatility rate was based on the average of implied and observed historical volatility of comparable companies.

(e).	The risk-free interest rate was interpolated from the five-year and seven-year Constant Maturity Treasury rate published by the United States Treasury as of the date of the grant.

The unrecognized share-based compensation expense at December 31, 2020 was as follows:

	Unrecognized Expense	Weighted Average Amortization Period
	(in thousands)
Restricted stock	$2,952	3.58
Stock options	3,094	4.00

Total unrecognized share-based compensation expense	$6,046	3.85

During the year ended December 31, 2020, the share-based compensation expense related to the 2020 Plan was $0.2 million, which was allocated to general and administrative in operating expenses in the accompanying consolidated statements of operations and comprehensive income (loss).

13. Net Income (Loss) Per Share

Pursuant to the Restated and Amended Certificate of Incorporation and as a result of the reverse recapitalization, the Company has retrospectively adjusted the weighted average shares outstanding prior to June 10, 2020 to give effect to the exchange ratio used to determine the number of shares of common stock into which they were converted.

Basic net income (loss) per share is computed based on the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per share is computed based on the weighted average number of common shares outstanding plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method.

The following table sets forth the computation of basic and diluted net income (loss) per share attributable to common stockholders for the years ended December 31, 2020, 2019 and 2018:

	Year Ended December 31,
	2020	2019	2018
	(int thousands, except shares and per share data)
Basic net income (loss) per share:
Numerator
Net income (loss)	$(97,564)	$62,544	$28,279
Preferred distribution to redeemable convertible preferred units	(40,689)	(11,058)	(9,066)
Non-cash adjustments to redemption amount of the redeemable convertible preferred unis	47,537	(163,425)	(63,311)

Net loss attributable to common stockholders	$(90,716)	$(111,939)	$(44,098)
Denominator
Basic weighted-average common shares	82,908,772	37,631,052	37,631,052
Basic net loss per share attributable to common stockholders	$(1.09)	$(2.97)	$(1.17)

Due to net losses incurred for the years ended December 31, 2020, 2019 and 2018, basic and diluted loss per share were the same, as the effect of all potentially dilutive securities would have been anti-dilutive. The following weighted average shares of the potentially dilutive outstanding securities for the years ended December 31, 2020, 2019 and 2018 were excluded from the computation of diluted net loss per share because their effect would have been anti-dilutive for the periods presented.

	Year Ended December 31,
	2020	2019	2018
Redeemable public warrants	836,474	—	—
Contingency consideration	3,018,699	—	—
Retroactively restated redeemable convertible Series C preferred units	6,281,025	14,278,603	14,278,603

Total	10,136,198	14,278,603	14,278,603

The Company’s pre-merger LLC membership structure included several different types of LLC interests including ownership interests and profits interests. The Company analyzed the calculation of earnings per unit by using the two-class method for the years ended December 31, 2019 and 2018 and determined that it resulted in values that would not be comparable to the same periods in 2020 and therefore not meaningful to the users of these consolidated financial statements. As a result, the Open Lending, LLC’s net income (loss) per share information has not been presented for any period.

14. Fair Value of Financial Instruments

Fair value is defined as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments:

	At December 31,
	2020		2019
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)
Financial assets
Cash and cash equivalents	$101,513	101,513	$7,676	$7,676
Restricted cash	2,635	2,635	2,222	2,222
Accounts receivable	4,352	4,352	3,767	3,767
Interest Rate Swaps (Other assets)	—	—	9	9

Total	$108,500	$108,500	$13,674	$13,674

Financial liabilities
Notes payable	157,747	157,747	3,313	3,313
Accounts payable	3,442	3,442	1,337	1,337
Accrued expenses	3,033	3,033	2,006	2,006
Income tax payable	1,640	1,640	$—

Total	$165,862	$165,862	$6,656	$6,656

The fair value of the financial instruments shown in the table above as of December 31, 2020 and 2019 represent the amounts that would be received to sell those assets or that would be paid to transfer those liabilities in an orderly transaction between the market participants at that date. Those fair value measurements maximize the use of observable inputs. However, in situations where there is little, if any, market activity for the asset or liability at the measurement date, the fair value measurement reflect the Company’s own judgments about the assumptions that market participants would use in pricing asset or liability. Those judgments are developed by the Company based on the best information available in the circumstances, including expected cash flows and appropriately risk-adjusted discount rates, available observable and unobservable inputs.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

•

Cash and cash equivalents, accounts receivable, accounts payable, and accrued expenses: The carrying amounts, at face value or cost plus accrued interest, approximate fair value because of the short maturity of these instruments.

•

Restricted cash: Restricted cash relates to deposits held on behalf of insurance partners to settle insurance claims. The carrying amount of restricted cash approximates fair value because of the short maturity of this instrument.

•

Interest rate swaps: The fair value is calculated as the present value of the estimated future cash flows. Estimates of future floating-rate cash flows are based on quoted swap rates, futures prices and interbank borrowing rates. Estimated cash flows are discounted using a yield curve constructed from similar sources and which reflects the relevant benchmark interbank rate used by market participants for this purpose when pricing interest rate swaps. The fair value estimate is subject to a credit risk adjustment that reflects the credit risk of the Company and of the counterparty; this is calculated based on credit spreads derived from current credit default swap or bond prices. The Company’s interest rate swap was settled in March of 2020.

•

Notes payable: The carrying amount of the Company’s debt approximates its fair value due to its variable interest rate that is tied to the current LIBOR rate plus an applicable spread and consistency in our credit ratings.

Fair Value Hierarchy

The following table presents the placement in the fair value hierarchy of assets and liabilities that are measured at fair value on a recurring basis (including items that are required to be measured at fair value) at December 31, 2020 and 2019:

	December 31, 2020	Fair value measurements at reporting date using
		Level 1	Level 2	Level 3
	(in thousands)
Liabilities:
Notes payable at fair value, net of debt issuance cost	157,747	—	157,747	—

Total	$157,747	$—	$157,747	$—

	December 31, 2019	Fair value measurements at reporting date using
		Level 1	Level 2	Level 3
	(in thousands)
Assets:
Interest rate swaps at fair value	$9	$—	$9	$—

Total	9	—	9	—

Liabilities:
Notes payable at fair value, net of debt issuance cost	3,313	—	3,313	—

Total	$3,313	$—	$3,313	$—

The Company’s accounting policy is to recognize transfers between levels of the fair value hierarchy on the date of the event or change in circumstances that caused the transfer. There were no transfers into or out of any level for the years ended December 31, 2020 and 2019.

The Company does not have any long-lived asset which is being measured at fair value on a recurring basis.

15. Commitments and Contingencies

Commitments

The following tables summarizes contractual obligations and commitments as of December 31, 2020:

	Payments due by Period
	Total	Less than 1 Year	1—3 Years	3—5 Years	More than 5 Years
	(in thousands)
Debt principal, interest and fees	$236,970	$17,438	$36,647	$38,584	$144,301
Operating lease obligations	7,475	774	1,763	1,865	3,073
Other contractual commitments	574	445	129	—	—

Total contractual obligations	$245,019	$18,657	$38,539	$40,449	$147,374

Debt Principal, Interest and Fees

Represents principal, estimated interest and fees on Notes payable. (See Note 8, “Notes Payable”). Since the Notes are subject to a floating rate, the estimated interest was based on the rate in effect during the last month of the fiscal year ended December 31, 2020.

Operating Lease Obligations

This relates to the lease of real property from third parties under non-cancelable operating leases. Total rent expense of $0.9 million, $0.6 million and $0.6 million was recognized for fiscal years 2020, 2019 and 2018, respectively. We recognize rent expense on a straight-line basis over the term of the lease, taking into account, when applicable, lessor incentives for tenant improvements. Deferred rent is recognized for the difference between the rent expense recognized on a straight-line basis and the payments made per the terms of the lease.

Other Contractual Commitments

Represents amounts payable to agreements related to information technology outsourcing services and other service agreements.

Office Space

On June 17, 2019, Open Lending, LLC executed a noncancellable operating lease agreement with G&I VII Barton Skyway, LP, a Delaware limited partnership (“Landlord”) to lease its current office space located at 1501 South MoPac Expressway, Suite 450, Austin, Texas 78746 for a period of 100 months starting on October 1, 2020. The Company moved into the new office space on September 1, 2020, which is considered as the lease commencement date under ASC 842. The Company does not have a lease payment due until four months after the stated commencement date per the agreement. The lease provides us with an extension option for a period of 60 months beyond the end of the initial term, subject to specific conditions outlined in the agreement. Prior to its move-in to the new office, the Company had an operating lease agreement for its office space at 901 S. MoPac Expressway, Bldg. 1, Austin, Texas 78746, which ended on September 30, 2020.

Contingencies

As of December 31, 2020, the Company is not involved in any claim, proceeding or litigation which may be deemed to have a material adverse effect on our consolidated financial statements taken as a whole.

16. Related Party Transactions

Pursuant to a Stock Repurchase Agreement, dated as of December 7, 2020, between Open Lending and the selling stockholders, as part of the underwritten public offering as described above, we repurchased from the selling stockholders an aggregate number of 1,395,089 shares of our common stock totaling $37.5 million at the same per share price paid by the underwriters to the selling stockholders in the offering.

On March 25, 2020, Ross Jessup, the CEO, borrowed $6.0 million from Open Lending, LLC in accordance with the promissory note in place and the loan was paid in full by Mr. Jessup on March 30, 2020, with proceeds received as result of the non-liquidating distribution paid by Open Lending, LLC to its members.

Open Lending. LLC incurred consulting expenses of approximately $0.7 million and $0.6 million in the years ended December 31, 2019 and 2018, respectively, with entities owned by members of our management team and board of directors. These expenses include consulting fees paid to EWMW, LP, owned by Sandy Watkins, former Chairman of Open Lending, LLC’s board of directors, fees for marketing services provided by Objective Advisors, Inc., owned by the wife of John Flynn, Chairman and CEO of Open Lending, and human resource services rendered by HireBetter, LLC, which is owned by Kurt Wilkin, a former member of Open Lending, LLC’s board of directors.

17. Retirement Plan

The Company has a 401(k)-profit sharing plan (the “401(k) Plan”) for the benefit of all employees who have attained the age of 21 years old and have completed 60 days of service. Eligible employees may contribute to the 401(k) Plan subject to certain limitations. Under the provisions of the 401(k) Plan, the Company will make a safe harbor non-elective contribution equal to 3% of each participant’s compensation and may make discretionary matching contributions, as well as profit sharing contributions, as determined by management. The Company made profit sharing contributions of $0, $33,600 and $33,000 in 2020, 2019, and 2018, respectively. The Company made safe harbor non-elective contributions of $377,724, $292,204, and $230,146 to the 401(k) Plan during the years ended December 31, 2020, 2019, and 2018, respectively.

18. Income Taxes

During the years ended December 31, 2020, 2019 and 2018, the Company recognized income tax expense (benefit) of $6.6 million, $(30,000) and $37,000 resulting in effective tax rates of (7.2)%, (0.1)% and 0.1%, respectively. The Company’s income tax expense for the year ended December 31, 2020 differs from amounts computed by applying the U.S. federal statutory tax rate of 21% primarily due to the impact of the change in fair value of the carrying amount of the contingent consideration being recorded in the Company’s statements of operations and comprehensive income (loss). The Company’s income tax expense for the years ended December 31, 2019 and 2018 differs from amounts computed by applying the U.S. federal statutory tax rate of 21% primarily due to the flow-thru entity structure prior to the Business Combination.

Net deferred tax assets totaling $89.9 million were recorded as of June 10, 2020 in relation to the Business Combination, of which $88.1 million was recorded to other non-current liabilities to reflect the Company’s estimated liability associated with the Tax Receivable Agreement, dated June 10, 2020, by and among Nebula, the Blocker, Blocker’s sole shareholder, and Open Lending, LLC and the excess amount of $1.9 million was recorded to additional paid-in capital.

The Company’s income tax expense (benefit) attributable to operations are as follows:

	Year Ended December 31,
	2020	2019	2018
	(in thousands)
Current tax expense:
Federal	$1,234	$—	$—
State	605	(30)	37
Deferred tax expense (benefit):
Federal	7,463	—	—
State	(2,729)	—	—

Income tax expense	$6,573	$(30)	$37

The components of the Company’s income tax expense are as follows:

	Year Ended December 31,
	2020		2019		2018
	(in thousands)	(rate reconciliation)	(in thousands)	(rate reconciliation)	(in thousands)	(rate reconciliation)
Income tax benefit computed at the statutory rate	$(19,102)	21.0%	$13,128	21.0%	$5,946	21.0%
State income taxes	(1,706)	1.9%	(30)	(0.1)%	37	0.1%
Income not subject to federal taxes	—	—%	(13,128)	(21.0)%	(5,946)	(21.0)%
Contingent consideration	27,706	(30.5)%	—	—%	—	—%
Other	(325)	0.4%	—	—%	—	—%

Income tax expense	$6,573	(7.2)%	$(30)	(0.1)%	$37	0.1%

The components of the Company’s deferred tax assets and liabilities are as follows:

	Year Ended December 31,
	2020	2019
	(in thousands)
Deferred tax assets
Investment in Lender’s Protection, LLC	$85,219	$—
Operating lease liability	1,394	—
Share-based compensation	37	—
Other	21	—

Deferred tax assets	$86,671	$—

Deferred tax liabilities
Operating lease asset	$(1,453)	$—

Deferred tax liabilities	$(1,453)	$—

Net deferred tax assets	$85,218	$—

As of December 31, 2020, the Company has assessed whether it is more likely than not that our deferred tax assets will be realized. In making this determination, the Company considers all available positive and negative evidence and makes certain assumptions. The Company considers, among other things, the reversal of its deferred tax liabilities, the overall business environment, its historical earnings and losses, current industry trends and its outlook for future years. The Company believes it is more-likely-than-not all deferred tax assets will be realized and has not recorded any valuation allowance as of December 31, 2020.

On March 27, 2020, the President of the United States signed into law the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), an economic stimulus package in response to the COVID-19 pandemic. The CARES Act contains several corporate income tax provisions intended to provide relief to taxpayers, most substantial of which relate to temporary net operating loss (“NOL”) carryback periods, temporary reductions in the limitation of business interest expense deductions, employee retention tax credits, and payroll tax relief, among other changes. As of December 31, 2020, the CARES Act provisions did not have a material impact on the Company’s current year provision or the consolidated financial statements.

Management of the Company has evaluated the aggregate exposure for uncertain tax positions for all open tax years and concluded that the Company and its predecessor have no material uncertain tax positions as of December 31, 2020 or for any open tax years. Tax penalties and interest are reflected in the consolidated statements of operations and comprehensive income (loss) in other expenses. The Company has not recorded any penalties or interest related to uncertain tax positions as of December 31, 2020 or for any open tax years.

19. Tax Receivable Agreement

In connection with the Business Combination, the Company entered into the Tax Receivable Agreement. The Tax Receivable Agreement generally provides for the payment by the Company to the Open Lending LLC unitholders and Blocker’s sole shareholder (the “TRA holders”), as applicable, of 85% of the net cash savings, if any, in U.S. federal, state and local income tax that the Company actually realizes (or are deemed to realize in certain circumstances) in periods after the Closing as a result of: (i) certain tax attributes of Blocker and/or Open Lending, LLC that existed prior to the Business Combination and were attributable to the Blocker; (ii) certain increases in the tax basis of Open Lending, LLC’s assets resulting from the Transactions; (iii) imputed interest deemed to be paid by the Company as a result of payments the Company makes under the Tax Receivable Agreement; and (iv) certain increases in tax basis resulting from payments the Company makes under the Tax Receivable Agreement. The Company will retain the benefit of the remaining 15% of these cash savings.

For the year ending December 31, 2020, other income (expense) includes a $(4.3) million non-cash charge related to a change in the measurement of our Tax Receivable Agreement liability as a result of changes in our blended state tax rate. Please see Note 18 “Income Taxes”.

The liability for the Tax Receivable Agreement was $92.4 million as of December 31, 2020, which is classified as other non-current liabilities on our consolidated balance sheet. The deferred tax asset for the Tax Receivable Agreement were $104.9 million, which were recognized due to the increase in tax basis and certain tax benefits attributable to imputed interest, and are reflected as part of the investment in Lender’s Protection, LLC deferred tax asset above. The Company expects to benefit from the remaining 15% of cash savings, if any, realized.

20. Quarterly Results of Operations (Unaudited)

Consolidated quarterly results of operations for fiscal year 2020 and 2019 were as follows:

	Quarter Ended
	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020
	(in thousands, except per share data)
2020
Total revenue	17,430	22,067	29,762	39,633
Gross profit	14,935	20,240	27,266	36,665
Operating income	8,931	3,946	19,554	24,286
Change in fair value of contingent consideration	—	(48,802)	(83,130)	—
Net income (loss) and comprehensive income (loss)	8,172	(49,805)	(71,133)	15,202
Basic net income (loss) per common share	$0.29	$(1.01)	$(0.62)	$0.12
Diluted net income (loss) per common share	$0.16	$(1.01)	$(0.62)	$0.12

	Quarter Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019
	(in thousands, except per share data)
2019
Total revenue	$19,484	$25,183	$22,104	$26,076
Gross profit	$17,957	$23,116	$20,181	$23,787
Operating income	$12,863	$17,580	$14,817	$17,355
Net income (loss) and comprehensive income (loss)	$12,904	$17,484	$14,716	$17,440
Basic net income (loss) per common share	$(0.34)	$(0.19)	$(1.25)	$(1.19)
Diluted net income (loss) per common share	$(0.34)	$(0.19)	$(1.25)	$(1.19)

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

Nebula Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Nebula Acquisition Corporation and Subsidiaries (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, changes in stockholders’ equity and cash flows, for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, if the Company is unable to complete a Business Combination by the close of business on June 12, 2020, then the Company will cease all operations except for the purpose of liquidating. This date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2017.

New York, New York

February 14, 2020

NEBULA ACQUISITION CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2019	2018
Assets:
Current assets:
Cash	$1,299,288	$1,183,723
Prepaid expenses	138,279	5,000

Total current assets	1,437,567	1,188,723
Investment held in Trust Account	281,229,266	278,323,607

Total assets	$282,666,833	$279,512,330

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable and accrued expenses	$719,247	$11,155
Due to related party	203,630	95,865
Franchise tax payable	—	200,000
Income tax payable	—	55,399

Total current liabilities	922,877	362,419
Deferred underwriting commissions	9,625,000	9,625,000

Total liabilities	10,547,877	9,987,419
Commitments
Class A common stock, $0.0001 par value; 26,711,895 and 26,452,491 shares subject to possible redemption at December 31, 2019 and 2018, respectively	267,118,950	264,524,910
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at December 31, 2019 and 2018	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 788,105 and 1,047,509 shares issued and outstanding (excluding 26,711,895 and 26,452,491 shares subject to possible redemption) at December 31, 2019 and 2018, respectively	79	105
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 6,875,000 shares issued and outstanding at December 31, 2019 and 2018, respectively	688	688
Additional paid-in capital	—	2,344,778
Retained earnings	4,999,239	2,654,430

Total stockholders’ equity	5,000,006	5,000,001

Total Liabilities and Stockholders’ Equity	$282,666,833	$279,512,330

The accompanying notes are an integral part of these consolidated financial statements.

NEBULA ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2019	2018
General and administrative costs	$1,179,661	$384,096
Franchise tax expense	1,069,448	199,000

Loss from operations	(2,249,109)	(583,096)
Investment income on Trust Account	5,845,402	4,083,807

Income before income tax expense	3,596,293	3,500,711
Income tax expense	1,002,248	815,599

Net income	$2,594,045	$2,685,112

Weighted average shares outstanding of Class A common stock	27,500,000	27,500,000

Basic and diluted net income per share, Class A	$0.14	$0.10

Weighted average shares outstanding of Class B common stock	6,875,000	6,875,000

Basic and diluted net income per share, Class B	$(0.17)	$(0.00)

The accompanying notes are an integral part of these consolidated financial statements.

NEBULA ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock					Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity (Deficit)
	Class A		Class B		Additional Paid-In Capital
	Shares	Amount	Shares	Amount
Balance—December 31, 2017	—	$—	7,187,500	$719	$24,281	$(30,682)	$(5,682)

Sale of units in initial public offering, net of offering costs	27,500,000	2,750	—	—	259,342,731	—	259,345,481
Sale of private placement warrants to Sponsor in private placement	—	—	—	—	7,500,000	—	7,500,000
Forfeiture of Class B common stock	—	—	(312,500)	(31)	31	—	—
Common stock subject to possible redemption	(26,452,491)	(2,645)	—	—	(264,522,265)	—	(264,524,910)
Net income	—	—	—	—	—	2,685,112	2,685,112

Balance—December 31, 2018	1,047,509	$105	6,875,000	$688	$2,344,778	2,654,430	$5,000,001

Common stock subject to possible redemption	(259,404)	(26)	—	—	(2,344,778)	(249,236)	(2,594,040)
Net income	—	—	—	—	—	2,594,045	2,594,045

Balance—December 31, 2019	788,105	$79	6,875,000	$688	$—	$4,999,239	$5,000,006

The accompanying notes are an integral part of these consolidated financial statements.

NEBULA ACQUISITION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2019	2018
Cash Flows from Operating Activities:
Net income	$2,594,045	$2,685,112
Adjustments to reconcile net income to net cash used in operating activities:
Income earned on investment held in Trust Account	(5,845,402)	(4,083,807)
Changes in operating assets and liabilities:
Prepaid expenses	(133,279)	(5,000)
Accounts payable and accrued expenses	708,092	(18,245)
Due to related party	107,765	95,865
Franchise tax payable	(200,000)	200,000
Income tax payable	(55,399)	55,399

Net cash used in operating activities	(2,824,178)	(1,070,676)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	—	(275,000,000)
Investment income released from Trust Account	2,939,743	760,200

Net cash provided by (used in) investing activities	2,939,743	(274,239,800)

Cash Flows from Financing Activities:
Proceeds received from initial public offering	—	275,000,000
Payment of offering costs	—	(5,809,600)
Proceeds received from private placement	—	7,500,000
Repayment of note from related party	—	(221,201)

Net cash provided by financing activities	—	276,469,199

Net increase in cash	115,565	1,158,723
Cash—beginning of the year	1,183,723	25,000

Cash—end of the year	$1,299,288	$1,183,723

Supplemental disclosure of noncash activities:
Deferred underwriting commissions charged to additional paid-in capital in connection with the initial public offering	$—	$9,625,000
Reclassification of deferred offering costs to equity upon completion of the initial public offering	$—	$219,919
Change in value of Class A common stock subject to possible redemption	$2,594,040	$264,524,910
Supplemental cash flow disclosure:
Cash paid for income taxes	$1,157,635	$760,200

The accompanying notes are an integral part of these consolidated financial statements.

NEBULA ACQUISITION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1-DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General

Nebula Acquisition Corporation (the “Company” or “NAC”) was incorporated in Delaware on October 2, 2017. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

At December 31, 2019, the Company had not commenced any operations. All activity for the period from October 2, 2017 (inception) through December 31, 2019 relates to the Company’s formation, the initial public offering (“Initial Public Offering”) described below, and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of investment income from the proceeds derived from the Initial Public Offering. The fiscal year of the Company is the twelve- month calendar period from January 1 through December 31.

Sponsor and Financing

The Company’s sponsor is Nebula Holdings, LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Initial Public Offering was declared effective by the United States Securities and Exchange Commission (the “SEC”) on January 9, 2018. The Company consummated its Initial Public Offering of 27,500,000 Units, including the issuance of 2,500,000 Units as a result of the underwriters’ partial exercise of their over-allotment option at $10.00 per Unit, generating gross proceeds of $275 million and incurring offering costs of approximately $15.7 million, inclusive of $9.625 million in deferred underwriting commissions (Note 3).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 5,000,000 warrants (the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant, with the Sponsor, generating gross proceeds of $7.5 million (Note 4).

The Trust Account

Funds from the Initial Public Offering have been placed in a trust account (“Trust Account”) with American Stock Transfer and Trust Company. The proceeds held in the Trust Account may only be invested in U.S. government treasury bills with a maturity of one hundred eighty (180) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and that invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay franchise and income taxes (less up to $500,000 of interest released to the Company for working capital purposes, which was withdrawn by the Company in December 2019, and $100,000 of interest to pay dissolution expenses, if any), none of the funds held in the Trust Account will be released until the earlier of:

NEBULA ACQUISITION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(i) the completion of the initial Business Combination; (ii) the redemption of any shares of Class A common stock included in the Units (the “Public Shares”) sold in the Initial Public Offering that have been properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of its obligation to redeem 100% of such shares of Class A common stock if it does not complete the initial Business Combination within the Combination Period (defined below); and (iii) the redemption of 100% of the shares of Class A common stock included in the Units sold in the Initial Public Offering if the Company is unable to complete an initial Business Combination within the Combination Period (subject to the requirements of law). The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward consummating an initial Business Combination. The initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an initial Business Combination.

The Company, after signing a definitive agreement for an initial Business Combination, will either (i) seek stockholder approval of the initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes and up to $500,000 of interest which may be released to the Company for working capital purposes, which was withdrawn by the Company in December 2019, or (ii) provide stockholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest (which interest shall be net of taxes payable and up to $500,000 for working capital purposes, which was withdrawn by the Company in December 2019). The decision as to whether the Company will seek stockholder approval of the initial Business Combination or will allow stockholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under NASDAQ rules. If the Company seeks stockholder approval, it will complete its initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of the initial Business Combination. In such case, the Company would not proceed with the redemption of its Public Shares and the related initial Business Combination, and instead may search for an alternate initial Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to

NEBULA ACQUISITION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the consummation of the initial Business Combination, including interest earned on the funds held in the trust account and not previously released to the Company to pay its franchise and income taxes (less up to $500,000 of interest released to the Company for working capital purposes, which was withdrawn by the Company in December 2019). As a result, such shares of Class A common stock have been recorded at redemption amount and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

Pursuant to the Company’s amended and restated certificate of incorporation, the Company has 24 months from the closing of the Initial Public Offering to complete the initial Business Combination. On January 9, 2020, the Company held a special meeting of stockholders (the “Meeting”), and the stockholders approved an amendment (the “Charter Amendment”) to the Company’s amended and restated certificate of incorporation to extend the date by which the Company has to consummate a business combination (the “Extension”) for an additional five months, from January 12, 2020 to June 12, 2020 (the “Combination Period”). If the Company is unable to complete the initial Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes (less up to $500,000 of interest released to the Company for working capital purposes, which was withdrawn by the Company in December 2019, and $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and the Company’s officers and directors entered into a letter agreement with the Company, pursuant to which they agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below) held by them if the Company fails to complete the initial Business Combination within the Combination Period. However, if the Sponsor or any of the Company’s directors, officers or affiliate acquires shares of Class A common stock in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the initial Business Combination within the Combination Period.

In the event of a liquidation, dissolution or winding up of the Company after an initial Business Combination, the Company’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that the Company will provide its stockholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of the initial Business Combination, subject to the limitations described herein.

On January 5, 2020, the Company, BRP Hold 11, Inc., a Delaware corporation (“Blocker”), the Blocker’s sole stockholder (the “Blocker Holder”), Nebula Parent Corp., a Delaware corporation (“ParentCo”), NBLA Merger Sub LLC, a Texas limited liability company (“Merger Sub LLC”), NBLA Merger Sub Corp., a Delaware corporation (“Merger Sub Corp”), Open Lending, LLC, a Texas limited liability company (the “Target”), and Shareholder Representative Services LLC, a Colorado limited liability company, as the Stockholder

NEBULA ACQUISITION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Representative, entered into a business combination agreement (the “Agreement”) pursuant to which NAC will acquire the Target for consideration of a combination of cash and shares, as disclosed in Form 8-K filing on January 6, 2020.

Going Concern Consideration

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Updated (“ASU”) 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, management has determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after June 12, 2020.

As of December 31, 2019, the Company had approximately $1.3 million in its operating bank account, approximately $6.2 million of investment income available in the Trust Account to pay for franchise and income taxes (less up to $500,000 of investment income released to the Company for working capital purposes, which was withdrawn by the Company in December 2019, and $100,000 of investment income to pay dissolution expenses), and working capital surplus of approximately $515,000.

Through December 31, 2019, the Company’s liquidity needs have been satisfied through receipt of a $25,000 capital contribution from the Sponsor in exchange for the issuance of the Founder Shares (Note 5) to the Sponsor, and an aggregate of approximately $204,000 in advances due to related party, which is discussed in Note 4, approximately $291,000 in loans from the Sponsor, the net proceeds from the consummation of the Private Placement not held in Trust, and proceeds from investment income released from Trust Account since inception of approximately $3.2 million and $500,000 for taxes and working capital purposes, respectively. The Company repaid the loans from the Sponsor in full in February 2018. The Company anticipated that it may need to obtain additional loans from the Sponsor or obtain funding from other sources in order to satisfy our working capital requirements through June 12, 2020, our mandatory liquidation date.

NOTE 2-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Principles of Consolidation

The consolidated financial statements of the Company include all of its wholly-owned subsidiaries, which were incorporated in Delaware on December 23, 2019 in connection with the planned merger. All inter-company accounts and transactions are eliminated in consolidation.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the

NEBULA ACQUISITION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual results could differ from those estimates.

NEBULA ACQUISITION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Offering Costs

The Company complies with the requirements of the FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A-Expenses of Offering.” Offering costs consist of costs incurred in connection with formation and preparation for the Initial Public Offering. These costs, together with the underwriter discount, was charged to additional paid-in capital upon completion of the Initial Public Offering.

Class A Common Stock subject to possible redemption

As discussed in Note 1, all of the 27,500,000 common shares sold as part of a Unit in the Initial Public Offering contain a redemption feature which allows for the redemption of common shares under the Company’s Liquidation or Tender Offer/Stockholder Approval provisions. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its Public Shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the security at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock shall be affected by charges against additional paid-in capital. Accordingly, at December 31, 2019 and 2018, 26,711,895 and 26,452,491 of the 27,500,000 Public Shares were classified outside of permanent equity, respectively.

Net Income per Share

Net income per share is computed by dividing net income by the weighted-average number of common stock outstanding during the periods. The Company has not considered the effect of the warrants sold in the initial Public Offering (including the consummation of the over-allotment) and Private Placement to purchase an aggregate of 14,166,667 shares of the Company’s Class A common stock in the calculation of diluted income per share, since their inclusion would be anti-dilutive under the treasury stock method.

The Company’s statements of operations include a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for Class A common stock is calculated by dividing the interest income earned on the Trust Account, net of applicable taxes and funds available to be withdrawn from Trust for working capital purposes, by the weighted average number of Class A common stock outstanding for the period. Net income per share, basic and diluted for Class B common stock is calculated by dividing the net income, less income attributable to Public Shares, by the weighted average number of Class B common stock outstanding for the periods.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement’s carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets

NEBULA ACQUISITION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

to the amount expected to be realized. Management has determined that a full valuation allowance on the deferred tax asset (related to start up costs) is appropriate at this time after consideration of all available positive and negative evidence related to the realization of the deferred tax asset.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2019 or December 31, 2018. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2019 or December 31, 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have an effect on the Company’s consolidated financial statements.

Note 3-Public Offering

On January 12, 2018, the Company sold 27,500,000 Units, including the issuance of 2,500,000 Units as a result of the underwriters’ partial exercise of their over-allotment option, at a price of $10.00 per Unit.

Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-third of one redeemable warrant (each, a “Warrant” and, collectively, the “Warrants”). Each whole Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share. No fractional shares will be issued upon separation of the Units and only whole Warrants will trade. Each Warrant will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 12 months from the closing of the Initial Public Offering and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, if and only if the last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sent the notice of redemption to the Warrant holders.

The Company granted the underwriters a 45-day option to purchase up to 3,750,000 additional Units to cover any over-allotments at the initial public offering price less the underwriting discounts and commissions. The Units that were issued in connection with the over-allotment option are identical to the Units issued in the Initial Public Offering. On January 12, 2018, the Company was advised by the underwriters’ that it had elected to exercise a portion of the over-allotment option for 2,500,000 additional Units for additional gross proceeds of $25 million. The partial exercise resulted in a forfeiture of 312,500 shares of Class B common stock during the year ended December 31, 2018.

The Company paid an underwriting discount of 2.0% of the per Unit offering price to the underwriters at the closing of the Initial Public Offering (or $5.5 million), with an additional fee (the “Deferred Discount”) of 3.5% of the gross offering proceeds (or $9.625 million) payable upon the Company’s completion of an initial Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial Business Combination.

NEBULA ACQUISITION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4-Related Party Transactions

Founder Shares

On October 16, 2017, the Sponsor purchased 7,187,500 shares of Class B common stock (the “Founder Shares”) for an aggregate price of $25,000. As used herein, unless the context otherwise requires, Founder Shares shall be deemed to include the shares of Class A common stock issuable upon conversion thereof. The Founder Shares are identical to the Class A common stock included in the Units sold in the Initial Public Offering except that the Founder Shares automatically convert into shares of Class A common stock at the time of the Company’s initial Business Combination and are subject to certain transfer restrictions, as described in more detail below. Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time. The Sponsor agreed to forfeit up to 937,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters so that the Founder Shares will represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering (see Note 5). In December 2017, the Sponsor transferred 25,000 Founder Shares to each of the Company’s then independent directors, at the original per share purchase price. Also, in January 2018, another 25,000 Founder Shares were transferred to one of the Company’s independent directors. The 100,000 Founder Shares held by the Company’s independent directors was not subject to forfeiture in the event the underwriters’ over-allotment option was not exercised. On January 12, 2018, the Company was advised by the underwriters’ that it had elected to exercise a portion of the over-allotment option for 2,500,000 additional Units for additional gross proceeds of $25 million. The partial exercise resulted in a forfeiture of 312,500 shares of Class B common stock during the year ended December 31, 2018.

The Company’s initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement

Simultaneously with the closing of the Initial Public Offering on January 12, 2018, the Sponsor paid the Company $7.5 million for 5,000,000 Private Placement Warrants at a price of $1.50 per whole warrant. Each whole Private Placement Warrant is exercisable for one whole share of the Company’s Class A common stock at a price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants has been added to the proceeds from the Initial Public Offering held in the Trust Account. If the initial Business Combination is not completed within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

NEBULA ACQUISITION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Registration Rights

The holders of Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans, if any, are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) pursuant to a registration rights agreement signed on January 12, 2018. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Related Party Loans

The Company’s Sponsor had loaned the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable on the earlier of March 31, 2018 or upon the completion of the Initial Public Offering. The Company borrowed approximately $291,000 under the Note and repaid this amount in full in February 2018.

Due to Related Party

An affiliate of the Company paid general and administrative expenses on behalf of the Company. An aggregate of approximately $204,000 and $96,000, as reflected in the accompanying balance sheets are outstanding as of December 31, 2019 and 2018, respectively. These amounts are due on demand and are non-interest bearing.

Note 5-Stockholders’ Equity

Common Stock

The authorized common stock of the Company includes up to 100,000,000 shares of Class A common stock and 10,000,000 shares of Class B common stock. If the Company enters into an initial Business Combination, it may (depending on the terms of such an initial Business Combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the initial Business Combination to the extent the Company seeks stockholder approval in connection with the initial Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock.

On October 16, 2017, the Sponsor purchased 7,187,500 shares of Class B common stock for $25,000. The Sponsor had agreed to forfeit up to 937,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters so that the Founder Shares will represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On January 12, 2018, the Company was advised by the underwriters’ that it had elected to exercise a portion of the over-allotment option for 2,500,000 additional Units for additional gross proceeds of $25 million. The partial exercise resulted in the forfeiture of 312,500 shares of Class B common stock during the year ended December 31, 2018. As of December 31, 2019 and 2018, there were 6,875,000 shares of Class B common stock issued and outstanding and 27,500,000 shares of Class A common stock outstanding and 26,711,895 and 26,452,491 of the shares of Class A common stock are classified outside of equity as redeemable common stock, respectively.

NEBULA ACQUISITION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2019 and 2018, there were no shares of preferred stock issued or outstanding.

Warrants

The public warrants may only be exercised for a whole number of shares. No fractional public warrants will be issued upon separation of the units and only whole public warrants will trade. The public warrants will become exercisable on the later of (a) 30 days after the completion of a business combination or (b) 12 months from the closing of the initial public offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the public warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their public warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a business combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the public warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the public warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) day after the closing of the initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The public warrants will expire five years after the completion of a business combination or earlier upon redemption or liquidation.

The private placement warrants are identical to the public warrants underlying the units sold in the initial public offering, except that the private placement warrants and the Class A common stock issuable upon exercise of the private placement warrants will not be transferable, assignable or salable until 30 days after the completion of a business combination, subject to certain limited exceptions. Additionally, the private placement warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the private placement warrants are held by someone other than the initial shareholders or their permitted transferees, the private placement warrants will be redeemable by the Company and exercisable by such holders on the same basis as the public warrants.

The Company may call the public warrants for redemption (except with respect to the private placement warrants):

•	in whole and not in part

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported closing price of the common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the public warrants for redemption, management will have the option to require all holders that wish to exercise the public warrants to do so on a “cashless basis,” as described in the warrant agreement.

NEBULA ACQUISITION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The exercise price and number of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants shares. If the Company is unable to complete a business combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 6-Fair Value Measurements

The following table presents information about the Company’s assets that are measured on a recurring basis as of December 31, 2019 and 2018 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

December 31, 2019

	Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investment held in Trust Account		$281,229,266	—	—

December 31, 2018

	Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investment held in Trust Account		$278,323,607	—	—

At December 31, 2019 and 2018, the investments held in the Trust Account were held in marketable equity securities.

Note 7 — Income Taxes

The income tax provision (benefit) consists of the following:

	December 31,
	2019	2018
Current
Federal	$1,002,248	$815,599
State	—	—
Deferred
Federal	(245,853)	(79,895)
State	—	—
Change in valuation allowance	245,853	79,895

Income tax provision expense	$1,002,248	$815,599

NEBULA ACQUISITION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company’s net deferred tax assets are as follows:

	December 31,
	2019	2018
Deferred tax asset
Startup/Organizational Costs	$325,748	$79,895

Total deferred tax assets	325,748	79,895
Valuation Allowance	(325,748)	(79,895)

Deferred tax asset, net of allowance	$—	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, Management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the years ended December 31, 2019 and 2018, the valuation allowance were approximately $326,000 and $80,000, respectively.

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate is as follows:

	December 31,
	2019	2018
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Federal tax rate change	0.0%	0.0%
Meals & entertainment	0.0%	0.0%
Valuation allowance	6.8%	2.3%

Income tax provision expense	27.8%	23.3%

Note 8 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were available to be issued, and determined that there have been no events that have occurred that would require adjustments to the disclosures in the consolidated financial statements, except as disclosed in Note 1.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

Nebula Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Nebula Acquisition Corporation (the “Company”) as of December 31, 2018 and 2017, and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows, for the year ended December 31, 2018 and for the period from October 2, 2017 (inception) through December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the year ended December 31, 2018 and for the period from October 2, 2017 (inception) through December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to complete a Business Combination by January 12, 2020, then the Company will cease all operations except for the purpose of liquidating. This date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits are accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2017.

New York, New York

February 15, 2019

NEBULA ACQUISITION CORPORATION

BALANCE SHEETS

	December 31,
	2018	2017
Assets:
Current assets:
Cash	$1,183,723	$25,000
Prepaid expenses	5,000	—

Total current assets	1,188,723	25,000
Investment held in Trust Account	278,323,607	—
Deferred offering costs associated with initial public offering	—	219,919

Total assets	$279,512,330	$244,919

Liabilities and Stockholders’ Equity (Deficit):
Current liabilities:
Accounts payable	$11,155	$—
Accrued expenses	—	29,400
Due to related party	95,865	—
Franchise tax payable	200,000	—
Income tax payable	55,399	—
Note payable—related party	—	221,201

Total current liabilities	362,419	250,601
Deferred underwriting commissions	9,625,000	—

Total liabilities	9,987,419	250,601
Commitments
Class A common stock, $0.0001 par value; 26,452,491 and -0- shares subject to possible redemption at December 31, 2018 and 2017, respectively	264,524,910	—
Stockholders’ Equity (Deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at December 31, 2018 and 2017	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 1,047,509 and -0- shares issued and outstanding (excluding 26,452,491 and -0- shares subject to possible redemption) at December 31, 2018 and 2017, respectively	105	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 6,875,000 and 7,187,500 shares issued and outstanding at December 31, 2018 and 2017, respectively	688	719
Additional paid-in capital	2,344,778	24,281
Retained earnings (accumulated deficit)	2,654,430	(30,682)

Total stockholders’ equity (deficit)	5,000,001	(5,682)

Total Liabilities and Stockholders’ Equity (Deficit)	$279,512,330	$244,919

The accompanying notes are an integral part of these financial statements.

NEBULA ACQUISITION CORPORATION

STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2018	For the Period from October 2, 2017 (inception) through December 31, 2017
General and administrative costs	$384,096	$30,682
Franchise tax expense	199,000	—

Loss from operations	(583,096)	(30,682)
Investment income on Trust Account	4,083,807	—

Income before income tax expense	3,500,711	(30,682)
Income tax expense	815,599	—

Net income (loss)	$2,685,112	$(30,682)

Weighted average shares outstanding of Class A common stock	27,500,000	6,250,000

Basic and diluted net income per share, Class A	$0.10	$(0.00)

Weighted average shares outstanding of Class B common stock	6,875,000	6,250,000

Basic and diluted net income per share, Class B	$(0.00)	$(0.00)

The accompanying notes are an integral part of these financial statements.

NEBULA ACQUISITION CORPORATION

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

							Total
	Common Stock				Additional		Stockholders’
	Class A		Class B		Paid-In	Retained	Equity
	Shares	Amount	Shares	Amount	Capital	Earnings	(Deficit)
Balance—October 2, 2017 (inception)	—	$—	—	$—	$—	$—	$—

Issuance of Class B common stock to Sponsor	—	—	7,187,500	719	24,281	—	25,000
Net loss	—	—	—	—	—	(30,682)	(30,682)

Balance—December 31, 2017	—	$—	7,187,500	$719	$24,281	$(30,682)	$(5,682)

Sale of units in initial public offering, net of offering costs	27,500,000	2,750	—	—	259,342,731	—	259,345,481
Sale of private placement warrants to Sponsor in private placement	—	—	—	—	7,500,000	—	7,500,000
Forfeiture of Class B common stock	—	—	(312,500)	(31)	31	—	—
Common stock subject to possible redemption	(26,452,491)	(2,645)	—	—	(264,522,265)	—	(264,524,910)
Net income	—	—	—	—	—	2,685,112	2,685,112

Balance—December 31, 2018	1,047,509	$105	6,875,000	$688	$2,344,778	2,654,430	$5,000,001

The accompanying notes are an integral part of these financial statements.

NEBULA ACQUISITION CORPORATION

STATEMENT OF CASH FLOWS

	For the Year Ended December 31, 2018	For the Period from October 2, 2017 (inception) through December 31, 2017
Cash Flows from Operating Activities:
Net income (loss)	$2,685,112	$(30,682)
Adjustments to reconcile net income to net cash used in operating activities:
Income earned on investment held in Trust Account	(4,083,807)	—
Operating costs paid by related party	—	29,282
Changes in operating assets and liabilities:
Prepaid expenses	(5,000)	—
Accounts payable	11,155	—
Accrued expenses	(29,400)	1,400
Due to related party	95,865	—
Franchise tax payable	200,000	—
Income tax payable	55,399	—

Net cash used in operating activities	(1,070,676)	—

Cash Flows from Investing Activities
Cash deposited in Trust Account	(275,000,000)	—
Investment income released from Trust Account to pay taxes	760,200	—

Net cash used in investing activities	(274,239,800)	—

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds received from initial public offering	275,000,000	—
Payment of offering costs	(5,809,600)	—
Proceeds received from private placement	7,500,000	—
Repayment of note from related party	(221,201)	—

Net cash provided by financing activities	276,469,199	25,000

Net increase in cash	1,158,723	25,000
Cash—beginning of the period	25,000	—

Cash—end of the period	$1,183,723	$25,000

Supplemental disclosure of noncash investing and financing activities:
Deferred underwriting commissions charged to additional paid-in capital in connection with the initial public offering	$9,625,000	$—

Reclassification of deferred offering costs to equity upon completion of the initial public offering	$219,919	$—

Change in value of Class A common stock subject to possible redemption	$264,524,910	$—

Offering costs included in note payable	$—	$191,919

Offering costs included in accrued expenses	$—	$28,000

Supplemental cash flow disclosure:
Cash paid for income taxes	$760,200	$—

The accompanying notes are an integral part of these financial statements.

NOTE 1—DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General

Nebula Acquisition Corporation (the “Company”) was incorporated in Delaware on October 2, 2017. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

At December 31, 2018, the Company had not commenced any operations. All activity for the period from October 2, 2017 (inception) through December 31, 2018 relates to the Company’s formation, the initial public offering (“Initial Public Offering”) described below, and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of investment income from the proceeds derived from the Initial Public Offering. The fiscal year of the Company is the twelve- month calendar period from January 1 through December 31.

Sponsor and Financing

The Company’s sponsor is Nebula Holdings, LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective by the United States Securities and Exchange Commission (the “SEC”) on January 9, 2018. The Company consummated its Initial Public Offering of 27,500,000 Units, including the issuance of 2,500,000 Units as a result of the underwriters’ partial exercise of their over-allotment option at $10.00 per Unit, generating gross proceeds of $275 million and incurring offering costs of approximately $15.7 million, inclusive of $9.625 million in deferred underwriting commissions (Note 3).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 5,000,000 warrants (the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant, with the Company’s Sponsor, generating gross proceeds of $7.5 million (Note 4).

The Trust Account

Funds from the Initial Public Offering have been placed in a trust account (“Trust Account”) with American Stock Transfer and Trust Company. The proceeds held in the Trust Account may only be invested in U.S. government treasury bills with a maturity of one hundred eighty (180) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940 and that invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay franchise and income taxes (less up to $500,000 of interest released to the Company for working capital purposes and $100,000 of interest to pay dissolution expenses, if any), none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the initial Business Combination; (ii) the redemption of any shares of Class A common stock included in the Units (the “Public Shares”) sold in the Initial Public Offering that have been properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of its obligation to redeem 100% of such shares of Class A common stock if it does not complete the initial Business Combination within the Combination Period (defined below); and (iii) the redemption of 100% of the shares of Class A common stock included in the Units sold in the Initial Public Offering if the Company is unable to complete an initial Business Combination within the Combination Period (subject to the requirements of law). The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

Initial Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering, although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward consummating an initial Business Combination. The initial Business Combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect an initial Business Combination.

The Company, after signing a definitive agreement for an initial Business Combination, will either (i) seek stockholder approval of the initial Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the initial Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes and up to $500,000 of interest which may be released to the Company for working capital purposes, or (ii) provide stockholders with the opportunity to sell their Public Shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest (which interest shall be net of taxes payable and up to $500,000 for working capital amounts released to the Company). The decision as to whether the Company will seek stockholder approval of the initial Business Combination or will allow stockholders to sell their Public Shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under NASDAQ rules. If the Company seeks stockholder approval, it will complete its initial Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the initial Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of the initial Business Combination. In such case, the Company would not proceed with the redemption of its Public Shares and the related initial Business Combination, and instead may search for an alternate initial Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with an initial Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the trust account and not previously released to the Company to pay its franchise and income taxes (less up to $500,000 of interest released to the Company for working capital purposes). As a result, such shares of Class A common stock have been recorded at redemption amount and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, “Distinguishing Liabilities from Equity.”

Pursuant to the Company’s amended and restated certificate of incorporation, if the Company is unable to complete the initial Business Combination within 24 months from the closing of the Initial Public Offering (“Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its franchise and income taxes (less up to $500,000 of interest released to the Company for working capital purposes and $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and the Company’s officers and directors entered into a letter agreement with the Company, pursuant to which they agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares (as defined below) held by them if the Company fails to complete the initial Business Combination within the Combination Period. However, if the Sponsor or any of the Company’s directors, officers or affiliate acquires shares of Class A common stock in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete the initial Business Combination within the Combination Period.

In the event of a liquidation, dissolution or winding up of the Company after an initial Business Combination, the Company’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. The Company’s stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that the Company will provide its stockholders with the opportunity to redeem their Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, upon the completion of the initial Business Combination, subject to the limitations described herein.

Going Concern Consideration

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Updated (“ASU”) 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, management has determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after January 12, 2020.

As of December 31, 2018, the Company had approximately $1.2 million in its operating bank account, approximately $3.3 million of investment income available in the Trust Account to pay for franchise and income taxes (less up to $500,000 of investment income released to the Company for working capital purposes and $100,000 of investment income to pay dissolution expenses).

Through December 31, 2018, the Company’s liquidity needs have been satisfied through receipt of a $25,000 capital contribution from the Sponsor in exchange for the issuance of the Founder Shares (Note 5) to the Sponsor, approximately $291,000 in loans from the Sponsor, the net proceeds from the consummation of the Private Placement not held in Trust, and approximately $760,000 in proceeds from investment income released from Trust Account to pay for taxes during the year ended December 31, 2018. The Company repaid the loans from the Sponsor in full in February 2018.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Use of Estimates

The preparation of the financial statement in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement. Actual results could differ from those estimates.

Offering Costs

The Company complies with the requirements of the FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A —“Expenses of Offering.” Offering costs consist of costs incurred in connection with formation and preparation for the Initial Public Offering. These costs, together with the underwriter discount, was charged to additional paid-in capital upon completion of the Initial Public Offering.

Class A Common Stock subject to possible redemption

As discussed in Note 1, all of the 27,500,000 common shares sold as part of a Unit in the Initial Public Offering contain a redemption feature which allows for the redemption of common shares under the Company’s Liquidation or Tender Offer/Stockholder Approval provisions. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its Public Shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the security at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock shall be affected by charges against additional paid-in capital. Accordingly, at December 31, 2018, 26,452,491 of the 27,500,000 Public Shares were classified outside of permanent equity.

Net Income per Share

Net income per share is computed by dividing net income by the weighted-average number of common stock outstanding during the periods. The Company has not considered the effect of the warrants sold in the initial Public Offering (including the consummation of the over-allotment) and Private Placement to purchase an aggregate of 14,166,667 shares of the Company’s Class A common stock in the calculation of diluted income per share, since their inclusion would be anti-dilutive under the treasury stock method.

The Company’s statements of operations includes a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per share, basic and diluted for Class A common stock is calculated by dividing the interest income earned on the Trust Account, net of applicable taxes and funds available to be withdrawn from Trust for working capital purposes, by the weighted average number of Class A common stock outstanding for the period. Net income per share, basic and diluted for Class B common stock is calculated by dividing the net income, less income attributable to Public shares, by the weighted average number of Class B common stock outstanding for the period.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement’s carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2018 or December 31, 2017. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2018 or December 31, 2017. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

In August 2018, the SEC adopted the final rule under SEC Release No. 33-10532, “Disclosure Update and Simplification”, amending certain disclosure requirements that were redundant, duplicative, overlapping, outdated or superseded. In addition, the amendments expanded the disclosure requirements on the analysis of stockholders’ equity for interim financial statements. Under the amendments, an analysis of changes in each caption of stockholders’ equity presented in the balance sheet must be provided in a note or separate statement. The analysis should present a reconciliation of the beginning balance to the ending balance of each period for which a statement of comprehensive income is required to be filed. The Company anticipates its first presentation of changes in stockholders’ equity will be included in its Form 10-Q for the quarter ended March 31, 2019.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have an effect on the Company’s financial statements.

Note 3—Public Offering

On January 12, 2018, the Company sold 27,500,000 Units, including the issuance of 2,500,000 Units as a result of the underwriters’ partial exercise of their over-allotment option, at a price of $10.00 per Unit.

Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-third of one redeemable warrant (each, a “Warrant” and, collectively, the “Warrants”). Each whole Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share. No fractional shares will be issued upon separation of the Units and only whole Warrants will trade. Each Warrant will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 12 months from the closing of the Initial Public Offering and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, if and only if the last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sent the notice of redemption to the Warrant holders.

The Company granted the underwriters a 45-day option to purchase up to 3,750,000 additional Units to cover any over-allotments at the initial public offering price less the underwriting discounts and commissions. The Units that were issued in connection with the over-allotment option are identical to the Units issued in the Initial Public Offering. On January 12, 2018, the Company was advised by the underwriters’ that it had elected to exercise a portion of the over-allotment option for 2,500,000 additional Units for additional gross proceeds of $25 million. The partial exercise resulted in a reduction of 312,500 shares of Class B common stock subject to forfeiture and are considered as forfeited in the accompanying balance sheet as of December 31, 2018.

The Company paid an underwriting discount of 2.0% of the per Unit offering price to the underwriters at the closing of the Initial Public Offering (or $5.5 million), with an additional fee (the “Deferred Discount”) of 3.5% of the gross offering proceeds (or $9.625 million) payable upon the Company’s completion of an initial Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial Business Combination.

Note 4—Related Party Transactions

Founder Shares

On October 16, 2017, the Sponsor purchased 7,187,500 shares of Class B common stock (the “Founder Shares”) for an aggregate price of $25,000. As used herein, unless the context otherwise requires, Founder Shares shall be deemed to include the shares of Class A common stock issuable upon conversion thereof. The Founder Shares are identical to the Class A common stock included in the Units sold in the Initial Public Offering except that the Founder Shares automatically convert into shares of Class A common stock at the time of the Company’s initial Business Combination and are subject to certain transfer restrictions, as described in more detail below. Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time. The Sponsor agreed to forfeit up to 937,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters so that the Founder Shares will represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering (see Note 5). In December 2017, the Sponsor transferred 25,000 Founder Shares to each of the Company’s then independent directors, at the original per share purchase price. Also in January 2018, another 25,000 Founder Shares were transferred to one of the Company’s independent directors. The 100,000 Founder Shares held by the Company’s independent directors was not subject to forfeiture in the event the underwriters’ over-allotment option was not exercised. On January 12, 2018, the Company was advised by the underwriters’ that it had elected to exercise a portion of the over-allotment option for 2,500,000 additional Units for additional gross proceeds of $25 million. The partial exercise resulted in a reduction of 312,500 shares of Class B common stock subject to forfeiture and are considered as forfeited in the accompanying balance sheet as of December 31, 2018.

The Company’s initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement

Simultaneously with the closing of the Initial Public Offering on January 12, 2018, the Sponsor paid the Company $7.5 million for 5,000,000 Private Placement Warrants at a price of $1.50 per whole warrant. Each whole Private Placement Warrant is exercisable for one whole share of the Company’s Class A common stock at a price of $11.50 per share. A portion of the purchase price of the Private Placement Warrants has been added to the proceeds from the Initial Public Offering held in the Trust Account. If the initial Business Combination is not completed within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and Warrants that may be issued upon conversion of working capital loans, if any, are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) pursuant to a registration rights agreement signed on January 12, 2018. These holders are entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Related Party Loans

The Company’s Sponsor had loaned the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. As of December 31, 2017, the Company had $221,201 balance outstanding. In February 2018, the Company repaid this amount in full.

Due to Related Party

An affiliate of the Company paid administrative expenses for an aggregate of approximately $96,000, as reflected in the accompanying balance sheet as of December 31, 2018. These amounts are due on demand and are non-interest bearing.

Note 5—Stockholders’ Equity

Common Stock

The authorized common stock of the Company includes up to 100,000,000 shares of Class A common stock and 10,000,000 shares of Class B common stock. If the Company enters into an initial Business Combination, it may (depending on the terms of such an initial Business Combination) be required to increase the number of shares of Class A common stock which the Company is authorized to issue at the same time as the Company’s stockholders vote on the initial Business Combination to the extent the Company seeks stockholder approval in connection with the initial Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock.

On October 16, 2017, the Sponsor purchased 7,187,500 shares of Class B common stock for $25,000. The Sponsor had agreed to forfeit up to 937,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters so that the Founder Shares will represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. On January 12, 2018, the Company was advised by the underwriters’ that it had elected to exercise a portion of the over-allotment option for 2,500,000 additional Units for additional gross proceeds of $25 million. The partial exercise resulted in a reduction of 312,500 shares of

Class B common stock subject to forfeiture and are considered as forfeited in the accompanying balance sheet as of December 31, 2018. As such, at January 12, 2018, there were 6,875,000 shares of Class B common stock issued and outstanding and 27,500,000 shares of Class A common stock outstanding (26,452,491 of which are classified outside of equity as redeemable common stock).

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2018 and December 31, 2017, there were no shares of preferred stock issued or outstanding.

Warrants

The public warrants may only be exercised for a whole number of shares. No fractional public warrants will be issued upon separation of the units and only whole public warrants will trade. The public warrants will become exercisable on the later of (a) 30 days after the completion of a business combination or (b) 12 months from the closing of the initial public offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the public warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their public warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a business combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the public warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the public warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) day after the closing of the initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. The public warrants will expire five years after the completion of a business combination or earlier upon redemption or liquidation.

The private placement warrants are identical to the public warrants underlying the units sold in the initial public offering, except that the private placement warrants and the Class A common stock issuable upon exercise of the private placement warrants will not be transferable, assignable or salable until 30 days after the completion of a business combination, subject to certain limited exceptions. Additionally, the private placement warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the private placement warrants are held by someone other than the initial shareholders or their permitted transferees, the private placement warrants will be redeemable by the Company and exercisable by such holders on the same basis as the public warrants.

The Company may call the public warrants for redemption (except with respect to the private placement warrants):

•	in whole and not in part

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported closing price of the common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the public warrants for redemption, management will have the option to require all holders that wish to exercise the public warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants shares. If the Company is unable to complete a business combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 6—Fair Value Measurements

The following table presents information about the Company’s assets that are measured on a recurring basis as of December 31, 2018 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

	Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investment held in Trust Account		$278,323,607	—	—

At December 31, 2018, the investment held in the Trust Account were held in marketable securities.

Note 7 — Income Taxes

The income tax provision (benefit) consists of the following:

December 31, 2018
Current
Federal	$815,599
State	—
Deferred
Federal	79,895
State	—
Change in valuation allowance	(79,895)

Income tax provision expense	$815,599

The Company’s net deferred tax assets are as follows:

December 31, 2018
Deferred tax asset
Startup/Organizational Costs	$79,895

Total deferred tax assets	79,895
Valuation Allowance	(79,895)

Deferred tax asset, net of allowance	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, Management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2018, the valuation allowance was approximately $80,000.

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate is as follows:

December 31, 2018
Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Federal tax rate change	1.4%
Valuation allowance	2.3%

Income tax provision expense	24.7%

Note 8—Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were available to be issued.

Through and including                , 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

7,500,000 Shares Common Stock

Open Lending Corporation

Offered by the Selling Stockholders

PRELIMINARY PROSPECTUS

, 2021

We have not authorized anyone to provide you with different information other than the information contained or incorporated by reference in this prospectus. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses paid by us in connection with the issuance and distribution of the securities being registered. We will not receive any proceeds from the sale of shares of common stock by the Selling Stockholders pursuant to this prospectus. However, we will pay the expenses, other than certain expenses incurred by the Selling Stockholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus.

All amounts are estimates, except for the SEC registration fee.

Amount
SEC registration fee	$37,770
FINRA filing fee	47,805
Transfer agent and registrar fees	7,000
Advisory fees	300,000
Accounting fees and expenses	150,000
Legal fees and expenses	400,000
Miscellaneous fees and expenses	157,425

Total expenses	$1,100,000

ITEM 14.	Indemnification of Directors and Officers

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Our charter, which became effective upon completion of the Business Combination, provides that no director of ours shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our charter provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of ours shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Our charter further provides that any repeal or modification of such article by its stockholders or amendment to the DGCL will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

Our charter provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was, or has agreed to become, the Company’s director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture or other enterprise (all such persons being referred to as an Indemnitee), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our charter also provides that it will advance expenses to Indemnitees in connection with a legal proceeding, subject to limited exceptions.

In connection with the Business Combination, we entered into indemnification agreements with each of our directors and executive officers. These agreements provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and our charter and our bylaws.

We will also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of ours arising out of claims based on acts or omissions in their capacities as directors or officers.

ITEM 15.	Recent Sales of Unregistered Securities.

The Company has sold the securities described below within the past three years which were not registered under the Securities Act. All of the sales listed below were made pursuant to an exemption from registration afforded by Section 4(a)(2) of the Securities Act and Regulation D thereunder.

PIPE Shares

In connection with the Business Combination and the other transactions contemplated by the Business Combination Agreement, Nebula obtained commitments from subscribers to purchase shares of Nebula Class A Common Stock, which were converted into PIPE Shares for a purchase price of $10.00 per share, in the PIPE. Several fundamental investors committed an aggregate of $200 million to participate in the transaction through the PIPE anchored by True Wind Capital. True Wind Capital agreed to subscribe for $85,000,000 worth of such

PIPE Shares for a purchase price of $10.00 per share. Such commitments were made by way of the Subscription Agreements dated as of January 5, 2020, by and among each PIPE subscriber, Nebula, Open Lending and ParentCo.

Exhibits and Financial Statement Schedules

Exhibit Index

Exhibit	Description

1.1	Form of Underwriting Agreement

2.1	Business Combination Agreement, dated as of January 5, 2020, by and among Nebula, Blocker, Blocker Holder, Open Lending Corporation, Merger Sub LLC, Merger Sub Corp, Open Lending, and Shareholder Representative Services LLC, as the Securityholder Representative and incorporated herein by reference) (the “Business Combination Agreement”) (incorporated by reference to Exhibit 2.1 of Open Lending Corporation’s Registration Statement on Form S-4 (Reg. No. 333-237264), filed with the SEC on May 20, 2020).

2.2	Amendment No. 1 and Waiver, dated as of March 18, 2020, to the Business Combination Agreement, by and among Nebula, Blocker, Blocker Holder, Open Lending Corporation, Merger Sub LLC, Merger Sub Corp, Open Lending, and Shareholder Representative Services LLC, as the Securityholder Representative (incorporated by reference to Exhibit 2.2 of Open Lending Corporation’s Registration Statement on Form S-4 (Reg. No. 333-237264), filed with the SEC on May 20, 2020).

2.3	Amendment No. 2 and Consent, dated as of March 26, 2020, to the Business Combination Agreement by and among Nebula, Blocker, Blocker Holder, Open Lending Corporation, Merger Sub LLC, Merger Sub Corp, the Company, and Shareholder Representative Services LLC, as the Securityholder Representative (incorporated by reference to Exhibit 2.3 to Nebula’s Current Report on Form 8-K filed March 27, 2020).

2.4	Amendment No. 3, dated as of May 13, 2020, to the Business Combination Agreement by and among Nebula, Blocker, Blocker Holder, Open Lending Corporation, Merger Sub LLC, Merger Sub Corp, the Company, and Shareholder Representative Services LLC, as the Securityholder Representative (incorporated by reference to Exhibit 2.4 of Open Lending Corporation’s Registration Statement on Form S-4 (Reg. No. 333-237264), filed with the SEC on May 20, 2020).

3.1	Amended and Restated Certificate of Incorporation of Open Lending Corporation (incorporated by reference to Exhibit 3.3 of Open Lending Corporation’s Registration Statement on Form S-4 (Reg. No. 333-237264), filed with the SEC on May 20, 2020).

3.2	Amended and Restated Bylaws of Open Lending Corporation (incorporated by reference to Exhibit 3.4 of Open Lending Corporation’s Registration Statement on Form S-4 (Reg. No. 333-237264), filed with the SEC on May 20, 2020).

4.1	Form of Warrant Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 filed July 1, 2020).

4.2	Form of Warrant Agreement between American Stock Transfer & Trust Company and the Registrant (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 filed July 1, 2020).

4.3	Assignment, Assumption and Amendment of Warrant Agreement dated June 10, 2020, by and among Nebula Acquisition Corporation, a Delaware corporation, Nebula Parent Corp., a Delaware Corporation, and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, as warrant agent (incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-1 filed July 1, 2020).

Exhibit	Description

5.1	Opinion of Goodwin Procter LLP.

10.1	Founder Support Agreement, dated as of January 5, 2020, by and among Nebula, Open Lending Corporation, the Company, the Sponsor, Adam H. Clammer, James H. Greene, Jr., Rufina Adams, David Kerko, Frank Kern, James C. Hale and Ronald Lamb (incorporated by reference to Exhibit 10.1 to Nebula’s Current Report on Form 8-K filed January 6, 2020) (the “Founder Support Agreement”).

10.2	Form of Investor Support Agreement (incorporated by reference to Exhibit 10.2 to Nebula’s Current Report on Form 8-K filed January 6, 2020).

10.3	Company Support Agreement, dated as of January 5, 2020, by and among Nebula, Bregal Investments, Inc., BRP Hold 11, Inc., Bee Cave Capital, LLC, Richard Watkins, Open Lending Opportunity Partners, Ryan Collins, Kurt Wilkin, Scott Gordon, Keith Jezek and Steve Letbetter (incorporated by reference to Exhibit 10.3 to Nebula’s Current Report on Form 8-K filed January 6, 2020).

10.4	Form of Subscription Agreement (incorporated by reference to Exhibit 10.4 to Nebula’s Current Report on Form 8-K filed January 6, 2020).

10.5	Tax Receivable Agreement, dated June 10, 2020, by and among Nebula Acquisition Corp., BRP Hold 11, Inc. the Blocker named herein, Nebula Parent Corp., Open Lending, LLC and the undersigned beneficiaries (incorporated by reference to Exhibit 10.7 to Open Lending Corporation’s Current Report on Form 8-K filed June 15, 2020).

10.6	Investor Rights Agreement, dated June 10, 2020, by and among Nebula Parent Corp., the parties listed as Investors herein, Bregal Sagemount I, L.P., solely for the purposes of Section 8.1, and Open Lending, LLC (incorporated by reference to Exhibit 10.8 to Open Lending Corporation’s Current Report on Form 8-K filed June 15, 2020).

10.7	Amendment No. 1, dated as of March 18, 2020, to the Founder Support Agreement, by and among Nebula, Open Lending Corporation, the Company, the Sponsor, Adam H. Clammer, James H. Greene, Jr., Rufina Adams, David Kerko, James C. Hale and Ronald Lamb (incorporated by reference to Exhibit 10.7 of Open Lending Corporation’s Registration Statement on Form S-4 (Reg. No. 333-237264), filed with the SEC on May 20, 2020).

10.8	Amendment No. 2, dated May 13, 2020, to the Founder Support Agreement, by and among Nebula, Open Lending Corporation, the Company, the Sponsor, Adam H. Clammer, James H. Greene, Jr., Rufina Adams, David Kerko, James C. Hale and Ronald Lamb (incorporated by reference to Exhibit 10.8 of Open Lending Corporation’s Registration Statement on Form S-4 (Reg. No. 333-237264), filed with the SEC on May 20, 2020).

10.9	Credit Agreement, dated as of March 11, 2020, among Open Lending, LLC, the guarantors party thereto, UBS AG Stamford Branch, and the lenders party thereto (incorporated by reference to Exhibit 10.9 of Open Lending Corporation’s Registration Statement on Form S-4 (Reg. No. 333-237264), filed with the SEC on May 20, 2020).

10.10#	2020 Stock Option and Incentive Plan (incorporated by reference to Exhibit 10.12 of Open Lending Corporation’s Registration Statement on Form S-4 (Reg. No. 333-237264), filed with the SEC on May 20, 2020).

10.11	Form of Director Indemnification Agreement (incorporated by reference to Exhibit 10.11 on Form 8-K filed on June 16, 2020).

10.12#	Form of Officer Indemnification Agreement (incorporated by reference to Exhibit 10.12 on Form 8-K on June 16, 2020).

Exhibit	Description

10.13#	Employment Agreement by and between the Company and Ross M. Jessup, dated August 28, 2020 (incorporated by reference to Exhibit 10.1 of Open Lending Corporation’s Current Report on Form 8-K filed August 31, 2020).

10.14#	Employment Agreement by and between the Company and John J. Flynn, dated August 28, 2020 (incorporated by reference to Exhibit 10.2 of Open Lending Corporation’s Current Report on Form 8-K filed August 31, 2020).

10.15#	Employment Agreement by and between the Company and Charles D. Jehl, dated August 28, 2020 (incorporated by reference to Exhibit 10.3 of Open Lending Corporation’s Current Report on Form 8-K filed August 31, 2020).

10.16#	First Amendment to Employment Agreement by and between the Company and John J. Flynn, dated November 5, 2020 (incorporated by reference to Exhibit 10.1 of Open Lending Corporation’s Current Report on Form 8-K filed November 12, 2020).

10.17#	First Amendment to Employment Agreement by and between the Company and Ross Jessup, dated November 5, 2020 (incorporated by reference to Exhibit 10.2 of Open Lending Corporation’s Current Report on Form 8-K filed November 12, 2020).

10.18#	First Amendment to Employment Agreement by and between the Company and Charles D. Jehl, dated November 5, 2020 (incorporated by reference to Exhibit 10.3 of Open Lending Corporation’s Current Report on Form 8-K filed November 12, 2020).

10.19#	Senior Executive Cash Incentive Bonus Plan (incorporated by reference to Exhibit 10.4 of Open Lending Corporation’s Current Report on Form 8-K filed November 12, 2020).

10.20	Non-Employee Director Compensation Policy (incorporated by reference to Exhibit 10.5 of Open Lending Corporation’s Current Report on Form 8-K filed November 12, 2020).

10.21	Stock Repurchase Agreement by and between the Company and the selling stockholders named therein, dated December 7, 2020 (incorporated by reference to Exhibit 10.2 of Open Lending Corporation’s Registration Statement on Form S-1 (Reg. No. 333-251183), filed with the SEC on December 7, 2020).

10.22	Second Amendment to Credit Agreement, dated as of December 7, 2020, by and among Open Lending, LLC and the financial institutions party thereto as lender (incorporated by reference to the Open Lending Corporation’s Current Report on Form 8-K filed December 10, 2020).

10.23	Credit Agreement, dated as of March 19, 2021, by and among Open Lending Corporation, the Administrative Agent and the financial institutions party thereto as lenders (incorporated by reference to Exhibit 10.1 of Form 8-K filed on March 25, 2021).

10.24	Stock Repurchase Agreement by and between the Company and the selling stockholders named therein, dated March 29, 2021.

16.1	Letter from WithumSmith+Brown, PC as to the change in certifying accountant, dated as of June 15, 2020 (incorporated by reference to Exhibit 16.1 on Form 8-K on June 16, 2020).

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 of Open Lending Corporation’s Registration Statement on Form S-1/A filed July 13, 2020).

23.1	Consent of Ernst & Young LLP.

23.2	Consent of WithumSmith+Brown, PC.

23.3	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

#	Indicates a management contract or any compensatory plan, contract or arrangement.
*	To be filed by amendment.

Undertakings

The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Austin, Texas, on March 29, 2021.

OPEN LENDING CORPORATION

By:	/s/ John J. Flynn
Name:	John J. Flynn
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of John J. Flynn and Charles D. Jehl, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act, (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dated indicated.

Signature	Title	Date

/s/ John J. Flynn John J. Flynn	Chairman, Director, Chief Executive Officer (Principal Executive Officer)	March 29, 2021

/s/ Ross M. Jessup Ross M. Jessup	Director, President and Chief Operating Officer	March 29, 2021

/s/ Charles D. Jehl Charles D. Jehl	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 29, 2021

/s/ Blair J. Greenberg Blair J. Greenberg	Director	March 29, 2021

/s/ Gene Yoon Gene Yoon	Director	March 29, 2021

/s/ Adam H. Clammer Adam H. Clammer	Director	March 29, 2021

/s/ Brandon Van Buren Brandon Van Buren	Director	March 29, 2021

Signature	Title	Date

/s/ Eric A. Feldstein Eric A. Feldstein	Director	March 29, 2021

/s/ Shubhi Rao Shubhi Rao	Director	March 29, 2021

/s/ Jessica Snyder Jessica Snyder	Director	March 29, 2021